    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 1995
                                                      REGISTRATION NO. 33-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           THE SUMMIT BANCORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

            NEW JERSEY                           6712                           22-2007124
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                                ONE MAIN STREET
                           CHATHAM, NEW JERSEY 07928
                            AREA CODE (201) 701-2666
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 ROBERT G. COX
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           THE SUMMIT BANCORPORATION
                                ONE MAIN STREET
                           CHATHAM, NEW JERSEY 07928
                                 (201) 701-2505
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                ROGER MEHNER, ESQ.                                RONALD H. JANIS, ESQ.
               BOURNE, NOLL & KENYON                            MICHAEL W. ZELENTY, ESQ.
              382 SPRINGFIELD AVENUE                          PITNEY, HARDIN, KIPP & SZUCH
             SUMMIT, NEW JERSEY 07901                                 P.O. BOX 1945
                  (908) 277-2200                                 MORRISTOWN, N.J. 07962
                                                                     (201) 966-6300

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the Effective Date of the Merger, as defined in the Agreement and Plan of Merger dated as of June 13, 1995 (the "Merger Agreement") between the Registrant and Garden State BancShares, Inc. attached as Appendix A to the Proxy
Statement/Prospectus.

                            ------------------------

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                                     CALCULATION OF REGISTRATION FEE
=============================================================================================================

                                                       PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE   OFFERING PRICE   AGGREGATE OFFERING      AMOUNT OF
TO BE REGISTERED                        REGISTERED(1)    PER UNIT(1)         PRICE(1)        REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, No Par Value (and
  associated stock purchase
  rights)(2)...........................  3,365,834 sh.       $30.25         $94,274,518        $32,508
=============================================================================================================

(1) Estimated pursuant to Rule 457(c) and (f)(1) solely for the purpose of calculating the registration fee, based on (1) the number of shares of Common Stock of Garden State BancShares, Inc. presently outstanding (other than shares owned by Summit), together with the maximum number of additional shares which could be issued upon exercise of existing stock options and awards; (2) the exchange ratio set forth in the Merger Agreement; and (3) the average of the bid and asked prices of the Garden State Common Stock reported on the NASDAQ Small-Cap Market on November 6, 1995.

(2) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.

    In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant's common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Merger Agreement.

                            -----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                           THE SUMMIT BANCORPORATION
                             CROSS-REFERENCE SHEET

             (SHOWING LOCATION OF INFORMATION REQUIRED BY FORM S-4)

                        FORM S-4                         PROXY STATEMENT-PROSPECTUS HEADING
                        --------                         ----------------------------------
                                 A.   INFORMATION ABOUT THE TRANSACTION

  1.  Forepart of Registration Statement and Cover
      Page of Prospectus...........................  Facing Page of Registration Statement;
                                                     this Cross-Reference Sheet; Outside Front
                                                     Cover of Prospectus
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus...................................  Available Information; Incorporation of
                                                     Certain Documents by Reference; Table of
                                                     Contents
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information................  Summary; Selected Condensed Historical and
                                                     Pro Forma Financial Data; Comparative Per
                                                     Share Data
  4.  Terms of the Transaction.....................  Summary; The Meeting; The Merger; Certain
                                                     Related Transactions; Description of
                                                     Summit Capital Stock; Comparison of Rights
                                                     of Shareholders
  5.  Pro Forma Financial Information..............  Incorporation of Certain Documents by
                                                     Reference; Pro Forma Combined Condensed
                                                     Financial Information
  6.  Material Contacts with Company Being
      Acquired.....................................  The Merger -- Background of and Reasons
                                                     for the Merger, and Interests of Certain
                                                     Persons in the Merger
  7.  Additional Information Required for
      Reoffering by Persons and Parties Deemed to
      be Underwriters..............................  Not Applicable
  8.  Interests of Named Experts and Counsel.......  The Merger -- Opinion of Financial
                                                     Advisor; Legal Matters
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities..................................  Not Applicable

                                 B.  INFORMATION ABOUT THE REGISTRANT

 10.  Information with Respect to S-3
      Registrants..................................  Incorporation of Certain Documents by
                                                     Reference; Regulation
 11.  Incorporation of Certain Information by
      Reference....................................  Incorporation of Certain Documents by
                                                     Reference
 12.  Information with Respect to S-2 or S-3
      Registrants..................................  Not Applicable
 13.  Incorporation of Certain Information by
      Reference....................................  Not Applicable
 14.  Information with Respect to Registrants Other
      Than S-2 or S-3 Registrants..................  Not Applicable

                        FORM S-4                         PROXY STATEMENT-PROSPECTUS HEADING
                        --------                         ----------------------------------

                          C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

 15.  Information with Respect to S-3 Companies....  Incorporation of Certain Documents by
                                                     Reference
 16.  Information with Respect to S-2 or S-3
      Companies....................................  Not Applicable
 17.  Information with Respect to Companies Other
      Than S-2 or S-3 Companies....................  Not Applicable

                          D.  VOTING AND MANAGEMENT INFORMATION

 18.  Information if Proxies, Consents or
      Authorizations Are to be Solicited...........  Incorporation of Certain Documents by
                                                     Reference; Summary; The Meeting; The
                                                     Merger -- Interests of Certain Persons in
                                                     the Merger, -- Management of Summit and
                                                     Summit Bank After the Merger and -- No
                                                     Dissenters' Rights
 19.  Information if Proxies, Consents or
      Authorizations Are Not to Be Solicited or in
      an
      Exchange Offer...............................  Not Applicable

                 [LETTERHEAD OF GARDEN STATE BANCSHARES, INC.]

Dear Garden State BancShares, Inc. Shareholder:                 [Date]

     You are cordially invited to attend the Special Meeting of Shareholders (the "Meeting") of Garden State BancShares, Inc. ("Garden State"), which will be
held on                , December   , 1995 at 10 a.m., local time, at the
Corporate Headquarters of Garden State, 2290 West County Line Road, Jackson, New Jersey. On June 13, 1995, Garden State and The Summit Bancorporation ("Summit") entered into a merger agreement which provides for the affiliation of the two companies (the "Merger Agreement"). At the Meeting, you will be asked to consider and vote upon a proposal to approve the Merger Agreement, pursuant to which Garden State will merge with and into Summit (the "Merger"), and Garden State Bank will merge with Summit Bank, a wholly-owned subsidiary of Summit.

     The Merger Agreement provides that, upon consummation of the Merger, you will receive, for each share of Garden State common stock which you own, 1.08 (the "Exchange Ratio") shares of Summit common stock, with a cash payment in lieu of any fractional share of Summit common stock which you would otherwise be entitled to receive.

     The proposed Merger has been unanimously approved by the Boards of Directors of both Garden State and Summit. Your Board unanimously recommends that you vote FOR approval of the Merger Agreement. Your Board also unanimously recommends that you vote FOR the proposed adjournment of the Meeting for the purpose of soliciting additional proxies, if necessary.

     Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the requisite vote of Garden State shareholders, and the approval of the Merger by various regulatory agencies.

     You will also be asked to consider and vote upon the advance approval of an adjournment in the event there are insufficient shares present at the Meeting to constitute a quorum or to approve the Merger Agreement.

     Specific information regarding the Meeting is enclosed in the attached formal Notice of Meeting and Proxy Statement-Prospectus. Please read these materials carefully.

     Subsequent to execution of the Merger Agreement, on September 10, 1995, Summit entered into an Agreement and Plan of Merger with UJB Financial Corp. ("UJB") providing for the merger of Summit into UJB (the "Summit-UJB Merger") under the name "Summit Bank Corp." and the exchange of each share of Summit common stock for 0.90 shares of UJB common stock. The enclosed Proxy Statement-Prospectus also contains information concerning the Summit-UJB Merger. If the conditions to the Summit-UJB Merger, including the approval of the shareholders of Summit and UJB, are satisfied, it is currently expected that the Summit-UJB Merger would be consummated in the first quarter of 1996 subsequent to the Merger.

     It is very important that your shares be represented at the Meeting, whether or not you plan to attend in person. The affirmative vote of a majority of the votes cast at the Meeting is required to approve the Merger Agreement. Therefore, we urge you to execute, date and return the enclosed proxy card in the enclosed postage paid envelope as soon as possible to assure that your shares will be voted at the Meeting. YOU SHOULD NOT SEND IN CERTIFICATES FOR YOUR SHARES OF GARDEN STATE COMMON STOCK AT THIS TIME.

     On behalf of the Board of Directors, we thank you for your support and urge you to vote FOR approval of the Merger Agreement and FOR the proposal to adjourn the Meeting, if necessary.

                                          Sincerely,

                                          Theodore D. Bessler
                                          President and Chief Executive Officer

                                          Peter Boyarin
                                          Chairman of the Board

                         GARDEN STATE BANCSHARES, INC.
                           2290 WEST COUNTY LINE ROAD
                           JACKSON, NEW JERSEY 08527
                                 (908) 905-2200

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER   , 1995

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Garden State BancShares, Inc. ("Garden State") will be held at the Corporate Headquarters of Garden State, 2290 West County Line Road, Jackson, New
Jersey, on                , December   , 1995 at 10:00 a.m., local time.

     A Proxy Card and a Proxy Statement-Prospectus for the Meeting are enclosed.

     The Meeting is for the purpose of considering and acting upon:

     1. The approval of the Agreement and Plan of Merger (the "Merger Agreement") by and between The Summit Bancorporation ("Summit") and Garden State which provides for the merger of Garden State and Summit pursuant to which shareholders will receive for each share of Garden State common stock, no par value per share ("Garden State Common Stock"), 1.08 shares of Summit common stock, no par value ("Summit Common Stock"). A copy of the Merger Agreement is included as Appendix A to the Proxy Statement-Prospectus.

     2. The adjournment of the Meeting to a later date, if necessary, to solicit additional proxies in the event insufficient shares are present in person or by proxy at the Meeting to constitute a quorum or to approve the Merger Agreement (the "Adjournment Proposal").

     3. The transaction of such other business as may properly come before the Meeting or any adjournments thereof.

     As of the date of this Proxy Statement-Prospectus the Board of Directors of Garden State (the "Board of Directors") is not aware of any business to come before the Meeting except the vote on the Merger Agreement and the Adjournment Proposal.

     Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by one or more adjournments, the Meeting may be adjourned. Pursuant to the Bylaws, the
Board of Directors has fixed the close of business on November   , 1995, as the
record date for determination of the shareholders entitled to vote at the Meeting and any adjournments thereof.

     You are requested to fill in and sign the enclosed form of proxy (i.e., the Proxy Card) which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you timely send to the Secretary of the Corporation, or deliver to the Secretary of the Meeting, a later-dated proxy or written notice of revocation.

                                          By Order of the Board of Directors

                                          Lisa M. MacQuaide
                                          Corporate Secretary

Jackson, New Jersey
November   , 1995

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING, PLEASE EXECUTE THE ENCLOSED FORM OF PROXY TO ENSURE THAT YOUR VOTE WILL BE COUNTED. THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                      [LOGO]                                              [LOGO]
          GARDEN STATE BANCSHARES, INC.                         THE SUMMIT BANCORPORATION
            2290 WEST COUNTY LINE ROAD                               ONE MAIN STREET
            JACKSON, NEW JERSEY 08527                           CHATHAM, NEW JERSEY 07928
         SPECIAL MEETING OF SHAREHOLDERS                                PROSPECTUS
                 PROXY STATEMENT

                            ------------------------

     This Proxy Statement-Prospectus is being furnished to the holders of common stock, no par value ("Garden State Common Stock"), of Garden State BancShares, Inc. ("Garden State") in connection with the solicitation of proxies by the Garden State Board of Directors for use at the Special Meeting of Garden State's
shareholders to be held at 10:00 a.m., local time, on           , December   ,
1995, at the Corporate Headquarters of Garden State, 2290 West County Line Road, Jackson, New Jersey, and at any adjournments or postponements thereof (the "Meeting").

     At the Meeting, Garden State shareholders will consider and vote upon proposals to approve the Agreement and Plan of Merger, dated as of June 13, 1995 (the "Merger Agreement"), by and between The Summit Bancorporation ("Summit") and Garden State, pursuant to which Garden State will merge with and into Summit (the "Merger") and, immediately thereafter, Garden State Bank ("GS Bank") will merge with Summit Bank, a wholly-owned subsidiary of Summit (the "Subsidiary Merger"); and (2) to approve in advance the adjournment of the meeting to a later date, if necessary, to solicit additional proxies in the event insufficient shares are present in person or by proxy to constitute a quorum or to approve the Merger Agreement (the "Adjournment Proposal").

     Upon consummation of the Merger, each outstanding share of common stock, no par value, of Garden State (the "Garden State Common Stock") (except for treasury shares or shares held directly or indirectly by Summit other than in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into the right to receive 1.08 shares (the "Exchange Ratio") of common stock, no par value, of Summit (the "Summit Common Stock"), subject to adjustment under certain circumstances as more fully described elsewhere in the Proxy Statement-Prospectus. Under the terms of the Merger Agreement, cash will be paid in lieu of fractional shares of Summit Common Stock.

     The Proxy Statement-Prospectus also constitutes a prospectus of Summit in respect of up to 3,365,834 shares of Summit Common Stock to be issued in exchange for shares of Garden State Common Stock upon consummation of the Merger pursuant to the terms of the Merger Agreement (the "Merger Shares").

     For a description of the Merger Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "THE MERGER."

     Subsequent to execution of the Merger Agreement, on September 10, 1995, Summit entered into an Agreement and Plan of Merger with UJB Financial Corp. ("UJB") providing for the merger of Summit into UJB (the "Summit-UJB Merger") under the name "Summit Bank Corp." and the exchange of each share of Summit Common Stock for 0.90 shares of the common stock, $1.20 par value, of UJB ("UJB Common"). The enclosed Proxy Statement-Prospectus also contains information concerning the Summit-UJB Merger. If the conditions to the Summit-UJB Merger, including the approval of the shareholders of Summit and UJB, are satisfied, it is currently expected that the Summit-UJB Merger would be consummated in the first quarter of 1996 subsequent to the Merger of Garden State into Summit.

     Summit Common Stock is currently traded, and the Merger Shares will be traded, on the over-the-counter market and included for quotation on the NASDAQ National Market System ("NASDAQ/NMS"), and Garden State Common Stock is included for quotation on the NASDAQ Small-Cap Market. The last reported sale prices per share of Summit Common Stock and Garden State Common Stock as reported on the NASDAQ/NMS, as to Summit, and the NASDAQ Small-Cap Market, as to Garden State,
on November   , 1995 were $          and $          , respectively.

     All information contained in this Proxy Statement-Prospectus with respect to Summit has been supplied by Summit, all information with respect to Garden State has been supplied by Garden State and all information with respect to UJB has been supplied by UJB.

     This Proxy Statement-Prospectus and the accompanying proxy card are first
being mailed to shareholders of Garden State on or about November   , 1995.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF SUMMIT COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

       The date of this Proxy Statement-Prospectus is November   , 1995.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    1
SUMMARY...............................................................................    3
  Parties to the Merger...............................................................    3
  The Meeting.........................................................................    4
  Reasons for the Merger; Recommendation of the Garden State Board of Directors.......    5
  Effect of the Merger; Effective Time; Closing.......................................    5
  Merger Consideration................................................................    6
  The Proposed Summit-UJB Merger......................................................    7
  Opinion of Financial Advisor........................................................    7
  Interests of Certain Persons in the Merger..........................................    7
  Conditions; Regulatory Approvals....................................................    8
  Termination.........................................................................    8
  Federal Income Tax Considerations...................................................    9
  Accounting Treatment................................................................    9
  NASDAQ Listing......................................................................    9
  No Dissenters' Rights...............................................................    9
  Equivalent Dividends................................................................   10
  Stock Option Agreement..............................................................   10
  Certain Differences in Shareholders' Rights.........................................   10
RECENT DEVELOPMENTS...................................................................   12
  Summit-UJB Merger Agreement.........................................................   12
  Summit Stock Repurchase Plan........................................................   12
CERTAIN INFORMATION REGARDING THE SUMMIT-UJB MERGER...................................   13
  Introduction........................................................................   13
  General.............................................................................   13
  Effect of Summit-UJB Merger on Garden State and Garden State Shareholders...........   14
  Board of Directors and Officers of UJB after the Summit-UJB Merger..................   14
  Summit and UJB Stock Option Agreements..............................................   15
  Certain Federal Income Tax Consequences of the Summit-UJB Merger....................   16
  Recent Developments Regarding UJB...................................................   17
COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION......................................   18
SELECTED FINANCIAL DATA...............................................................   20
COMPARATIVE PER SHARE FINANCIAL INFORMATION...........................................   24
THE MEETING...........................................................................   25
PROPOSAL I -- APPROVAL OF THE MERGER AGREEMENT........................................   26
THE MERGER............................................................................   26
  Parties to the Merger...............................................................   26
  Effect of the Merger; Effective Time; Closing.......................................   27
  Merger Consideration................................................................   28
  Background of and Reasons for the Merger............................................   29
  Opinion of Financial Advisor........................................................   31
  Surrender of Certificates...........................................................   34
  Interests of Certain Persons in the Merger..........................................   35
  Regulatory Approvals................................................................   37
  Conditions to the Consummation of the Merger........................................   38

                                                                                        PAGE
                                                                                        ----
  Representations and Warranties......................................................   39
  Conduct of Business Pending the Merger..............................................   40
  No Solicitation.....................................................................   41
  Amendment and Waiver................................................................   42
  Termination.........................................................................   42
  Expenses............................................................................   42
  Federal Income Tax Considerations...................................................   43
  Accounting Treatment................................................................   43
  No Dissenters' Rights...............................................................   43
CERTAIN RELATED TRANSACTIONS..........................................................   44
  Stock Option Agreement..............................................................   44
  Resales of Summit Common Stock......................................................   46
PRO FORMA FINANCIAL INFORMATION.......................................................   47
  Pro Forma Condensed Combined Balance Sheet..........................................   48
  Pro Forma Condensed Combined Statements of Income...................................   49
  Notes to Pro Forma Financial Information............................................   54
DESCRIPTION OF SUMMIT CAPITAL STOCK...................................................   55
  General.............................................................................   55
  Summit Common Stock.................................................................   55
  Preferred Stock.....................................................................   55
  Shareholder Rights Plan.............................................................   56
  Dividend Reinvestment and Stock Purchase Plan.......................................   56
DESCRIPTION OF UJB CAPITAL STOCK......................................................   57
  General.............................................................................   57
  UJB Common Stock....................................................................   57
  Preferred Stock.....................................................................   57
  Shareholder Rights Plans............................................................   58
COMPARISON OF RIGHTS OF SHAREHOLDERS..................................................   58
  Authorized Shares...................................................................   58
  Voting..............................................................................   59
  Board of Directors..................................................................   60
  Indemnification.....................................................................   60
  Limitation of Liability.............................................................   60
  Special Meetings....................................................................   61
  Preemptive Rights...................................................................   61
  Shareholder Rights Plan.............................................................   61
PROPOSAL II -- ADJOURNMENT OF THE MEETING.............................................   62
LEGAL MATTERS.........................................................................   63
EXPERTS...............................................................................   63
OTHER MATTERS.........................................................................   63
AGREEMENT AND PLAN OF MERGER...................................................   Appendix A
STOCK OPTION AGREEMENT.........................................................   Appendix B
OPINION OF ADVEST, INC.........................................................   Appendix C

                             AVAILABLE INFORMATION

     Summit and Garden State are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the Commission's facilities referred to above and at the Commission's Regional Offices at 7 World Trade Center (13th Floor), New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. The Summit Common Stock is included for quotation in the NASDAQ/NMS and the Garden State Common Stock is included for quotation in the NASDAQ Small Cap Market, and such reports, proxy statements and other information concerning Summit and Garden State should be available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Summit has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Merger Shares. As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C.. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     All information contained in this Proxy Statement-Prospectus relating to Summit and its subsidiaries has been supplied by Summit, all information relating to Garden State and its subsidiaries has been supplied by Garden State and all information relating to UJB and its subsidiaries has been supplied by UJB.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST, IN THE CASE OF DOCUMENTS RELATING TO SUMMIT AND UJB, FROM JOHN F. KUNTZ, SENIOR VICE PRESIDENT, CORPORATE SECRETARY AND GENERAL COUNSEL, THE SUMMIT BANCORPORATION, ONE MAIN STREET, CHATHAM, NEW JERSEY 07928, TELEPHONE NUMBER (201) 701-2665, AND, IN THE CASE OF DOCUMENTS RELATING TO GARDEN STATE, FROM LISA M. MACQUAIDE, CORPORATE SECRETARY, GARDEN STATE BANCSHARES, INC., 2290 WEST COUNTY LINE ROAD, JACKSON, NEW JERSEY 08527, TELEPHONE NUMBER (908) 905-2200. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST
SHOULD BE MADE BY DECEMBER   , 1995.

     The following documents filed with the Commission by Summit (File No. 0-8026), Garden State (File No. 0-13108) and UJB (File No. 1-6451) pursuant to the Exchange Act are incorporated by reference in this Proxy
Statement-Prospectus:

     1. Summit's Annual Report on Form 10-K for the year ended December 31, 1994, provided however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed to be incorporated by reference herein;

     2. Summit's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995;

      3. Summit's Current Reports on Form 8-K filed May 16, 1995, July 7, 1995 and September 27, 1995.

      4. The description of the Summit Shareholder Rights Plan contained in Summit's Registration Statement on Form 8-A filed February 5, 1990 including all amendments thereto and reports filed under the Exchange Act for the purpose of updating such description.

      5. Garden State's Annual Report on Form 10-K for the year ended December 31, 1994, provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed to be incorporated by reference herein;

      6. Garden State's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995;

      7. Garden State's Current Reports on Form 8-K filed April 26, 1995 and June 28, 1995.

      8. Item 8 of UJB's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

      9. Item 1 of UJB's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995;

     10. UJB's Current Report on Form 8-K dated October 27, 1995.

     All documents filed by Summit and Garden State, respectively, with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement-Prospectus and prior to the date of the Meeting shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SUMMIT OR GARDEN STATE. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SUMMIT OR GARDEN STATE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF THE TIME SUBSEQUENT TO ITS DATE, SUBJECT TO SUMMIT'S UNDERTAKING TO FILE, DURING ANY PERIOD IN WHICH OFFERS OR SALES ARE BEING MADE, A POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT TO REFLECT IN THE PROSPECTUS ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT (OR THE MOST RECENT POST-EFFECTIVE AMENDMENT THEREOF) WHICH, INDIVIDUALLY OR IN THE AGGREGATE, REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT.

                                    SUMMARY

     The following summary is not intended to be a complete description of all material facts regarding Summit, Garden State and the Merger and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Proxy Statement-Prospectus, the Appendices hereto and the documents referred to herein.

PARTIES TO THE MERGER        SUMMIT.  Summit is a registered bank holding
                             company incorporated in 1973 under the laws of the State of New Jersey and, as such, is subject to the Bank Holding Company Act of 1956, as amended (the
                             "BHCA"). At September 30, 1995, Summit had consolidated assets of $5.6 billion, consolidated deposits of $4.6 billion and consolidated stockholders' equity of $485 million. Based on consolidated assets at September 30, 1995, Summit was the fourth largest independent bank holding company headquartered in New Jersey. At September
                             30, 1995, the total number of full-time equivalent employees of Summit was 1,602.

                             On September 10, 1995 Summit entered into an
                             Agreement and Plan of Merger with UJB Financial Corp. ("UJB") providing for the merger of Summit into UJB (the "Summit-UJB Merger") under the name "Summit Bank Corp." and the exchange of each share of Summit Common Stock for 0.90 shares of UJB Common. See "RECENT DEVELOPMENTS -- Summit-UJB Merger Agreement."

                             Summit serves a market area that has a diverse base of customers, including corporations, small businesses and individuals. Through the 90 banking offices of Summit Bank, its wholly-owned bank subsidiary, Summit provides a broad range of commercial banking, retail banking, real estate lending, private banking/asset management and other financial services throughout 11 counties in Central and Northern New Jersey.

                             Summit is organized along the following functional lines of business:

                             Retail Banking Group. The Retail Banking Group, which includes the branch delivery system, offers a full range of retail lending, deposit and other financial products, including consumer and residential mortgage credit; mutual funds and tax-deferred annuities; and credit products and services for smaller, local businesses. Summit is part of the MAC automated teller machine network that provides access to routine banking transaction services to its customers at over 18,000 locations on a 24-hour basis throughout the United States. MAC cardholders can access over 98,500 locations in the United States and over 179,000 locations throughout the world through Summit's association with the CIRRUS System.

                             Commercial Banking Group. The Commercial Banking Group provides credit products and services, as well as trade finance and cash management services to middle-market corporate customers. In addition, this Group provides specialized lending for construction, commercial real estate and mortgage banking companies.

                             Private Banking/Asset Management Group.  The
                             Private Banking/ Asset Management Group provides deposit and credit services to high net worth and high income individuals and professionals, such as doctors, dentists, lawyers and accountants. This Group also provides traditional trust and investment services for the same markets and for corporations and employee benefit plans. Summit serves in the capacities of invest-ment manager, custodian and trustee for individuals, as well as employee benefit plans, and also offers estate planning services.

                             Summit's principal executive offices are located at One Main Street, Chatham, New Jersey, 07928 and its telephone number at that address is (201) 701-2666.

                             GARDEN STATE. Garden State is a registered bank holding company incorporated in 1984 under the laws of the State of New Jersey and, as such, is also subject to the BHCA. At September 30, 1995, Garden State had consolidated assets of $314 million, consolidated deposits of $284 million and consolidated shareholders' equity of $29 million. Garden State's sole subsidiary is Garden State Bank ("GS Bank").

                             Garden State was organized under the laws of New Jersey in 1984 by GS Bank for the purpose of creating a bank holding company for GS Bank. Effective January 16, 1985, Garden State acquired all of the outstanding shares of GS Bank. GS Bank was incorporated as a state-chartered New Jersey bank in 1974 under the name Garden State Bank of Ocean County. GS Bank maintains its corporate headquarters and nine branches in Ocean and Monmouth Counties, New Jersey. GS Bank offers a broad range of banking, trust and related financial services to small and mid-sized businesses, consumers, institutions and governmental bodies.

                             GS Bank is a full service commercial bank and offers the services generally performed by commercial banks of similar size and character, including checking, savings and time deposit accounts, certificates of deposit, secured and unsecured personal and commercial loans, and residential and commercial real estate loans. GS Bank offers a wide range of personal and corporate trust services through its Trust Department. GS Bank's deposit accounts are competitive in the current environment. In the lending area, GS Bank is engaged in commercial loans, Small Business Administration ("SBA") loans, mortgage loans and consumer lending.

                             Garden State and GS Bank had 170 full-time equivalent employees as of September 30, 1995.

                             The executive offices of Garden State and GS Bank are located at 2290 West County Line Road, Jackson, New Jersey 08527, and the telephone number at that address is (908) 905-2200.

                             See "INCORPORATION OF CERTAIN DOCUMENTS BY
                             REFERENCE," "THE MERGER -- Parties to the Merger," "SELECTED FINANCIAL DATA," and "PRO FORMA FINANCIAL INFORMATION."

THE MEETING                  The Meeting will be held at 10:00 a.m., local time,
                             on           , December   , 1995 at the Corporate
                             Headquarters of Garden State, 2290 West County Line
                             Road, Jackson, New Jersey. The purpose of the
                             Meeting is to consider and vote upon (1) a proposal to approve the Merger Agreement; (2) the approval of the Adjournment Proposal; and (3) such other matters as may properly be brought before the Meeting and any adjournments or postponements thereof.

                             Only holders of record of Garden State Common Stock
                             at the close of business on November   , 1995 (the
                             "Record Date") will be entitled to vote at the Meeting. Assuming a quorum is present at the Meeting, the affirmative vote of a majority of the votes cast at the Meeting is required in order to approve and adopt the Merger Agreement. As of the Record Date,
                             there were           shares of Garden State Common
                             Stock outstanding and entitled to be voted at the Meeting.

                             The directors and executive officers of Garden State and their affiliates beneficially owned, as
                             of the Record Date,           shares, or
                             approximately      % of the outstanding shares, of
                             Garden State Common Stock and all such persons have indicated a present intent to vote their shares in favor of the Merger. Summit, by reason of the Stock Option Agreement (as defined below), and its ownership of the Option (as defined below) to purchase up to an aggregate of 752,770 shares of Garden State Common Stock granted by the Stock Option Agreement, may be deemed under the rules of the Commission to be the beneficial owner of approximately 24.7% of the Garden State Common Stock outstanding on the Record Date. Summit does not, however, have the power to vote the shares of Garden State Common Stock subject to the Option at the Meeting. See "THE MEETING"; and "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement."

REASONS FOR THE MERGER;
  RECOMMENDATION OF THE
  GARDEN STATE BOARD OF
  DIRECTORS                  THE GARDEN STATE BOARD OF DIRECTORS (THE "GARDEN
                             STATE BOARD") HAS UNANIMOUSLY APPROVED THE MERGER
                             AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT GARDEN
                             STATE'S SHAREHOLDERS VOTE FOR APPROVAL OF THE
                             MERGER AGREEMENT AND FOR APPROVAL OF THE
                             ADJOURNMENT PROPOSAL. See "THE
                             MEETING -- Recommendation of the Garden State Board of Directors" and "THE MERGER -- Background of and
                             Reasons for the Merger -- The Garden State Board's
                             Considerations in Approving the Merger." In considering the recommendation of the Garden State
                             Board, shareholders should be aware that certain members of the Garden State Board have interests in the Merger in addition to their interests as shareholders of Garden State generally. See "THE
                             MERGER -- Interests of Certain Persons in the
                             Merger."

EFFECT OF THE MERGER;
EFFECTIVE TIME; CLOSING      Pursuant to the Merger Agreement, at the Effective
                             Time (as defined below), Garden State will merge with and into Summit, with Summit surviving the Merger. Immediately thereafter, Summit Bank and GS
                             Bank will merge, with the survivor having the name, certificate of incorporation and Bylaws of Summit
                             Bank (the "Subsidiary Merger"). See "THE
                             MERGER -- Effect of the Merger; Effective Date;
                             Closing."

                             The Effective Time of the Merger (the "Effective Time") will be the date and time on which a Certificate of Merger (the "Certificate of Merger") is filed with the Secretary of State of the State of New Jersey in accordance with the New Jersey Business Corporation Act, as amended (the "NJBCA"). A closing (the "Closing") will take place prior to the Effective Time at 10:00 a.m., local time, on a date to be specified by the parties, which is at least 10 business days, but no more than 30 business days, following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of the conditions to the consummation of the Merger specified in the Merger Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the office of Bourne, Noll & Kenyon, counsel to Summit, or at such other place, time or date as Summit and Garden State may mutually agree upon. Immediately following the Closing, the Certificate of Merger will be filed with the New Jersey Secretary of State. See "THE MERGER -- Effect of the Merger; Effective Time; Closing."

                             If the Merger is approved by the shareholders of Garden State, subject to the satisfaction or waiver of certain other conditions described herein, the Closing currently is expected to occur early in the first quarter of 1996. For information on how Garden State shareholders will be able to exchange certificates representing shares of Garden State Common Stock for new certificates representing the shares of Summit Common Stock to be issued to them, see "THE MERGER -- Surrender of Certificates."

MERGER CONSIDERATION         Upon consummation of the Merger, subject to the
                             provisions in the Merger Agreement relating to fractional shares discussed below, each share of Garden State Common Stock outstanding immediately prior to the Effective Time (other than treasury shares and shares held directly or indirectly by Summit other than in a fiduciary capacity or in satisfaction of a debt previously contracted) will be automatically converted into the right to receive 1.08 shares of Summit Common Stock, subject to adjustment under certain circumstances as more fully described elsewhere in this Proxy
                             Statement-Prospectus. Cash will be paid in lieu of fractional shares of Summit Common Stock.

                             The market price of Summit Common Stock can be expected to fluctuate between the date of this Proxy Statement-Prospectus and the Closing. Changes in the market price of Summit Common Stock between the date of this Proxy Statement-Prospectus and the Closing could result in an increase or decrease in the market price as of the Closing of the shares of Summit Common Stock to be received by Garden State
                             shareholders in the Merger. On November      ,
                             1995, the last practicable date prior to the
                             mailing of this Proxy Statement-Prospectus, the last reported sale price per share of Summit Common
                             Stock was $          .

                             At the Effective Time, each outstanding option to purchase Garden State Common Stock (a "Garden State Option") granted under the stock option plans of Garden State (the "Garden State Option Plans") will be converted, at the election of the holder of such Garden State Option (an "optionee"), as follows:

                                       (i) into an option to purchase Summit
                                 Common Stock, wherein (x) the right to purchase shares of Garden State Common Stock pursuant to the Garden State Option will be converted into the right to purchase that same number of shares of Summit Common Stock multiplied by the Exchange Ratio, (y) the option exercise price per share of Summit Common Stock will be the previous option exercise price per share of the Garden State Common Stock divided by the Exchange Ratio and (z) in all other material respects the option will be subject to the same terms and conditions as governed the Garden State Option on which it was based, including without limitation the remaining length of time within which the option may be exercised; or

                                       (ii) if the Garden State Option is fully
                                 exercisable at the Closing, into the right to receive immediately after the Effective Time a number of whole shares of Summit Common Stock equal to the positive number (or zero, if the result is negative) determined by (x) subtracting (i) the aggregate exercise price for the Garden State Option from (ii) the product determined by multiplying (A) the number of shares of Garden State Common Stock covered by the Garden State Option, times (B) the Exchange Ratio, times (C) the Average Closing Price, and (y) dividing the resulting number by the Average Closing Price. No fractional shares of Summit Common Stock will be issued, and in lieu thereof, each optionee who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price.

                             Each outstanding share of Summit Common Stock at the Effective Time will remain outstanding and unchanged as a result of the Merger.

                             The Exchange Ratio was arrived at through arms-length negotiations between Summit and Garden State. See "THE MERGER -- Background of and Reasons for the Merger" and "-- Opinion of Financial Advisor." For certain information concerning the historical market price of Garden State Common Stock and Summit Common Stock, see "COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION."

THE PROPOSED SUMMIT-UJB
  MERGER Subsequent to execution of the Merger Agreement, on September 10, 1995, Summit entered into the Summit-UJB Merger Agreement providing for the Summit-UJB Merger, under the name "Summit Bank Corp." and the exchange of each share of Summit Common Stock for 0.90 shares of UJB Common. The enclosed Proxy Statement-Prospectus also contains information concerning the Summit-UJB Merger. If the conditions to the Summit-UJB Merger, including the approval of the shareholders of Summit and UJB, are satisfied, it is currently expected that the Summit-UJB Merger would be consummated in the first quarter of 1996 subsequent to the Merger of Garden State into Summit. THE MERGER WILL NOT BE CONSUMMATED IN TIME FOR GARDEN STATE SHAREHOLDERS TO BECOME SUMMIT SHAREHOLDERS AND HAVE AN OPPORTUNITY TO VOTE AS SUMMIT SHAREHOLDERS ON THE SUMMIT-UJB MERGER. See "RECENT DEVELOPMENTS -- The Summit-UJB Merger" and "CERTAIN INFORMATION REGARDING THE SUMMIT-UJB MERGER."

OPINION OF FINANCIAL
ADVISOR Advest, Inc. ("Advest"), Garden State's financial advisor, has rendered its opinion to the Garden State Board that the Exchange Ratio is fair to Garden State's shareholders (other than Summit and its affiliates) from a financial point of view. The
                             written opinion of Advest dated             , 1995,
                             which is attached as Appendix C to this Proxy Statement-Prospectus, should be read in its entirety with respect to the assumptions made, matters considered and limits of the review undertaken by Advest in rendering such opinion. See "THE MERGER -- Opinion of Financial Advisor."

INTERESTS OF CERTAIN
PERSONS IN THE MERGER        Certain members of Garden State's management and
                             the Garden State Board have interests in the Merger in addition to their interests as shareholders of Garden State generally. These include, among other things, provisions in the Merger Agreement relating to indemnification and the continuation of employment agreements and certain other employee benefits. The Garden State
                             Board was aware of these interests and considered them, among other matters, in unanimously approving
                             (with all directors voting) the Merger Agreement and the transactions contemplated thereby. See "THE
                             MERGER -- Interests of Certain Persons in the
                             Merger."

CONDITIONS; REGULATORY
  APPROVALS                  Consummation of the Merger and the issuance of the
                             Merger Shares is subject to various conditions, including receipt of the shareholder approval solicited hereby, receipt of the necessary regulatory approvals, receipt of opinions of counsel regarding certain tax aspects of the Merger and certain other matters, qualification of the Merger for pooling of interests accounting treatment, absence of any material adverse change in the financial conditions of Garden State or Summit and satisfaction of other customary closing conditions.

                             The regulatory approvals and consents necessary to consummate the Merger include the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the New Jersey State Department of Banking (the "New Jersey Banking Department") and the Federal Deposit Insurance Corporation (the "FDIC"). THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED, OR AS TO THE DATE OF ANY SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED UNDER "THE MERGER -- CONDITIONS TO THE CONSUMMATION OF THE MERGER" AND "-- REGULATORY APPROVALS."

TERMINATION                  The Merger Agreement may be terminated (i) by
                             Garden State, if the Average Closing Price per share of Summit Common Stock (the "Average Closing
                             Price" as defined below) is less than $16.00, or
                             (ii) by Garden State, if (A) the Average Closing
                             Price is less than $17.00 but greater than or equal to $16.00 and (B) Summit has not delivered a written notice to Garden State unilaterally agreeing to increase the Exchange Ratio such that the value (measured by the Average Closing Price) of the number of shares of Summit Common Stock to be exchanged for one share of Garden State Common
                             Stock in the Merger, based on the new Exchange
                             Ratio, is at least as high as the value would have been if the Exchange Ratio were unchanged and the Average Closing Price were $17.00. The Average
                             Closing Price (the "Average Closing Price") is defined in the Merger Agreement as the average closing sale price per share of Summit Common Stock as reported on the NASDAQ/NMS (as reported in The
                             Wall Street Journal) for the first 20 of the 25 consecutive NASDAQ/NMS trading days immediately preceding the Closing. In addition, the Merger
                             Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Garden State (i) by the mutual consent of Summit and Garden State or
                             (ii) by either of them individually under certain specified circumstances, including generally (a) if the Merger has not become effective by June 30, 1996, (b) if the shareholders of Garden State fail to approve the Merger Agreement at the Meeting, unless, in the case of both (a) and (b) above, the failure to consummate the Merger or the failure of the shareholders of Garden State to approve the Merger Agreement by such time is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement, (c) if any required regulatory or governmental approval is denied or withdrawn, or by Summit if any required regulatory of governmental approval is granted with conditions which materially impair the value to Summit of Garden State and GS Bank, taken as a whole, (d) if there is a failure of any condition to the obligation of such party to close the Merger, unless such failure is caused by the breach of such party, (iii) by Summit, if there shall have occurred a material adverse change in the business, operations, assets, or financial condition of Garden State or GS Bank from that disclosed by Garden State on the date of the Merger Agreement,
                             (iv) by Garden State, if there shall have occurred a material adverse change in the business, operations, assets or financial condition of Summit or Summit Bank from that disclosed by Summit on the date of the Merger Agreement, or (v) by Summit or Garden State, if any condition to Closing specified in the Merger Agreement applicable to such party cannot reasonably be met after giving the other party a reasonable opportunity to cure any such condition. See "THE MERGER -- Termination."

FEDERAL INCOME TAX
  CONSIDERATIONS             It is intended that the Merger will be treated as a
                             reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended
                             (the "Code"). Consummation of the Merger is conditioned upon the receipt by Summit and Garden
                             State of an opinion of Bourne, Noll & Kenyon, counsel to Summit, substantially to the effect that for federal income tax purposes: (i) the Merger will qualify as a tax-free reorganization under
                             Section 368(a) of the Code; and (ii) no gain or loss will be recognized by holders of Garden State
                             Common Stock upon the receipt of Summit Common
                             Stock solely in exchange for all of their Garden
                             State Common Stock pursuant to the Merger, except with respect to cash received in lieu of a fractional share interest in Summit Common Stock.
                             In addition, the opinion of Bourne, Noll & Kenyon must state that no gain or loss will be recognized by Summit, Summit Bank, Garden State or GS Bank as a result of the Merger or the Subsidiary Merger.
                             See "THE MERGER -- Federal Income Tax
                             Considerations."

ACCOUNTING TREATMENT         Consummation of the Merger is conditioned upon the
                             Merger qualifying for pooling of interests accounting treatment. See "THE MERGER -- Accounting
                             Treatment."

NASDAQ LISTING               The Summit Common Stock is currently included for
                             quotation on the NASDAQ/NMS. The Garden State
                             Common Stock is currently included for quotation on the NASDAQ Small-Cap Market. It is a condition to consummation of the Merger that the Summit Common
                             Stock to be issued to the shareholders of Garden
                             State pursuant to the Merger Agreement will be included for quotation on the NASDAQ/NMS or other national exchange, if the Summit Common Stock is then listed on such exchange.

NO DISSENTERS' RIGHTS        Garden State shareholders are not entitled to
                             dissenters' rights in connection with, or as a result of, the Merger. See "THE MERGER -- No
                             Dissenters' Rights."

EQUIVALENT DIVIDENDS         The Merger Agreement provides that Garden State may
                             declare and pay dividends to its shareholders in amounts equivalent to that which they would have received had the Merger closed on June 13, 1995. On
                             August 9, 1995, Garden State declared a dividend of
                             $.227 per share of Garden State Common Stock, payable on September 15, 1995 to shareholders of record on August 23, 1995, and on October 19, 1995
                             Garden State declared a dividend of $.227 per share of Garden State Common Stock, payable on December
                             15, 1995 to shareholders of record on November 22, 1995, all in accordance with this provision.

STOCK OPTION AGREEMENT       As a condition to Summit's entering into the Merger
                             Agreement, Summit required that Garden State also enter into a Stock Option Agreement, dated as of June 13, 1995 (the "Stock Option Agreement"), pursuant to which Garden State granted Summit an option (the "Option"), exercisable upon the occurrence of certain events (none of which has occurred, to the best of Summit's and Garden
                             State's knowledge, as of the date hereof), to purchase up to 752,770 shares of Garden State
                             Common Stock (representing approximately 24.7% of the outstanding shares of Garden State Common Stock on June 13, 1995), at an exercise price of $15.75 per share, subject to adjustment in certain circumstances and subject to termination within certain periods.

                             The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in Garden State from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the Garden State Common Stock than the value per share contemplated by the Merger Agreement. The acquisition of Garden State or an interest in Garden State, or an agreement to do either, could cause the Option to become exercisable. The existence of the Option could significantly increase the cost to a potential acquiror of acquiring Garden State compared to its costs had the Stock Option Agreement not been entered into. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Garden State than it might otherwise have proposed to pay.

                             A copy of the Stock Option Agreement is attached as Appendix B to this Proxy Statement-Prospectus. A description of the Stock Option Agreement, including a description of the events which will result in the Option becoming exercisable, is set forth under "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement -- Terms of Stock Option Agreement."

CERTAIN DIFFERENCES IN
  SHAREHOLDERS' RIGHTS       At the Effective Time, shareholders of Garden State
                             automatically will become shareholders of Summit and their rights as shareholders of Summit will be determined by the NJBCA and by Summit's Restated
                             Certificate of Incorporation and Bylaws. The rights of Garden State shareholders are currently governed by the NJBCA and by Garden State's Certificate of Incorporation and Bylaws. The rights of shareholders of Summit differ from rights of the shareholders of Garden State with respect to certain matters, including provisions in Summit's Restated Certificate of Incorporation requiring a two-thirds majority shareholder vote
                             (excluding shares owned by 5% shareholders and their affiliates) to approve certain mergers, consolidations or similar transactions, differences with respect to the indemnification of directors, officers and employees, and rights arising under Summit's Shareholder Rights Plan. For a summary of these differences, see "COMPARISON OF RIGHTS OF
                             SHAREHOLDERS."

                              RECENT DEVELOPMENTS

SUMMIT-UJB MERGER AGREEMENT

     On September 10, 1995 Summit and UJB entered into the Summit-UJB Merger Agreement providing for the Summit-UJB Merger under the name "Summit Bank Corp." Upon consummation of the Summit-UJB Merger, each share of Summit Common Stock would be converted into and exchangeable for 0.90 shares of the common stock, par value $1.20, of UJB ("UJB Common") and cash in lieu of fractional shares, and each share of Summit's $25 Stated Value Adjustable Rate Cumulative Preferred Stock ("Summit Adjustable Preferred") would be converted into one share of an adjustable rate cumulative preferred stock of UJB having the same relative rights, preferences and limitations as the Summit Adjustable Preferred.

     Summit's execution of the Summit-UJB Merger Agreement has necessitated the dissemination to the Garden State shareholders of the information contained herein for their consideration in connection with their vote regarding the Merger Agreement. Assuming (i) the Garden State shareholders approve the Merger Agreement at the Meeting, (ii) the Merger is consummated and (iii) the Merger is consummated prior to the consummation of the Summit-UJB Merger, each outstanding share of Garden State Common Stock, with certain exceptions, will be converted into and exchangeable for 1.08 shares of Summit Common Stock.

     In addition, assuming the Summit-UJB Merger is consummated after consummation of the Merger, each outstanding share of Summit Common Stock (including each share of Summit Common Stock that will have been issued to Garden State stockholders pursuant to the Merger), will be converted into 0.90 share of UJB Common ("the Summit-UJB Exchange Ratio"), pursuant to the terms of the Summit-UJB Merger Agreement. If both the Merger and the Summit-UJB Merger are consummated, each share of Garden State Common Stock ultimately would be converted into 0.972 share of UJB Common (the product of the Summit-UJB Exchange Ratio and the Exchange Ratio) except that cash will be paid in lieu of fractional shares of Summit Common Stock, in the case of Garden State, and UJB Common Stock, in the case of Summit.

     Summit and UJB have set           , 1995 as the date for their respective
Special Meetings at which the holders of their Common Stock are to vote on the
Summit-UJB Merger Agreement. In addition, Summit has set             , 1995, and
UJB has set           , 1995, as their respective record dates for shareholders
entitled to vote at such meetings. AS A RESULT, THE MERGER WILL NOT BE CONSUMMATED IN TIME FOR GARDEN STATE SHAREHOLDERS TO BECOME SUMMIT SHAREHOLDERS AND HAVE AN OPPORTUNITY TO VOTE AS SUMMIT SHAREHOLDERS ON THE SUMMIT-UJB MERGER.

     Garden State shareholders should understand that at the Meeting they are voting solely on the Merger, and that there is no assurance that the Summit-Merger will be consummated. If Garden State shareholders vote to approve the Merger, such shareholders must be willing to accept their ownership interest in Summit Common Stock without regard to whether the Summit-UJB Merger is consummated. See "PRO FORMA FINANCIAL INFORMATION".

     Subject to the conditions described below under the captions "CERTAIN INFORMATION REGARDING THE SUMMIT-UJB MERGER -- Conditions to the Summit-UJB Merger" and "THE MERGER -- Conditions to Consummation of the Merger", the Merger is currently expected to close early in the first quarter of 1996 and the Summit-UJB Merger is currently expected to close later in the first quarter of 1996.

SUMMIT STOCK REPURCHASE PLAN

     On May 9, 1995 Summit announced that the Summit Board authorized the repurchase of up to 7% of the total of the Summit Common Stock issued and outstanding, or approximately 2.3 million shares. Summit announced that it expected to repurchase the common shares from time to time in the open market or through privately negotiated transactions subject to market conditions. As of September 10, 1995, the date of the Summit-UJB Merger Agreement, Summit had repurchased 84,485 shares of Summit Common Stock pursuant to such repurchase program. Summit agreed in the Summit-UJB Merger Agreement not to engage in any further repurchases of Summit Common Stock during the term of the Summit-UJB Merger Agreement.

              CERTAIN INFORMATION REGARDING THE SUMMIT-UJB MERGER

INTRODUCTION

     The following summary of the pending Summit-UJB Merger is included to provide certain information regarding that transaction to Garden State shareholders. INFORMATION PROVIDED WITH RESPECT TO UJB AND THE SUMMIT-UJB MERGER WILL BE APPLICABLE TO GARDEN STATE SHAREHOLDERS ONLY IF BOTH THE MERGER AND THE SUMMIT-UJB MERGER ARE CONSUMMATED. See "-- Effect of Summit-UJB Merger on Garden State and Garden State Shareholders." This summary is necessarily incomplete and qualified in its entirety by reference to the Summit-UJB Merger Agreement, which is filed as an exhibit to Summit's Current Report on Form 8-K filed September 27, 1995.

GENERAL

     The Summit-UJB Merger Agreement. On September 10, 1995, Summit and UJB entered into the Summit-UJB Merger Agreement which provides for the Summit-UJB Merger. Upon consummation of the Summit-UJB Merger: (i) Summit will be merged with and into UJB, with UJB as the surviving corporation, under the name "Summit Bank Corp."; (ii) outstanding shares of Summit Common Stock, other than shares of Summit Common Stock beneficially owned by UJB or a subsidiary of UJB, if any, and shares of Summit Common Stock held in the treasury of Summit, if any, will be converted into and represent the right to receive shares of UJB Common at the exchange ratio of 0.90 shares of UJB Common for each share of Summit Common Stock (the "Summit-UJB Exchange Ratio") with cash being paid in lieu of issuance of fractional shares of UJB Common; (iii) each outstanding share of Summit Adjustable Preferred, other than shares of Summit Adjustable Preferred beneficially owned by UJB or a subsidiary of UJB, if any, and shares held in the treasury of Summit, if any, will be converted into and represent the right to receive one share of UJB Series C Preferred; and (iv) outstanding options to purchase Summit Common Stock will be converted into options to purchase UJB Common on the terms and conditions set forth in the Summit-UJB Merger Agreement.

     Conditions to the Summit-UJB Merger; Termination. The obligations of Summit and UJB to consummate the Summit-UJB Merger are subject to the satisfaction of certain conditions including, among other things: (1) approval of the Summit-UJB Merger Agreement by the requisite vote of the holders of UJB Common and Summit Common Stock; (2) receipt of all required regulatory approvals by UJB and Summit without such approvals containing restrictions or limitations, which, in the reasonable opinion of UJB or Summit, would materially adversely affect the financial condition of UJB following the consummation of the Summit-UJB Merger; (3) Summit and UJB's receipt of opinions of counsel as to certain federal income tax consequences of the Summit-UJB Merger; (4) receipt of a letter from KPMG Peat Marwick LLP to the effect that the Summit-UJB Merger will qualify for pooling-of-interests accounting treatment; (5) the UJB Common and the UJB Series C Preferred to be issued in the Summit-UJB Merger having been approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance; (6) neither Summit nor UJB nor their bank subsidiaries is party to any agreement or memorandum of understanding or is subject to any order, directive or, supervisory letter from, any governmental or regulatory authority which restricts materially the conduct of its respective business or has a material adverse affect upon the Summit-UJB Merger or upon the financial condition of Summit or UJB or their banking subsidiaries, and neither party has been advised that any such authority is contemplating issuing or requesting, or considering the appropriateness of issuing or requesting, any of the foregoing; (7) UJB and Robert G. Cox, President and Chief Executive Officer of Summit, executing Mr. Cox's employment agreement contemplated by the Summit-UJB Merger Agreement; and (8) other customary conditions described in the Summit-UJB Merger Agreement. Any of such conditions may be waived by the party for whose benefit the condition was included.

     Either Summit or UJB may terminate the Summit-UJB Merger Agreement if (1) the other party's shareholders fail to approve the Summit-UJB Merger Agreement by the requisite vote, (2) the other party materially breaches a warranty, representation or covenant and such breach is not cured or capable of being cured within 30 days of the giving of written notice thereof, (3) on the closing date, all the conditions precedent to such party's obligation to close are not met, or (4) the Summit-UJB Merger has not been closed by August 31, 1996 unless the failure of such occurrence is due solely to the failure of the party seeking to terminate the Summit-UJB Merger Agreement to perform or observe its agreements set forth in the Summit-

UJB Merger Agreement required to be performed or observed by such party on or before the closing date. In addition, Summit and UJB may terminate the Summit-UJB Merger Agreement at any time by mutual agreement.

     UJB. UJB Financial Corp., a New Jersey corporation and registered bank holding company with principal executive offices at 301 Carnegie Center, Princeton, New Jersey 08543-2066, telephone number (609) 987-3200, through its wholly owned subsidiary banks, United Jersey Bank ("UJBank") and First Valley Bank, operated, as of September 30, 1995, 290 banking offices located in New Jersey and eastern Pennsylvania. The subsidiary banks of UJB are engaged in a general banking business. They offer demand and interest bearing deposit accounts, make business, real estate, personal and installment loans, and provide lease financing and trust and fiduciary services. In addition, UJB owns eight active nonbank subsidiaries that are engaged primarily in discount brokerage, venture capital investment, commerical finance lending, lease financing and reinsuring credit life and disability insurance policies related to consumer loans made by the bank subsidiaries.

EFFECT OF SUMMIT-UJB MERGER ON GARDEN STATE AND GARDEN STATE SHAREHOLDERS

     If both the Merger and the Summit-UJB Merger are consummated, each share of Garden State Common Stock ultimately would be converted into 0.972 shares of UJB Common Stock (the product of Summit-UJB Exchange Ratio and the Exchange Ratio), except that cash will be paid in lieu of fractional shares of Summit Common Stock, in the case of Garden State, and UJB Common Stock, in the case of Summit.

     Currently it is expected that the Merger, if approved by Garden State's stockholders, will close early in the first quarter of 1996, although there can be no assurance that all conditions to the Merger will be met or as to the timing of such conditions being met and, accordingly, there can be no assurance as to the timing or occurrence of the Merger. See "THE MERGER -- Conditions to the Merger." The Summit-UJB Merger is subject to the conditions described above under "-- Conditions to the Summit-UJB Merger." The Summit-UJB Merger currently is expected to close later in the first quarter of 1996, but there can be no assurance that all conditions to the Summit-UJB Merger will be met, or as to the timing of such conditions being met and, accordingly, there can be no assurance as to the timing or occurrence of the Summit-UJB Merger.

BOARD OF DIRECTORS AND OFFICERS OF UJB AFTER THE SUMMIT-UJB MERGER

     The Summit-UJB Merger Agreement provides that the Board of Directors of UJB as the surviving corporation will consist of the thirteen members of the Board of Directors of UJB at the Effective Time of the Summit-UJB Merger and six additional members selected by the Summit Board from among those persons serving as directors of Summit both at the time the Summit-UJB Merger Agreement is executed and at the Effective Time of the Summit-UJB Merger. The Summit-UJB Merger Agreement provides for the six additional members selected from the Summit Board to be allocated evenly among the three classes of directors of UJB's classified Board of Directors, and for the six additional members, subject to director qualification requirements, to be nominated to serve at least one full three-year term following any portion of a term they may serve by virtue of their becoming a UJB director other than at an annual meeting of UJB shareholders (except with respect to Thomas D. Sayles, Jr., Chairman of Summit, who, UJB and Summit have separately agreed, if selected, would serve a term ending at the 1997 annual meeting of shareholders of UJB as the surviving corporation). UJB has agreed that, prior to the effective time of the Summit-UJB Merger, it will not increase above thirteen the number or directorships on the UJB Board, but UJB is permitted to fill any vacancies occurring prior to the Effective Time of the Summit-UJB Merger. The Summit-UJB Merger Agreement further provides that Robert G. Cox, Director and President of Summit, will be one of the six nominees to the Board of UJB as the surviving corporation from the Summit Board.

     The Summit-UJB Merger Agreement also provides that the officers of UJB as the surviving corporation at the Effective Time of the Summit-UJB Merger shall consist of the persons serving as officers of UJB at the Effective Time of the Summit-UJB Merger except for the office of President, which shall be filled by Robert G. Cox, plus such other persons serving as officers of Summit as UJB and Summit shall mutually designate.

SUMMIT AND UJB STOCK OPTION AGREEMENTS

     As an inducement and condition to UJB's willingness to enter into the Summit-UJB Merger Agreement, Summit (as issuer) entered into a stock option agreement with UJB (as grantee) (the "Summit Stock Option Agreement") and as an inducement and condition to Summit's willingness to enter into the Summit-UJB Merger Agreement, UJB (as issuer) entered into a stock option agreement with Summit (as grantee) (the "UJB Stock Option Agreement"). Pursuant to the Summit and UJB Stock Option Agreements, Summit granted the Summit Option to UJB and UJB granted the UJB Option to Summit. The UJB Option is an option to purchase 11,450,000 shares of UJB Common at $36.625 per share, and the Summit Option is an option to purchase 6,730,000 shares of Summit Common Stock at $26.75 per share both exercisable as described below. The purchase of any shares of Summit Common Stock or UJB Common pursuant to the Summit and UJB Options is subject to compliance with applicable law.

     For purposes of the following summary of the material provisions of the Summit and UJB Stock Option Agreements, the term (i) "Issuer" means UJB with respect to the UJB Stock Option Agreement and Summit with respect to the Summit Stock Option Agreement, and (ii) "Grantee" means Summit with respect to the UJB Stock Option Agreement and UJB with respect to the Summit Stock Option Agreement. The material terms of the UJB Option and the Summit Option (other than the number of shares and exercise price of the Summit and UJB Options) are identical.

     Unless Grantee is in breach of any covenant or obligation contained in the Summit-UJB Merger Agreement and, if the Summit-UJB Merger Agreement has not terminated prior thereto, such breach would entitle Issuer to terminate the Summit-UJB Merger Agreement, Grantee may exercise the related option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the related option will terminate upon the earliest to occur of certain events, including:

          (1) the time immediately prior to the Effective Time of the Summit-UJB Merger;

          (2) termination of the Summit-UJB Merger Agreement prior to the occurrence of an Extension Event (as defined below) (other than a termination by Grantee resulting from a volitional breach thereof by Issuer) or

          (3) 15 months after the termination of the Summit-UJB Merger Agreement following the occurrence of an Extension Event (as defined below), or the termination of the Summit-UJB Merger Agreement by Grantee (unless the breach by Issuer giving rise to such right of termination is non-volitional).

     The term "Extension Event" shall mean the occurrence of certain events without the Grantee's prior written consent, including:

          (1) Issuer, its Board of Directors or any of its subsidiaries taking certain actions (each an "Acquisition Transaction"), including recommending or entering into an agreement with any third party to effect (a) a merger, consolidation or similar transaction involving Issuer or any of its banking subsidiaries, (b) the purchase, lease, or other acquisition of 10 percent or more of the aggregate value of the assets or deposits of Issuer or any of its banking subsidiaries, (c) the purchase or other acquisition of 10 percent or more of the voting power of Issuer or any of its banking subsidiaries or (d) any substantially similar transaction, in each case except as otherwise permitted by the Summit and UJB Stock Option Agreements;

          (2) any third party acquiring beneficial ownership or the right to acquire beneficial ownership of 10 percent or more of the aggregate voting power of Issuer or any of its banking subsidiaries;

          (3) any third party making a bona fide proposal to Issuer or its shareholders, by public announcement or written communication that is or becomes publicly disclosed, to engage in an Acquisition Transaction (including the commencement of a tender offer or exchange offer to purchase 10 percent or more of the aggregate voting power of Issuer or any of its banking subsidiaries);

          (4) after a proposal by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer breaches any representation or covenant in the Summit-UJB Merger Agreement which would entitle Grantee to terminate the Summit-UJB Merger Agreement;

          (5) any third party filing an application with any federal or state bank regulatory authority for approval to engage in an Acquisition Transaction;

          (6) failure of the shareholders of Issuer to approve the Summit-UJB Merger Agreement or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to the consummation of the Summit-UJB Merger, the recommendation of the Issuer's Board with respect to the Summit-UJB Merger Agreement, in each case after an Extension Event; or

          (7) any Purchase Event (as defined below).

     The term "Purchase Event" shall mean either of the following events or transaction:

          (1) any third party acquiring beneficial ownership of 25 percent or more of the aggregate voting power of Issuer or any of its banking subsidiaries, except as otherwise permitted by the Summit and UJB Stock Option Agreements; or

          (2) the occurrence of an Extension Event described in subparagraph (1) above under the definition of Extension Event, except that the percentage referred to in clauses (b) and (c) thereof shall be 25 percent.

     Upon the occurrence of certain events set forth in the Summit and UJB Stock Option Agreements, at the election of Grantee, the related option (or shares issued pursuant to the exercise thereof) must be repurchased by Issuer(the "Repurchase") or converted into, or exchanged for, an option of another corporation or Issuer (the "Substitute Option"). In addition, the Summit and UJB Stock Option Agreements grant certain registration rights ("Registration Rights") to Grantee with respect to the shares represented by the related option. The terms of such Repurchase, Substitute Option and Registration Rights are set forth in the Summit and UJB Stock Option Agreements.

     The Summit and UJB Stock Option Agreements and the Summit and UJB Options are intended to increase the likelihood that the Summit-UJB Merger will be consummated according to the terms set forth in the Summit-UJB Merger Agreement, and may be expected to discourage offers by third parties to acquire Summit or UJB prior to the Summit-UJB Merger.

     To the knowledge of Summit, no event giving rise to the right to exercise of either of the Summit or UJB Options has occurred as of the date of this Proxy Statement-Prospectus.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE SUMMIT-UJB MERGER

     Consummation of the Summit-UJB Merger is conditioned upon each of Summit and UJB receiving from its respective tax counsel an opinion generally to the effect that the Summit-UJB Merger will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code. In addition, the tax opinion to be received by Summit will cover certain additional matters relating to Summit shareholders, as follows:

(1) except with respect to cash in lieu amounts received respecting fractional share interests, holders of Summit Common Stock who receive solely UJB Common in the Summit-UJB Merger will not recognize gain or loss for federal income tax purposes;

(2) holders of Summit Adjustable Preferred who receive solely UJB Series C Preferred in the Summit-UJB Merger will not recognize gain or loss for federal income tax purposes;

(3) the basis of UJB Common received in the Summit-UJB Merger (including any fractional share for which cash is received) will equal the basis of the Summit Common Stock for which it is exchanged;

(4) the basis of UJB Series C Preferred received in the Summit-UJB Merger will equal the basis of the Summit Adjustable Preferred for which it is exchanged;

(5) the holding period of UJB Common received in the Summit-UJB Merger (including any fractional share for which cash is received) will include the holding period of the Summit Common Stock for which it is exchanged, assuming that such Summit Common Stock is a capital asset in the hands of the holder thereof at the Effective Time of the Summit-UJB Merger; and

(6) the holding period of UJB Series C Preferred received in the Summit-UJB Merger will include the holding period of the Summit Adjustable Preferred for which it is exchanged, assuming that such Summit Adjustable Preferred is a capital asset in the hands of the holder thereof at the Effective Time of the Summit-UJB Merger;

     The opinion to be received by Summit will state that no opinion is expressed as to the effect of the Summit-UJB Merger on any holder of Summit stock who or which is required to recognize unrealized gain or loss with respect to such Summit stock for federal income tax purposes at the end of a taxable year (or upon the transfer thereof) under a mark-to-market system of accounting.

RECENT DEVELOPMENTS REGARDING UJB

     On July 11, 1995, UJB completed the acquisition of Bancorp New Jersey, Inc. ("Bancorp"), a New Jersey-headquartered bank holding company, which has been accounted for on a purchase accounting basis (the "Bancorp Acquisition"). At July 11, 1995, Bancorp had assets of $506 million and deposits of $451 million. In the transaction, 60 percent of the outstanding Bancorp common stock was exchanged for UJB Common at the exchange ratio of 1.5441 shares of UJB Common for each share of Bancorp common stock, resulting in a total of 1,948,153 shares of UJB Common being issued, and the remaining 40 percent of outstanding Bancorp common stock was exchanged for cash at the rate of $43.10 per share, for an aggregate cash payment of $36,273,463.

     As of July 11, 1995, Bancorp, through its wholly owned subsidiary bank, New Jersey Savings Bank ("NJSB"), operated nine banking offices located in Basking Ridge, Bedminster, Bridgewater, Flemington, Hillsborough, Princeton, Somerville, Somerset and Whitehorse, New Jersey. NJSB's primary business consisted of attracting deposits from the general public and originating loans that are secured by residential properties, as well as originating commercial and consumer loans.

     On August 1, 1995, UJB entered into an Agreement and Plan of Merger with The Flemington National Bank ("Flemington"), a national banking association, providing for the merger of Flemington with and into UJBank (the "Flemington Acquisition") and for the issuance of UJB Common to the shareholders of Flemington at an exchange ratio ("exchange ratio" for purposes of this discussion) which will be determined in accordance with a formula set forth in the Agreement and Plan of Merger and which will depend primarily on the average closing price ("average price" for purpose of this discussion) of UJB Common over a ten trading day period ending on a date ("determination date" for purposes of this discussion) on or shortly before the closing of the transaction. As of September 30, 1995, Flemington operated eight banking offices located in Clinton Township, Delaware Township, East Amwell, Township, Flemington (2), Lambertville, Raritan Township and Three Bridges, New Jersey. At August 1, 1995, Flemington had assets of $288 million and 958,476 shares of common stock outstanding. The transaction is expected to be accounted for as a pooling-of-interests. The exchange ratio will be based upon the following criteria, subject to certain anti-dilution adjustments:


      "AVERAGE PRICE" OF UJB COMMON ON
          THE "DETERMINATION DATE"                            EXCHANGE RATIO
      --------------------------------                        --------------
Greater than $37.00..........................  1.3514
Equal to or greater than $29.00 and equal to
  or less than $37.00........................  $50.00 / average price
Less than $29.00 and greater than or equal to
  $26.10.....................................  1.7241
Less than $26.10.............................  Flemington may terminate the merger agreement unless UJB agrees to an exchange
                                               ratio equal to $45.00 / average price.

     The Flemington Acquisition and the Summit-UJB Merger are together referred to elsewhere in this Proxy Statement-Prospectus as the "Pooling Acquisitions".

     The Pooling Acquisitions are reflected in the pro forma financial information, unless otherwise indicated. See "SELECTED FINANCIAL DATA" and "PRO FORMA FINANCIAL INFORMATION."

                COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

     Summit Common Stock is included for quotation in the NASDAQ/NMS (Symbol:
SUBN). Garden State Common Stock is currently included for quotation on the NASDAQ Small-Cap Market (Symbol: GRDN). UJB Common is listed and traded on the New York Stock Exchange ("NYSE") (Symbol: UJB). Prior to March 22, 1994, the Garden State Common Stock traded on the over-the-counter market. The following table sets forth (a) for Summit Common Stock, the high and low sale prices of shares as reported in the NASDAQ/NMS; (b) for Garden State Common Stock, for the period prior to March 22, 1994, the high and low bid prices for each quarter as reported by The Asbury Park Press, and the high and low reported sale prices on the NASDAQ Small-Cap Market for the period beginning on March 22, 1994; (c) for UJB Common, the high and low sale prices of UJB Common on the NYSE as reported in published financial sources; and (d) for each corporation, the quarterly cash dividends per share declared, for the periods indicated. The pre-NASDAQ quotations for Garden State reflect interdealer prices, without retail markup, markdown or commission and do not necessarily reflect actual transactions.

                                       SUMMIT                           GARDEN STATE                             UJB
                                    COMMON STOCK                        COMMON STOCK                        COMMON STOCK
                            -----------------------------       -----------------------------       -----------------------------
YEAR   CALENDAR QUARTER      HIGH       LOW     DIVIDENDS        HIGH       LOW     DIVIDENDS        HIGH       LOW     DIVIDENDS
----   ----------------     -------   -------   ---------       -------   -------   ---------       -------   -------   ---------
1992
     First Quarter........  $15.625   $11.125    $ 0.182        $ 6.500   $ 6.000    $ --           $18.750   $14.000    $ 0.150
     Second Quarter.......   16.125    13.125      0.182          6.000     6.000      --            20.375    14.625      0.150
     Third Quarter........   15.875    13.875      0.182          6.500     6.000      --            20.750    16.500      0.150
     Fourth Quarter.......   19.250    14.125      0.182          6.500     4.500      --            24.500    16.125      0.150
1993
     First Quarter........   21.375    18.625      0.182          5.000     4.500      --            29.375    22.500      0.160
     Second Quarter.......   20.250    16.875      0.182          5.000     4.500      --            29.250    21.625      0.160
     Third Quarter........   22.500    18.625      0.182          5.750     4.500      --            33.250    24.250      0.160
     Fourth Quarter.......   22.250    18.000      0.191          5.125     4.750      --            30.250    23.375      0.210
1994
     First Quarter........   20.000    17.750      0.191          6.500     5.000      --            28.625    23.500      0.210
     Second Quarter.......   20.875    17.250      0.191          5.500     5.500      --            29.250    25.500      0.210
     Third Quarter........   21.750    18.875      0.191         10.750     5.500      --            29.125    26.125      0.260
     Fourth Quarter.......   19.875    18.000      0.210         11.500    10.750      --            27.125    22.500      0.260
1995
     First Quarter........   20.000    18.750      0.210         17.000    11.000      --            28.750    24.125      0.290
     Second Quarter.......   21.625    18.750      0.210         22.250    14.750      --            30.750    27.125      0.290
     Third Quarter........   29.125    21.250      0.210         30.500    21.750      0.227         37.250    30.000      0.290
     Fourth Quarter
     (through November   ,
     1995)................

     The following table sets forth the last reported sale price per share of Summit Common Stock, Garden State Common Stock and UJB Common Stock and the equivalent per share price for Garden State Common Stock giving effect to (x) the Merger and (y) the Merger and the Summit-UJB Merger on (i) June 13, 1995, the last business day preceding public announcement of the signing of the Merger
Agreement; and (ii) November   , 1995, the last practicable date prior to the
mailing of this Proxy Statement-Prospectus:

                                                                                                UJB AND
                                                                                                 SUMMIT
                                                         EQUIVALENT PRICE                   EQUIVALENT PRICE
                          SUMMIT       GARDEN STATE         PER GARDEN                         PER GARDEN
                       COMMON STOCK    COMMON STOCK        STATE SHARE*          UJB         STATE SHARE**
                       ------------    ------------    --------------------    -------    --------------------
June 13, 1995.......     $ 20.750        $ 16.750            $ 22.410          $29.625          $ 28.796
November   , 1995...

---------------
 * Determined by multiplying the last reported sale price of a share of Summit Common Stock on each specified date by the Exchange Ratio.

** Determined by multiplying the last reported sale price of a share of UJB
   Common on each specified date by the product of the Summit-UJB Exchange Ratio and the Exchange Ratio.

THE MARKET PRICE OF SUMMIT COMMON STOCK CAN BE EXPECTED TO FLUCTUATE BETWEEN THE DATE OF THIS PROXY STATEMENT-PROSPECTUS AND THE EFFECTIVE TIME. THE MARKET PRICE OF UJB COMMON CAN BE EXPECTED TO FLUCTUATE BETWEEN THE DATE OF THIS PROXY STATEMENT-PROSPECTUS AND THE EFFECTIVE DATE OF THE SUMMIT-UJB MERGER. FLUCTUATIONS IN MARKET PRICE COULD RESULT IN AN INCREASE OR DECREASE IN THE MARKET PRICE AS OF THE EFFECTIVE DATE OF THE SHARES OF SUMMIT COMMON STOCK TO BE RECEIVED BY GARDEN STATE SHAREHOLDERS IN THE MERGER AND THE MARKET PRICE AS OF THE EFFECTIVE DATE OF THE SUMMIT-UJB MERGER OF THE SHARES OF UJB COMMON TO BE RECEIVED BY SUMMIT SHAREHOLDERS IN THE SUMMIT-UJB MERGER. NO ASSURANCE CAN BE GIVEN CONCERNING THE MARKET PRICE OF SUMMIT COMMON STOCK OR UJB COMMON AT ANY TIME. IN ADDITION, PAST DIVIDENDS PAID IN RESPECT OF SUMMIT COMMON STOCK OR UJB COMMON ARE NOT NECESSARILY INDICATIVE OF FUTURE DIVIDENDS WHICH MAY BE DECLARED AND PAID. NO ASSURANCE CAN BE GIVEN CONCERNING DIVIDENDS TO BE DECLARED AND PAID IN RESPECT OF SUMMIT COMMON STOCK OR UJB COMMON AT ANY TIME.

                            SELECTED FINANCIAL DATA

     The tables below set forth selected historical financial information for Summit, Garden State and UJB for each of the five years in the period ended December 31, 1994 and the nine month periods ended September 30, 1995 and 1994. Such information has been derived from and should be read in conjunction with the consolidated financial statements of Summit, Garden State and UJB, including the respective notes thereto and management's discussions and analysis of financial condition and results of operations contained in the respective Form 10-K's and Form 10-Q's of Summit, Garden State and UJB, which are incorporated by reference in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The selected historical financial information for Summit, Garden State and UJB for the nine-month periods ended September 30, 1995 and 1994 reflect, in the opinion of the managements of Summit, Garden State and UJB, respectively, all adjustments (comprising only normal recurring accruals) necessary for a fair presentation of the consolidated operating results and financial position of Summit, Garden State and UJB for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year or any other period.

     The tables setting forth selected unaudited pro forma combined financial information give effect to the Merger and the Merger and the Pooling Acquisitions under the pooling-of-interests method of accounting. For a description of the pooling-of-interests accounting method with respect to the Merger, see "THE MERGER -- Accounting Treatment." This information is derived from the unaudited pro forma condensed combined financial statements appearing elsewhere herein and should be read in conjunction with those statements. See "PRO FORMA FINANCIAL INFORMATION." The unaudited pro forma financial information is prepared based on (i) the Exchange Ratio in the Merger of 1.08 shares of Summit Common Stock for each share of Garden State Common Stock, (ii) the Summit-UJB Exchange Ratio of 0.90 shares of UJB Common for each share of Summit Common Stock, (iii) an exchange ratio for the Flemington Acquisition of 1.7241 shares of UJB Common for each share of Flemington common stock (the highest and most dilutive of the fixed exchange ratios, see "CERTAIN INFORMATION REGARDING THE SUMMIT-UJB MERGER -- Recent Developments Regarding UJB"). The pro forma condensed combined financial statements do not purport to be indicative of the combined financial position or results of operations for future periods or indicative of the results that actually would have been realized had the entities been a single entity during the periods reflected in the tables.

              SELECTED HISTORICAL FINANCIAL INFORMATION OF SUMMIT

                                AT OR FOR THE
                              NINE MONTHS ENDED
                                SEPTEMBER 30,                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                              1995         1994         1994         1993         1992         1991         1990
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                 (UNAUDITED)        (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Interest income..........  $  296,565   $  250,643   $  341,827   $  329,030   $  362,496   $  427,769   $  487,713
Interest expense.........     134,159       93,910      131,104      125,077      165,032      248,173      312,573
Net interest income......     162,406      156,733      210,723      203,953      197,464      179,596      175,140
Provision for loan
  losses.................       3,600        6,795        7,995       17,200       25,998       24,767       83,528
Investment securities
  gains (losses).........       1,610          180          344          702          710         (553)      (2,818)
Net income (loss)........      53,352        7,857       24,400       50,724       33,487       22,244      (12,196)
Net income (loss)
  per share..............        1.56         0.21         0.70         1.54         1.07         0.78        (0.50)
Cash dividends declared
  per share..............        0.63         0.57         0.78         0.74         0.73         0.73         0.73
Average common shares
  outstanding............      33,658       32,997       33,090       32,102       30,220       27,015       26,842

BALANCE SHEET DATA:
Total assets.............  $5,619,300   $5,465,190   $5,467,465   $5,351,949   $5,091,270   $4,910,431   $5,004,114
Securities...............   1,690,028    1,673,008    1,632,770    1,624,440    1,508,134    1,161,160    1,111,922
Loans....................   3,503,775    3,352,897    3,448,605    3,137,718    3,043,473    3,207,316    3,419,985
Total deposits...........   4,641,492    4,461,092    4,409,318    4,412,727    4,374,761    4,170,240    4,079,241
Long-term debt...........     270,402      255,742      338,763      251,800      140,986      194,319      311,341
Shareholders' equity.....     484,583      429,522      431,570      439,360      398,946      323,981      306,235
Book value per common
  share..................       13.92        12.31        12.31        12.98        11.91        11.05        10.66

           SELECTED HISTORICAL FINANCIAL INFORMATION OF GARDEN STATE

                               AT OR FOR THE
                             NINE MONTHS ENDED
                               SEPTEMBER 30,                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                           ---------------------     ------------------------------------------------------------
                             1995         1994         1994         1993         1992         1991         1990
                           --------     --------     --------     --------     --------     --------     --------
                                (UNAUDITED)        (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA(1):
Interest income........    $ 18,509     $ 15,353     $ 21,085     $ 20,812     $ 23,561     $ 26,426     $ 27,381
Interest expense.......       7,222        5,334        7,333        7,942       10,955       15,229       16,168
Net interest income....      11,287       10,019       13,752       12,870       12,606       11,197       11,213
Provision for loan
  losses...............          87          467          975        1,117        5,501        1,400        5,510
Investment securities
  gains................          --          125          121          258          915           --           --
Net income (loss)......       2,496        1,293        2,057         (537)      (1,385)         679       (1,528)
Net income (loss) per
  share................        0.82         0.59         0.89        (0.31)       (0.80)        0.40        (0.90)
Cash dividends declared
  per share............        0.23           --           --           --           --           --           --
Average common shares
  outstanding..........       3,054        2,205        2,308        1,724        1,724        1,710        1,700

BALANCE SHEET DATA(1):
Total assets...........    $313,904     $300,987     $306,398     $301,366     $326,697     $305,997     $289,535
Securities.............      68,450       70,344       68,691       78,874       74,022       58,280       46,903
Loans..................     210,538      195,395      210,274      184,980      209,216      213,442      200,568
Total deposits.........     283,856      278,550      270,175      283,094      307,160      284,859      268,865
Shareholders' equity...      28,626       21,399       25,687       17,176       17,469       18,853       18,080
Book value per common
  share................        9.19         8.99         8.48         9.96        10.13        10.94        10.57

                SELECTED HISTORICAL FINANCIAL INFORMATION OF UJB

                               AT OR FOR THE
                             NINE MONTHS ENDED
                               SEPTEMBER 30,                        AT OR FOR THE YEAR ENDED DECEMBER 31,
                         -------------------------   -------------------------------------------------------------------
                            1995          1994          1994          1993          1992          1991          1990
                         -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                (UNAUDITED)           (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Interest income.......   $   817,999   $   700,202   $   960,973   $   907,628   $   979,008   $ 1,134,624   $ 1,217,082
Interest expense......       333,725       244,898       344,869       331,720       429,725       634,432       723,064
Net interest income...       484,274       455,304       616,104       575,908       549,283       500,192       494,018
Provision for loan
  losses..............        48,750        55,500        84,000        95,685       139,555       167,650       251,888
Investment securities
  gains (losses)......         5,205         1,846         1,888         8,877        18,485        13,919          (596)
Net income (loss).....       124,362        95,827       130,150        82,418        56,788        24,252       (11,416)
Net income (loss) per
  share...............          2.20          1.73          2.35          1.50          1.09          0.46         (0.29)
Cash dividends
  declared per
  share...............          0.87          0.68          0.94          0.69          0.60          0.60          1.02
Average common shares
  outstanding.........        55,946        54,604        54,697        53,917        50,398        48,279        47,230

BALANCE SHEET DATA:
Total assets..........   $15,533,070   $15,517,860   $15,429,472   $13,789,641   $14,114,550   $13,727,539   $13,156,273
Securities............     4,027,611     4,475,756     4,327,716     3,877,473     3,713,506     3,538,905     3,077,065
Loans.................    10,226,745     9,599,558     9,656,574     8,743,708     8,928,580     8,937,873     8,860,622
Total deposits........    12,871,632    12,167,335    12,567,791    11,751,499    12,087,328    11,620,247    10,912,739
Long-term debt........       204,338       206,252       204,754       208,654       216,945        65,152        72,960
Shareholders'
  equity..............     1,263,997     1,084,991     1,104,260     1,019,252       959,492       850,873       845,551
Book value per common
  share...............         21.43         19.21         19.53         18.23         17.38         16.92         17.09

   SELECTED SUMMIT AND GARDEN STATE PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

                                     AT OR FOR THE
                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                -----------------------   --------------------------------------------------------------
                                   1995         1994         1994         1993         1992         1991         1990
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Interest income..............   $  315,074   $  265,996   $  362,912   $  349,842   $  386,057   $  454,195   $  515,094
Interest expense.............      141,381       99,244      138,437      133,019      175,987      263,402      328,741
Net interest income..........      173,693      166,752      224,475      216,823      210,070      190,793      186,353
Provision for loan losses....        3,687        7,262        8,970       18,317       31,499       26,167       89,038
Investment securities gains
  (losses)...................        1,610          305          465          960        1,625         (553)      (2,818)
Net income (loss)............       55,848        9,150       26,457       50,187       32,102       22,923      (13,724)
Net income (loss) per
  share(2)...................         1.49         0.23         0.71         1.44         0.96         0.75        (0.52)
Cash dividends declared per
  share(3)...................         0.63         0.57         0.78         0.74         0.73         0.73         0.73
Average common shares
  outstanding................       36,956       35,378       35,583       33,964       32,082       28,862       28,678

BALANCE SHEET DATA(4):
Total assets.................   $5,936,203   $5,766,177   $5,773,863   $5,653,315   $5,417,967   $5,216,428   $5,293,649
Securities...................    1,758,478    1,743,352    1,701,461    1,703,314    1,582,156    1,219,440    1,158,825
Loans........................    3,714,313    3,548,292    3,658,879    3,322,698    3,252,689    3,420,758    3,620,553
Total deposits...............    4,925,348    4,739,642    4,679,493    4,695,821    4,681,921    4,455,099    4,348,106
Long-term debt...............      270,402      255,742      338,763      251,800      140,986      194,319      311,341
Shareholders' equity.........      508,817      450,921      457,257      456,536      416,415      342,834      324,315
Book value per common
  share......................        13.32        12.03        11.91        12.77        11.77        10.99        10.61

       SELECTED ALL TRANSACTIONS PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

                               AT OR FOR THE
                             NINE MONTHS ENDED
                               SEPTEMBER 30,                        AT OR FOR THE YEAR ENDED DECEMBER 31,
                         -------------------------   -------------------------------------------------------------------
                            1995          1994          1994          1993          1992          1991          1990
                         -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Interest income.......   $ 1,148,238   $   979,636   $ 1,342,303   $ 1,274,846   $ 1,383,798   $ 1,609,195   $ 1,752,692
Interest expense......       481,043       348,421       489,273       470,817       613,998       909,492     1,063,433
Net interest income...       667,195       631,215       853,030       804,029       769,800       699,703       689,259
Provision for loan
  losses..............        52,437        62,762        92,348       114,442       171,824       197,595       344,200
Investment securities
  gains (losses)......         6,815         2,201         2,025        11,349        20,318        12,800        (4,185)
Net income (loss).....       181,793       106,587       158,787       133,514        90,121        45,682       (24,925)
Net income (loss) per
  share(2)(5).........          1.98          1.19          1.77          1.52          1.08          0.56         (0.38)
Cash dividends
  declared
  per share(3)........          0.87          0.68          0.94          0.69          0.60          0.60          1.02
Average common shares
  outstanding(5)......        90,720        87,961        88,238        86,005        80,792        75,775        74,561

BALANCE SHEET
  DATA(4)(6):
Total assets..........   $21,786,386   $21,562,122   $21,469,008   $19,701,150   $19,788,121   $19,188,578   $18,674,645
Securities(5).........     5,864,021     6,313,320     6,108,010     5,676,222     5,397,584     4,836,393     4,293,129
Loans.................    14,131,444    13,316,969    13,487,735    12,212,782    12,311,917    12,497,197    12,619,884
Total deposits........    18,054,705    17,151,093    17,488,564    16,688,145    17,001,373    16,302,678    15,466,449
Long-term debt........       474,740       461,994       543,517       460,454       357,931       259,471       384,301
Shareholders'
  equity(5)...........     1,734,528     1,550,366     1,576,421     1,490,399     1,390,101     1,206,635     1,184,559
Book value per common
  share(5)............         18.32         16.92         17.05         16.65         15.71         15.13         15.12

---------------
(1) Certain reclassifications have been made to historical amounts to conform to Summit's method of presentation.

(2) Pro forma combined net income per common share was computed based on pro forma combined net income less preferred dividends divided by the weighted average number of shares outstanding during the period.

(3) Pro forma amounts assume that Summit and UJB would have declared cash dividends per common share equal to their respective historical cash dividends per common share declared.

(4) Balance sheet data as of September 30, 1995 give effect for anticipated expenses and nonrecurring charges relating to the Merger.

(5) Includes the elimination of shares of UJB Common and Flemington common stock owned by Summit.

(6) Balance sheet data as of September 30, 1995 give effect for anticipated expenses and nonrecurring charges relating to the Summit-UJB Merger but do not reflect estimated expense savings and revenue enhancements anticipated to result from the Summit-UJB Merger.

                  COMPARATIVE PER SHARE FINANCIAL INFORMATION
                                  (UNAUDITED)

     The following summary presents, for the periods indicated, selected comparative per share financial data: (i) on a historical basis for each of Summit, Garden State and UJB; (ii) on a pro forma combined basis for Summit, giving effect to the Merger, assuming that the Merger had been effective at the beginning of the periods presented; (iii) on a pro forma combined basis for UJB giving effect to the Merger and the Pooling Acquisitions, assuming that the Merger and the Pooling Acquisitions had been effective at the beginning of the periods presented; and (iv) on a pro forma equivalent basis with respect to a share of Garden State Common Stock by multiplying the pro forma combined Summit and Garden State amount by the Exchange Ratio of 1.08 (giving effect to the Merger) provided for in the Merger Agreement and multiplying the all transactions pro forma combined amount by an equivalent exchange ratio of 0.972 (giving effect to both the Merger and the Summit-UJB Merger). The pro forma consolidated statements of income do not give effect to anticipated expenses and nonrecurring charges related to the Merger or the Summit-UJB Merger or the estimated effect of revenue enhancements and expense savings associated with either the consolidation of the operations of Summit and Garden State or the consolidations arising from the Summit-UJB Merger. See "SELECTED FINANCIAL DATA" and "PRO FORMA FINANCIAL INFORMATION."

                                                         NINE MONTHS ENDED               YEAR ENDED
                                                           SEPTEMBER 30,                DECEMBER 31,
                                                         -----------------       ---------------------------
                NET INCOME PER SHARE(1)                  1995        1994        1994       1993       1992
                                                         -----       -----       -----     ------     ------
Historical:
  Summit...............................................  $1.56       $0.21       $0.70     $ 1.54     $ 1.07
  Garden State.........................................   0.82        0.59        0.89      (0.31)     (0.80)
  UJB..................................................   2.20        1.73        2.35       1.50       1.09
Pro Forma Combined:
  Summit and Garden State(2)...........................   1.49        0.23        0.71       1.44       0.96
  All Transactions Pro Forma Combined(2)...............   1.98        1.19        1.77       1.52       1.08
Pro Forma Garden State Equivalent of:
  Summit and Garden State(3)...........................   1.61        0.25        0.77       1.56       1.04
  All Transactions Pro Forma Combined(4)...............   1.92        1.16        1.72       1.48       1.05

DIVIDENDS PER SHARE(1)
Historical:
  Summit...............................................   0.63        0.57        0.78       0.74       0.73
  Garden State.........................................   0.23          --          --         --         --
  UJB..................................................   0.87        0.68        0.94       0.69       0.60
Pro Forma Combined:
  Summit and Garden State(5)...........................   0.63        0.57        0.78       0.74       0.73
  All Transactions Pro Forma Combined(5)...............   0.87        0.68        0.94       0.69       0.60
Pro Forma Garden State Equivalent of:
  Summit and Garden State(3)...........................   0.68        0.62        0.84       0.80       0.79
  All Transactions Pro Forma Combined(4)...............   0.85        0.66        0.91       0.67       0.58

                       BOOK VALUE PER SHARE(1)                         SEPTEMBER 30, 1995     DECEMBER 31, 1994
                                                                       ------------------     -----------------
Historical:
  Summit.............................................................        $13.92                $ 12.31
  Garden State.......................................................          9.19                   8.48
  UJB................................................................         21.43                  19.53
Pro Forma Combined:
  Summit and Garden State(6).........................................         13.32                  11.91
  All Transactions Pro Forma Combined(6)(7)..........................         18.32                  17.05
Pro Forma Garden State Equivalent of:
  Summit and Garden State(4)(6)......................................         14.39                  12.86
  All Transactions Pro Forma Combined(4)(6)(7).......................         17.81                  16.57

---------------
(1) The financial information for Summit and all transactions pro forma combined has been restated to reflect all stock dividends and all stock splits and reflects the elimination of UJB Common and Flemington common stock owned by Summit.
(2) Pro forma combined net income per common share was computed based on pro forma combined net income less preferred dividends divided by the weighted average number of shares outstanding during the periods presented.
(3) Pro forma Garden State equivalent per share data for Summit and Garden State is computed by multiplying Summit's pro forma per share data (giving effect to the Merger) by the Exchange Ratio.
(4) Pro forma Garden State equivalent per share data for all transactions pro forma combined is computed by multiplying all transactions pro forma per share data (giving effect to the Merger and the Summit-UJB Merger) by an equivalent exchange ratio of 0.972.
(5) Pro forma amounts assume that Summit and UJB would have declared cash dividends per common share equal to their respective historical cash dividends per common share declared.
(6) Gives effect to the Merger as if it occurred at the end of the period. The September 30, 1995 pro forma book value per share also includes the anticipated $7.4 million of merger-related charges ($4.4 million after the related tax effects), but does not reflect the estimated expense savings and revenue enhancements anticipated to result from the Merger.
(7) Gives effect to the Summit-UJB Merger as if it occurred at the end of the period. The September 30, 1995 pro forma book value per share also includes the anticipated $85 million of merger-related charges ($54 million after the related tax effects), but does not reflect the estimated expense savings and revenue enhancements anticipated to result from the Summit-UJB Merger.

                                  THE MEETING

     General. The proxy card accompanying this Proxy Statement-Prospectus is solicited by and on behalf of the Board of Directors of Garden State to be used at the Meeting which will be held at the Corporate Headquarters of Garden State,
2290 West County Line Road, Jackson, New Jersey on          , December   , 1995,
at 10:00 a.m., local time. The Meeting has been called for the purpose of considering and voting upon: (1) approval of the Merger Agreement; (2) approval of the Adjournment Proposal; and (3) transacting such other business as may properly come before the Meeting. The accompanying Notice of Special Meeting and form of proxy and this Proxy-Statement Prospectus are being first mailed to
shareholders on or about November   , 1995.

     HOLDERS OF GARDEN STATE COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO GARDEN STATE IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

     GARDEN STATE SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     Recommendation of the Garden State Board of Directors. THE GARDEN STATE BOARD HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT GARDEN STATE'S SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE ADJOURNMENT PROPOSAL.

     Record Date.  The Board of Directors of Garden State has fixed the close of
business on November   , 1995 as the Record Date for the determination of
holders of Garden State Common Stock entitled to receive notice of and to vote at the Meeting. Only holders of record of Garden State Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting and at any adjournment or postponement thereof.

     Voting and Solicitation of Proxies. Garden State shareholders will be entitled to one vote for each share of Garden State Common Stock held of record as of the close of business on the Record Date on each matter to be voted upon at the Meeting or at any adjournment or postponement thereof. The presence in person or by proxy of the holders of at least a majority of the total number of shares of Garden State Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Meeting.

     The shares of Garden State Common Stock represented by properly executed proxies received at or prior to the Meeting and not subsequently revoked prior to the vote at the Meeting will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AND FOR APPROVAL OF THE ADJOURNMENT PROPOSAL. If any other matters are properly presented at the Meeting for consideration, the persons named in the Garden State proxy card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment, provided, however, that such discretionary authority will only be exercised to the extent permissible under applicable federal and state securities and corporation laws. As of the date of this Proxy Statement-Prospectus, Garden State is unaware of any other matter to be presented at the Meeting. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast and will not be treated as shares present for purposes of determining whether a quorum is present. Proxies marked as abstentions will be treated as shares present for purposes of determining whether a quorum is present.

     Any holder of Garden State Common Stock who has executed and delivered a proxy may revoke it at any time before it is voted. A proxy may be revoked prior to the Meeting by a later-dated proxy or a written revocation sent to the Corporate Secretary of Garden State, Lisa M. MacQuaide, at the Corporate Headquarters of Garden State, 2290 West County Line Road, Jackson, New Jersey 08527, and received by her prior to the Meeting. A proxy may be revoked at the Meeting by filing a later-dated proxy or a written notice of such revocation with the Secretary of the Meeting prior to the voting of such proxy. A proxy will not be revoked by the death or supervening incapacity of the shareholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Corporate Secretary or other person responsible for tabulating votes on behalf of Garden State.

     The cost of soliciting proxies from holders of Garden State Common Stock in the form enclosed herewith will be borne by Garden State. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of Garden State (who will receive no additional compensation for doing so). In addition, Garden State will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

     Vote Required. Assuming a quorum is present at the Meeting, the affirmative vote of a majority of the votes cast at the Meeting is required in order to approve and adopt the Merger Agreement. A failure to return a properly executed proxy card or to vote in person at the Meeting may increase the likelihood that business cannot be transacted due to a lack of quorum, but if a quorum is present such failure to return a proxy card or vote in person will not have the effect of a vote either for or against the Merger Agreement. An abstention from voting will have no effect on the vote. The affirmative vote of a majority of the votes cast at the Meeting is required to approve the
Adjournment Proposal. As of the Record Date, there were           shares of
Garden State Common Stock outstanding and entitled to be voted at the Meeting.

     The directors and executive officers of Garden State and their affiliates
beneficially owned, as of November   , 1995,           shares, or approximately
     % of the outstanding shares of Garden State Common Stock. Summit, by reason of the Stock Option Agreement (as defined below), and its ownership of the Option (as defined below) to purchase up to an aggregate of 752,770 shares of Garden State Common Stock granted by the Stock Option Agreement, may be deemed under the rules of the Commission to be the beneficial owner of approximately 24.7% of the Garden State Common Stock outstanding on the Record Date. However, Summit does not have the power to vote the shares of Garden State Common Stock which are subject to the Option at the Meeting.

                 PROPOSAL I -- APPROVAL OF THE MERGER AGREEMENT

                                   THE MERGER

     The following information, insofar as it relates to matters contained in the Merger Agreement or the Stock Option Agreement, is qualified in its entirety by reference to the Merger Agreement and the Stock Option Agreement, copies of which are attached hereto as Appendix A and Appendix B, respectively, and which are incorporated herein by reference. Garden State shareholders are urged to read the Merger Agreement and the Stock Option Agreement in their entirety.

PARTIES TO THE MERGER

     Summit. Summit is a registered bank holding company incorporated in 1973 under the laws of the State of New Jersey and, as such, is subject to the BHCA. A predecessor of Summit Bank, Summit's sole commercial banking subsidiary, began its operations in 1891. At September 30, 1995, Summit had consolidated assets of $5.6 billion, consolidated deposits of $4.6 billion, and consolidated stockholders' equity of $485 million. Based on consolidated assets at September 30, 1995, Summit was the fourth largest independent bank holding company headquartered in New Jersey.

     Summit conducts its principal operations through its wholly owned commercial bank subsidiary, Summit Bank, a New Jersey chartered commercial bank. As of September 30, 1995, Summit Bank had total assets of $5.6 billion. Summit Bank provides a broad range of commercial banking, retail banking, real estate, trust and other financial services through 90 branches located in 11 counties in Northern and Central New Jersey.

     Summit's market area has a diverse base of customers including corporations, small businesses, professional firms and individuals. Summit Bank directs its commercial lending efforts toward small and middle-market customers which it defines as businesses with annual sales of less than $50 million. A wide variety of retail banking services is also provided by Summit through Summit Bank.

     Summit Bank provides trust services to individual and corporate customers. Trust assets totaled $3.5 billion at year-end 1994 and fee income from trust services increased 7% in 1994 to $11.9 million. Summit also originates residential mortgage loans through its mortgage banking division, The Summit Mortgage Company. In 1994, origination and servicing income from mortgage banking activities totaled $9.8 million, unchanged from 1993. The comparison of mortgage banking revenue for 1994 with 1993 was affected by the inclusion of such revenues for Lancaster Financial Ltd., Inc. ("Lancaster") in 1994 only. If Lancaster revenues had been included in the results for 1993, mortgage banking revenue would have decreased $9.5 million or 49% in 1994 from 1993.

     Garden State. Garden State was organized under the laws of New Jersey in 1984 by GS Bank for the purpose of creating a bank holding company for GS Bank. Effective January 16, 1985, Garden State acquired all of the outstanding shares of GS Bank. GS Bank was incorporated as a state-chartered New Jersey bank in 1974 under the name Garden State Bank of Ocean County. GS Bank maintains its corporate headquarters and nine branches in Ocean and Monmouth Counties, New Jersey. GS Bank offers a broad range of banking, trust and related financial services to small and mid-sized businesses, consumers, institutions and governmental bodies.

     GS Bank is a full service commercial bank and offers the services generally performed by commercial banks of similar size and character, including checking, savings and time deposit accounts, certificates of deposit, secured and unsecured personal and commercial loans, and residential and commercial real estate loans. GS Bank offers a wide range of personal and corporate trust services through its Trust Department. GS Bank's deposit accounts are competitive in the current environment. In the lending area, GS Bank is engaged in commercial loans, Small Business Administration ("SBA") loans, mortgage loans and consumer lending.

     Garden State and GS Bank had 170 full-time equivalent employees as of September 30, 1995.

     Additional information about Summit and Garden State and their respective subsidiaries is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

EFFECT OF THE MERGER; EFFECTIVE TIME; CLOSING

     Pursuant to the Merger Agreement, at the Effective Time, Garden State will merge with and into Summit, with Summit surviving the Merger. Immediately following the Merger, GS Bank will be merged with Summit Bank, with the survivor having the name, certificate of incorporation and Bylaws of Summit Bank (the "Subsidiary Merger").

     The Effective Time of the Merger (the "Effective Time") will be the date and time on which a Certificate of Merger (the "Certificate of Merger") is filed with the Secretary of State of the State of New Jersey in accordance with the New Jersey Business Corporation Act, as amended (the "NJBCA"). A closing (the "Closing") will take place prior to the Effective Time at 10:00 a.m., local time, on a date to be specified by the parties, which is at least 10 business days, but no more than 30 business days, following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of the conditions to the consummation of the Merger specified in the Merger Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the office of Bourne, Noll & Kenyon, counsel to Summit, or at such other place, time or date as Summit and Garden State may mutually agree upon. Immediately following the Closing, the Certificate of Merger will be filed with the New Jersey Secretary of State.

     If the Merger is approved by the shareholders of Garden State, subject to the satisfaction or waiver of certain other conditions described herein, the Closing currently is expected to occur early in the first quarter of 1996.

MERGER CONSIDERATION

     Upon consummation of the Merger, subject to the provisions in the Merger Agreement relating to fractional shares discussed below, each share of Garden State Common Stock outstanding immediately prior to the Effective Time (other than treasury shares and shares held directly or indirectly by Summit other than in fiduciary capacity or in satisfaction of a debt previously contracted) will be automatically converted into the right to receive 1.08 shares of Summit Common Stock (the "Exchange Ratio"). The Exchange Ratio was arrived at through arms-length negotiations between Summit and Garden State. No fractional shares of Summit Common Stock will be issued in connection with the Merger. In lieu of the issuance of fractional shares, Summit will make a cash payment to each Garden State shareholder who otherwise would be entitled to receive a fractional share equal to the product of (i) the fractional interest which a Garden State shareholder would otherwise receive and (ii) the Average Closing Price.

     On November   , 1995, the last practicable date prior to the mailing of
this Proxy Statement-Prospectus, the last reported sale price per share of
Summit Common Stock was $          .

     THE MARKET PRICE OF SUMMIT COMMON STOCK CAN BE EXPECTED TO FLUCTUATE BETWEEN THE DATE OF THIS PROXY STATEMENT-PROSPECTUS AND THE EFFECTIVE TIME. FLUCTUATIONS IN SUCH MARKET PRICE PRIOR TO THE EFFECTIVE TIME COULD RESULT IN AN INCREASE OR DECREASE IN THE MARKET PRICE ON THE EFFECTIVE TIME OF THE SHARES OF SUMMIT COMMON STOCK TO BE RECEIVED BY GARDEN STATE SHAREHOLDERS IN THE MERGER. NO ASSURANCE CAN BE GIVEN CONCERNING THE MARKET PRICE OF SUMMIT COMMON STOCK BEFORE OR AFTER THE EFFECTIVE TIME.

     Upon consummation of the Merger, any shares of Garden State Common Stock that are owned by Garden State as treasury stock or that are held directly or indirectly by Summit other than in a fiduciary capacity or in satisfaction of a debt previously contracted will be canceled and retired and no payment will be made with respect thereto.

     At the Effective Time, each outstanding option to purchase Garden State Common Stock (a "Garden State Option") granted under the stock option plans of Garden State (the "Garden State Option Plans") will be converted, at the election of the holder of such Garden State Option (an "optionee"), as follows:

          (i) into an option to purchase Summit Common Stock, wherein (x) the right to purchase shares of Garden State Common Stock pursuant to the Garden State Option will be converted into the right to purchase that same number of shares of Summit Common Stock multiplied by the Exchange Ratio,
     (y) the option exercise price per share of Summit Common Stock will be the previous option exercise price per share of the Garden State Common Stock divided by the Exchange Ratio and (z) in all other material respects the option will be subject to the same terms and conditions as governed the Garden State Option on which it was based, including, without limitation, the remaining length of time within which the option may be exercised; or

          (ii) if the Garden State Option is fully exercisable at the Closing, into the right to receive immediately after the Effective Time a number of whole shares of Summit Common Stock equal to the positive number (or zero, if the result is negative) determined by (x) subtracting (i) the aggregate exercise price for the Garden State Option from (ii) the product determined by multiplying (A) the number of shares of Garden State Common Stock covered by the Garden State Option, times (B) the Exchange Ratio, times (C) the Average Closing Price, and (y) dividing the resulting number by the Average Closing Price. No fractional shares of Summit Common Stock will be issued, and in lieu thereof, each optionee who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price.

     Summit has agreed to reserve for issuance the number of shares of Summit Common Stock necessary to satisfy Summit's obligations under such options, and to register such shares, if they are not previously registered under the Securities Act.

     If the Average Closing Price is less than $17.00 but greater than or equal to $16.00, Garden State has the right to terminate the Merger Agreement unless Summit agrees, at Summit's option, to adjust the Exchange Ratio such that the value (measured by the Average Closing Price) of the number of shares of Summit Common Stock to be exchanged for one share of Garden State Common Stock in the Merger, based on the new Exchange Ratio, is at least as high as the value which would have been if the Exchange Ratio were unchanged and the Average Closing Price were $17.00. Garden State has the right to unilaterally terminate the Merger Agreement if the Average Closing Price is less than $16.00.

     If Summit effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction prior to the Effective Time, an appropriate adjustment to the Exchange Ratio will be made.

     Based on the capitalization of Summit and Garden State as of September 30, 1995, upon consummation of the Merger, the shareholders of Garden State will own Summit Common Stock representing approximately 9% of the outstanding Summit Common Stock following the Merger. Such percentage would remain the same if shares of Summit Common Stock and Garden State Common Stock issuable upon exercise of outstanding Summit and Garden State stock options (vested and unvested) are issued. For purposes of these calculations, except as set forth above, it is assumed that no other shares of Summit Common Stock and Garden State Common Stock are issued and that the Exchange Ratio is 1.08.

BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger

     In the early 1990's, Garden State experienced significant problems in its commercial loan portfolio, the bulk of which were attributable to real estate development loans. These problems led to GS Bank's entry into a consent agreement with the New Jersey Banking Department and the FDIC in February 1993. The Consent Agreement, among other things, contained requirements designed to address GS Bank's problem loans and nonperforming assets, and required GS Bank to increase its leverage capital ratio to 6%.

     During 1994, Garden State raised over $7 million in new capital through the sale of common stock and warrants, and the exercise of warrants, raising GS Bank's capital above all regulatory minimums. In addition, as the local real estate market and interest rate conditions improved in the last few years, Garden State has been able to contain and reduce its problem loans and nonperforming assets and return to profitability. The Consent Agreement was replaced by a less formal memorandum of understanding in June 1994, and lifted entirely on May 23, 1995.

     While Garden State's Board of Directors is encouraged by the institution's turnaround in recent years, that same period of time has seen numerous changes occur in the business environment for commercial banks and the financial services industry generally. In particular, the movement toward regional interstate banking and consolidation in the banking industry led the Garden State Board of Directors to investigate opportunities for the affiliation of Garden State with another financial institution. The Garden State Board of Directors retained Advest, Inc. ("Advest") to act as its financial advisor and to assist in this process.

     With the advice of its financial advisor, the Garden State Board considered some of the advantages which could be derived from a business combination, including greater shareholder liquidity, increased market recognition, additional product offerings and consolidation of administrative functions. The Board also reviewed Garden State management's internal business plan and the merger premiums then being obtained for bank stocks in other transactions, and considered the possibility that Garden State's shareholders could receive more value through a merger than they would receive if Garden State remained as an independent institution, even if management were able to meet its goals for operating the company independently.

     In the first quarter of 1995, the Garden State Board directed Advest to initiate discussions with a number of larger financial institutions, including Summit. Several of these institutions, including Summit, informally indicated an interest in pursuing a transaction and indicated potential prices or exchange ratios at which such a transaction might be accomplished. Through its financial advisor, Garden State negotiated extensively with Summit during the second quarter of 1995. Prior to entering into a definitive agreement with Summit, Garden

State, through its financial advisor, negotiated increases in the consideration proposed by Summit and by other potential bidders. In June 1995, the market value of the consideration proposed by Summit was the highest value consideration offered by any of the prospective bidders.

     These matters were all reported to the Garden State Board in a series of meetings, culminating with a meeting of the Board on June 7, 1995. At that meeting, the Garden State Board reviewed the terms and conditions being proposed by Summit, the history and current status of Garden State's contacts with Summit and with other potential acquirors, the financial condition and prospects of Summit, and the historical trends and future prospects for the business of Garden State on a stand-alone basis. Representatives of Advest presented advice on the Summit proposal and the contacts with other bidders, along with an analysis of Garden State's strategic options. Garden State's legal counsel presented advice on the terms and conditions which Summit had proposed to include in a definitive merger agreement and stock option agreement. After review and consideration of these matters, the Board authorized Garden State's Merger and Acquisition Committee, with the assistance of Garden State's financial advisor and legal counsel, to negotiate a definitive agreement with Summit, and to present such agreement to the Board for its consideration.

     Negotiation of the definitive agreements took place during the following week and a meeting of the Garden State Board of Directors was held on June 13, 1995 to consider and vote upon the Merger Agreement and the Stock Option Agreement. At the June 13, 1995 meeting, the issues addressed at the June 7, 1995 meeting were again discussed. Following extended discussion, the Board unanimously voted to approve both agreements and on June 13, 1995, the Merger Agreement and Stock Option Agreement were executed and delivered by Garden State and Summit.

  The Garden State Board's Considerations in Approving the Merger

     The Garden State Board of Directors considered numerous factors in approving the Merger Agreement. The Board considered not only the Exchange Ratio, but also all other factors the Board deemed relevant, including the financial and managerial resources and future prospects of Summit, the possible effects of the Merger on the business of Garden State, and the possible effects of the Merger on other constituencies such as the employees, customers, suppliers and creditors of Garden State and the communities in which Garden State operates.

     The reasons the Garden State Board approved the Merger Agreement included the following: (i) the immediate and potential long-term financial benefits to Garden State shareholders inherent in the terms of the Merger, including the Exchange Ratio and the anticipated post-acquisition dividend rate for Summit Common Stock; (ii) Advest's opinion that the financial consideration offered in the proposed Merger was fair to the Garden State shareholders from a financial point of view; (iii) a conclusion that further consolidation in the financial services industry was inevitable, that Garden State could be at a competitive disadvantage in such an environment, and that market conditions were favorable for a business combination transaction in the current time frame; (iv) the ability of the combined entity to achieve efficiencies and economies of scale which would ultimately benefit Garden State's shareholders; (v) the ability of the combined entity to offer Garden State's customers and the communities in which Garden State operates a broader range of products and services than Garden State presently offers as an independent entity; (vi) the enhanced liquidity that Garden State shareholders are likely to obtain from the conversion of their Garden State Common Stock into Summit Common Stock, which has a significantly greater average trading volume; (vii) the prospects for future growth and increased market recognition of the combined entity; and (viii) the relative value being offered to Garden State shareholders in the Merger compared with the value which such shareholders were likely to receive if Garden State management met its financial goals in operating the company independently.

     In approving the Merger, the Garden State Board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process, although individual directors may have given one or more factors more weight than other factors. The emphasis of the Board's discussion in considering the Merger, however, was on the financial aspects of the Merger, particularly the value of the consideration being offered by Summit in exchange for each share of Garden State Common Stock.

     Summit's Reasons for the Merger. The Summit Board of Directors (the "Summit Board") has unanimously approved the Merger Agreement and has determined that the Merger and the issuance of the Merger Shares is in the best interests of Summit and its shareholders. The Merger expands Summit's retail franchise and competitive position in key market areas and increases Summit's operating and marketing scale. The in-market nature of the Merger will enable Summit to achieve greater operating efficiencies through branch consolidations while providing Summit an opportunity to fill in its existing franchise with access to new communities.

OPINION OF FINANCIAL ADVISOR

     By letter dated March 31, 1995, Garden State's Board of Directors retained the services of Advest as Garden State's financial advisor in connection with a possible acquisition transaction and, if an acquisition transaction eventuated, requested that Advest render a fairness opinion regarding the consideration to be received by the shareholders of Garden State, from a financial point of view.

     Advest is a nationally recognized investment banking firm and, as part of its investment banking business, is regularly engaged in the valuation of bank, bank holding company and thrift institution securities in connection with mergers, acquisitions, and other securities transactions. As financial advisor to Garden State, Advest was involved in every stage of the discussions with various financial institutions that resulted in the offer by Summit, as well as the negotiations with Summit that resulted in the Merger Agreement.

     Advest has delivered a written opinion to the Garden State Board of Directors, dated as of June 13, 1995, and updated as of the date of this Proxy Statement-Prospectus in light of subsequent events including the proposed Summit-UJB Merger, to the effect that the consideration to be received by Garden State shareholders, pursuant to the Merger Agreement, is fair, from a financial point of view. There were no limitations imposed by Garden State on Advest in connection with its rendering of the fairness opinion. Advest is not a market maker in either Garden State or Summit stock.

     THE FULL TEXT OF ADVEST'S FAIRNESS OPINION, WHICH SETS FORTH ASSUMPTIONS MADE AND MATTERS CONSIDERED, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS. GARDEN STATE'S SHAREHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. ADVEST'S OPINION IS DIRECTED ONLY TO THE CONSIDERATION OFFERED IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY GARDEN STATE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING. THE SUMMARY INFORMATION REGARDING ADVEST'S OPINION AND THE PROCEDURES FOLLOWED IN RENDERING SUCH OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, Advest reviewed, among other things: (i) the Merger Agreement; (ii) the audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations of each of Garden State and Summit for the three fiscal years ended December 31, 1994; (iii) the unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for the interim period ending March 31, 1995 of each of Garden State and Summit; (iv) certain financial information as filed with federal banking agencies for the three years ended December 31, 1994, as well as the three months ended March 31, 1995, for both Garden State and Summit; (v) financial analyses and forecasts of Garden State prepared by and/or reviewed with management of Garden State; (vi) the views of senior management of each of Garden State and Summit of their respective past and current business operations, results thereof, financial condition and future prospects; (vii) the reported price and trading activity for Garden State and Summit Common Stock, including a comparison of certain financial and stock market information for Garden State and Summit with similar information for certain other companies the securities of which are publicly traded; (viii) comparative financial and operating data on the banking industry and certain institutions which were deemed to be reasonably similar to both companies; (ix) certain bank mergers and acquisitions on a state, regional and nationwide basis for institutions which were deemed to be reasonably similar to Garden State and a comparison of the proposed financial consideration with the consideration in the Merger paid in other relevant mergers and acquisitions; (x) the pro forma impact of the Merger on Summit and Garden State; and (xi) other financial information, studies and analyses. Advest performed such other investigations and took into account such other matters as Advest deemed appropriate.

     In performing its review, Advest assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with Advest. Advest did not make any independent evaluation or appraisal of specific assets or liabilities, the collateral securing assets or the liabilities of Garden State or Summit or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of Garden State and Summit). With respect to the financial projections reviewed with management, Advest assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of each of Garden State and Summit. Advest also assumed that there has been no material change in Garden State's or Summit's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Advest.

     In connection with rendering its fairness opinion to the Garden State Board of Directors, Advest performed a variety of financial analyses. The following is a summary of such analyses, but does not purport to be a complete description of the Advest analyses. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. Advest believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Advest's opinion.

     In performing its analyses, Advest made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Garden State, Summit or Advest. Any estimates contained in Advest's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. No company or transaction utilized in Advest's analyses was identical to Garden State or Summit or the Merger. Because such estimates are inherently subject to uncertainty, Advest assumes no responsibility for their accuracy.

  Stock Trading History

     Advest examined the history of trading prices for both Garden State Common Stock and Summit Common Stock for the periods from July 1985 through June 1995. Advest also examined the relationship between movements of the market prices for Garden State and Summit to movements in the NASDAQ bank stock index during the period from July 1994 through June 1995, during which Garden State Common Stock was listed on the NASDAQ Small-Cap Market.

     Since its listing on the NASDAQ Small-Cap Market in June 1994, but prior to September 1994, Garden State Common Stock has primarily traded in the $5.50 to $9.00 range. In September there was significant price appreciation and the stock began trading in the $11.00 to $12.75 range. From March 1995 through June 13, 1995 (the last business day preceding public announcement of the signing of the Merger Agreement) the stock traded in the $13.00 to $17.00 range. During the week prior to the announcement of the Merger, Garden State Common Stock traded at prices between $14.75 and $16.75 per share. From the date of announcement of the Merger through August 31, 1995, Garden State Common Stock traded between $19.50 and $25.75.

  Contribution Analysis

     Advest prepared a contribution analysis showing the percentage contributed by Garden State to the combined company on a pro forma basis of assets, deposits, common equity and tangible common equity at March 31, 1995, and net income for the twelve months ended March 31, 1995. Advest then compared these percentages to the Garden State shareholder's pro forma ownership of Summit. This analysis showed that Garden State, as of March 31, 1995, would contribute 5.4% of pro forma consolidated assets, 6.0% of pro forma consolidated deposits, 5.6% of pro forma consolidated equity and 3.7% of pro forma consolidated net income for the twelve months ended March 31, 1995. Garden State shareholders would hold 8.9% of the pro forma ownership of the combined company.

  Comparable Company Analysis

     In undertaking its analysis, Advest compared the financial condition and financial operating performance of Garden State with a peer group of 15 commercial banks in New Jersey with between $250 to $400 million in assets. The review considered asset size, return on average assets and equity, the equity to assets ratio and the ratio of nonperforming assets to total assets, among other information. Compared to Garden State Bank, which had a return on average assets of 0.84% and return on average equity of 10.21% based on annualized March 31, 1995 operating results, and an equity to assets ratio of 8.39% and a nonperforming assets to total assets ratio of 3.25% at March 31, 1995, the peer group had a median return on average assets of 0.96% and return on average equity of 11.97% based on annualized March 31, 1995 operating results, and an equity to average assets ratio of 7.71% and a nonperforming assets to total assets ratio of 1.23% at March 31, 1995. In sum, the peer group reported somewhat stronger operating performance than Garden State, a lower level of nonperforming assets and a comparable equity to assets ratio.

  Discounted Cash Flow Analysis

     Advest performed an analysis which estimated the future cash flows of Garden State over four years under various circumstances, assuming Garden State performed in accordance with the earnings forecasts of its management and certain variations thereof (including variations with respect to the growth rate of assets, net interest spread, non-interest income, noninterest expenses and dividend payout ratio). To approximate the terminal value of Garden State Common Stock at the end of the four-year period Advest applied price to earnings multiples ranging from 12.0x to 18.0x and applied multiples of book value ranging from 1.50x to 2.00x. The terminal values were then discounted to present values using different discount rates (ranging from 15% to 18%) chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Garden State Common Stock. This analysis indicated a range of value per share of Garden State Common Stock of $11.04 to $20.09.

  Analysis of Selected Merger Transactions

     Advest reviewed certain financial data related to 178 acquisitions of commercial banks and thrift institutions, nationwide, with assets between $200 and $750 million announced since January 1, 1993, 15 of which were announced since January 15, 1995. Advest also reviewed selected regional acquisitions including the following transactions which were the most recent in the Mid Atlantic region (identified by acquiror/acquiree): Hubco Inc./Urban National Bank, Valley National Bancorp./Lakeland First Financial, UJB Financial Corp./Bancorp New Jersey, Staten Island Savings Bank/Gateway Bancorp., and Midlantic Corporation/Old York Road Bancorp.

     Advest calculated average price as a multiple of the target's earnings (trailing 12 months), and as a percentage of stated book value and tangible book value, and Advest calculated premium as a percentage of core deposits. For nationwide transactions announced since January 1, 1995, the calculations yielded, as of the date of announcement of these transactions, the following averages: (i) price offered as a multiple of earnings of 16.27 times (22.1 times for regional transactions), compared with a multiple of 25.5 times associated with the Summit proposal; (ii) price offered as a percentage of book value of 188% (213% for regional transactions), compared with 255% associated with the Summit proposal; (iii) price offered as a percentage of tangible book value of 190% (213% for regional transactions), compared with 260% associated with the Summit proposal; and (iv) premium as a percentage of core deposits of 9.30% (9.32% for regional transactions), compared to 15.45% associated with the Summit proposal.

     No company or transaction used as a comparison in the above analysis is identical to Garden State, Summit or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical, rather it involves complex considerations and judgments concerning differences in financial and operating characteris-tics of the companies and other factors that could affect the acquisition value of the companies to which they are being compared.

  Impact Analysis

     Advest analyzed the changes in the amount of fully diluted earnings per share and book value represented by the issuance of 1.08 shares of Summit Common Stock for each share of Garden State Common Stock. The analysis evaluated, among other things, possible dilution or accretion in fully diluted earnings per share and book value per share for Summit. The analysis was based upon (i) March 31, 1995 balance sheet data for Garden State; (ii) March 31, 1995 balance sheet data for Summit; (iii) latest twelve months earnings for the period ended March 31, 1995 for Garden State; and (iv) latest twelve months earnings for the period ended March 31, 1995 for Summit.

     As of the time performed, these pro forma analyses indicated that the Merger would be approximately 1% dilutive to Summit's fully diluted earnings per share, on a normalized basis, and approximately 3.9% dilutive to Summit's book value per share.

     Advest also analyzed the impact of the Merger on certain Summit values per Garden State share based on the Exchange Ratio of 1.08 shares of Summit Common Stock for one share of Garden State Common Stock. That analysis, which was based on certain assumptions made by Advest, found that, based on the proposed Exchange Ratio, Summit's equivalent earnings per share would be $0.87 per share or 3.5% greater than existing Garden State earnings per share; that Summit's equivalent book value per share would be $13.44 or 53% greater than existing Garden State book value per share, and that Summit's equivalent dividend income would be $0.91 per share. Garden State shareholders did not receive regular cash dividends prior to execution of the Merger Agreement.

     Advest's retainer agreement provides that Garden State will pay Advest a transaction fee in connection with the Merger, a substantial portion of which is contingent upon consummation of the Merger. Under the terms of the agreement, Garden State has agreed to pay Advest a fee equal to 1% of the aggregate consideration paid to shareholders and option holders in the Merger, or
approximately $          (based on the number of shares of Garden State Common
Stock outstanding on the Record Date, assuming a market price of $          for
Summit Common Stock and assuming no adjustment to the Exchange Ratio), net of $200,000 in fees already paid to Advest in relation to the Merger (including $25,000 upon acceptance of the retainer agreement with Advest, $75,000 upon execution of the Merger Agreement and $100,000 upon delivery of the initial written fairness opinion) so that the total fees for Advest's engagement by Garden State, excluding reimbursement for out-of-pocket expenses, will not exceed 1% of the market value of the total consideration in the Merger.

SURRENDER OF CERTIFICATES

     As soon as practicable after the Effective Time, Summit will cause Summit Bank's Trust Department (or Summit's then existing stock transfer agent), acting in the capacity of exchange agent for Summit (the "Exchange Agent"), to mail to each former holder of record of Garden State Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of Garden State Common Stock for certificates representing shares of Summit Common Stock and cash in lieu of fractional shares.

     HOLDERS OF GARDEN STATE COMMON STOCK SHOULD NOT SEND IN ANY STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT, AND SHOULD NOT RETURN SUCH STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Upon surrender to the Exchange Agent of one or more certificates for Garden State Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder of Garden State Common Stock surrendering such items a certificate or certificates representing the number of whole shares of Summit Common Stock to which such holder is entitled, if any, and, where applicable, a check for the amount to be paid in lieu of any fractional share interest determined in the manner described herein, without interest.

     No dividend or other distribution payable after the Effective Time with respect to Summit Common Stock will be paid to the holder of any unsurrendered certificate until the holder duly surrenders such certificate. Following such surrender of any such certificate, there will be paid to the holder of the certificates representing whole shares of Summit Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions having a record date after the Effective Time theretofore payable with respect to such whole shares of Summit Common Stock and not yet paid, and (ii) at the appropriate payment date, the amount of dividends or other distributions having (x) a record date after the Effective Time but prior to surrender and (y) a payment date subsequent to surrender payable with respect to such whole shares of Summit Common Stock.

     Holders of Garden State Options will be contacted separately by Summit after the mailing of this Proxy Statement-Prospectus but prior to the Effective Time with respect to their Garden State options. HOLDERS OF GARDEN STATE OPTIONS SHOULD NOT SEND IN ANY GARDEN STATE OPTIONS UNTIL THEY RECEIVE INSTRUCTIONS FROM SUMMIT AND SHOULD NOT RETURN SUCH GARDEN STATE OPTIONS WITH THE ENCLOSED PROXY.

     After the Effective Time, there will be no transfers on Garden State's stock transfer books of shares of Garden State Common Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of Garden State Common Stock are presented for transfer after the Effective Time, they will be cancelled and exchanged for shares of Summit Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof, without interest.

     If outstanding certificates of Garden State Common Stock are not surrendered or payment is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by law, become the property of Summit, free and clear of any claims or interests of any other person.

     If a certificate for Garden State Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of an affidavit as to such loss, theft or destruction, and appropriate and customary indemnification.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Garden State's management and the Garden State Board may be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of Garden State generally. The Garden State Board was aware of these interests and considered them, among other matters, in unanimously approving (with all directors voting) the Merger Agreement and the transactions contemplated thereby.

     Indemnification; Insurance. In the Merger Agreement, Summit has agreed that from and after the Effective Time, it will indemnify, defend and hold harmless, and advance costs and expenses (including reasonable attorney's fees, costs and expenses) to, each person who is, has been or becomes prior to the Effective Time, an officer or director of Garden State or any of its subsidiaries (the "Indemnified Parties") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, settlements (to which Summit has consented) or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising after the Effective Time and out of or pertaining to matters existing or occurring at or prior to the Effective Time, including, without limitation, the authorization of the Merger Agreement and the transactions contemplated thereby, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Garden State would have been permitted under New Jersey law and its Certificate of Incorporation or Bylaws in effect on the date of the Merger Agreement to indemnify such person (and also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required by law to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under New Jersey law and Garden State's Certificate of Incorporation and Bylaws shall be made by independent counsel selected jointly by Summit and the Indemnified Party.

     For a period of six years following the Effective Time, Summit will provide to the persons who served as directors or officers of Garden State or any Garden State subsidiary, including GS Bank, on or before the Effective Time, insurance against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time. Such coverage may be provided by means of an extended reporting period endorsement to the policy presently issued to Garden State by the present carrier for Garden State, or by such other means which shall provide substantially equivalent coverage to such persons.

     Summit has also agreed, for a period of six years after the Effective Time, to cause Garden State and its subsidiaries' current directors' and officers' liability insurance policies to be maintained (provided that Summit may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time.

     Employee Benefit Plans, Programs and Arrangements. The employee benefit plans, arrangements and related policies of Garden State and GS Bank will initially be unaffected by the Merger. Following the Merger, Summit will review such plans, arrangements and policies with a view towards consolidating the same to the extent feasible and economical. To the extent former employees of Garden State or GS Bank become participants in a plan of Summit or Summit Bank, they will be given past service credit for eligibility, participation, and vesting purposes, but not for benefit accrual purposes. For purposes of benefit accrual, credited service under each Summit plan will commence within twelve months following the Merger. Employees of Garden State or GS Bank immediately prior to the Effective Time, who will become employees of Summit or the Bank, will receive compensation and benefit packages no less favorable, in the aggregate, than the compensation and benefit packages to which they were entitled immediately prior to the Effective Time. Notwithstanding the foregoing, the benefits under pension benefit plans to which such employees are entitled after the Effective Time shall be limited to those benefits accruing under the applicable Summit plans.

     Change of Control Agreements. Garden State has entered into change of control agreements with certain executive officers of Garden State which provide for certain payments and benefits to the executive in the event the executive's employment is terminated following a change of control as defined in the agreements (the "Change of Control Events"). The payments and benefits provided are subject to reduction if they exceed levels specified under the golden parachute provisions of the Code and for the two highest paid officers such reductions are expected to occur. The Merger will constitute a Change of Control Event for purposes of these agreements. If, pursuant to the provisions described above, payments were required to be made to Messrs. Bessler, Lubow and Courtright (the most highly compensated Garden State executive officers named in Garden State's most recent annual meeting proxy statement), the estimated amount of such payments and benefits, take into account the necessary reductions would be $469,000, $396,000 and $308,000, respectively. The estimated amount of payments and benefits to all the executive officers with change of control agreements as a group would be $1,348,000.

     After the announcement of the Merger, Summit and Mr. Bessler entered into an informal written agreement pursuant to which Mr. Bessler would continue to be employed after the Closing until approximately May 31, 1996, at an annual compensation of approximately $200,000 per year and his benefits would be continued throughout that period.

     Severance Payments. Unless an employee is entitled to a larger payment under an employment or severance agreement, employees of Garden State and GS Bank immediately prior to the Effective Time who become employees of Summit or Summit Bank and are involuntarily terminated within one year thereafter, will receive severance benefits at least as favorable as those provided in the severance plan of Garden State and GS Bank in effect on the date of the Merger Agreement.

     Stock Options. At the Effective Time, each outstanding Garden State Option shall be converted, at the election of the optionee, as follows:

          (i) into an option to purchase Summit Common Stock, wherein (x) the right to purchase shares of Garden State Common Stock pursuant to the Garden State Option will be converted into the right to purchase that same number of shares of Summit Common Stock multiplied by the Exchange Ratio,
     (y) the option exercise price per share of Summit Common Stock will be the previous option exercise price per share of the Garden State Common Stock divided by the Exchange Ratio and (z) in all other material respects the option will be subject to the same terms and conditions as governed the Garden

     State Option on which it was based, including without limitation the remaining length of time within which the option may be exercised; or

          (ii) if the Garden State Option is fully exercisable at the Closing, into the right to receive immediately after the Effective Time a number of whole shares of Summit Common Stock equal to the positive number (or zero, if the result is negative) determined by (x) subtracting (i) the aggregate exercise price for the Garden State Option from (ii) the product determined by multiplying (A) the number of shares of Garden State Common Stock covered by the Garden State Option, times (B) the Exchange Ratio, times (C) the Average Closing Price, and (y) dividing the resulting number by the Average Closing Price. No fractional shares of Summit Common Stock will be issued, and in lieu thereof, each optionee who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price.

     As of November   , 1995, no directors of Garden State had outstanding
Garden State Options. The sole executive officer of Garden State who owned Garden State Options was Robert T. English, who owned 1,560 Garden State Options as of such date.

REGULATORY APPROVALS

     The Merger generally is subject to prior approval by the Federal Reserve Board under Sections 3 and 4 of the BHCA. However, the Federal Reserve Board has adopted a rule exempting from this prior approval requirement certain bank holding company mergers where (as in the Merger and the Subsidiary Merger) there will be a merger of two holding companies and the simultaneous merger of the bank subsidiary of the acquired holding company with the bank subsidiary of the acquiror, provided (1) the transaction requires the prior approval of a Federal supervisory agency under the Bank Merger Act (12 U.S.C. sec.1828(c)); and (2) certain other conditions are met. Summit filed an application for such exemption with the Federal Reserve Board. On October 20, 1995 the Federal Reserve Board approved Summit's application for an exemption under this provision.

     The Subsidiary Merger is expected to occur immediately after the merger of Garden State into Summit. The prior approval of the New Jersey Commissioner of Banking (the "Commissioner") is required for the Subsidiary Merger. The Commissioner may disapprove the Subsidiary Merger if the merged bank will not meet applicable capital requirements, the Merger Agreement contains provisions not conforming to applicable law, or the Commissioner finds that the Subsidiary Merger will not be in the public interest.

     Approval of the FDIC of the Subsidiary Merger is also required under
Section 18 of the Federal Deposit Insurance Act. The FDIC may deny approval of the Subsidiary Merger if it finds that the Subsidiary Merger may result in a monopoly or have significant anti-competitive effects, unless such anti-competitive effects are clearly outweighed by the public interest in the probable effect of the Subsidiary Merger in meeting the convenience and needs of the community to be served.

     Summit and Garden State are not aware of any material governmental waivers, approvals or actions that are required for consummation of the Merger, except as described above. Should any such additional approval or action be required, it is presently contemplated that such approval or action would be sought.

     As discussed above, the Federal Reserve Board has approved Summit's applications for a waiver with respect to the Merger, and applications have been submitted seeking the approvals of the Commissioner and the FDIC as described above. The Merger cannot proceed in the absence of the requisite regulatory approvals. See "THE MERGER -- Conditions to the Consummation of the Merger" and "-- Termination." There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under "THE MERGER -- Conditions to the Consummation of the Merger." There can likewise be no assurance that the United States Department of Justice or the New Jersey Attorney General will not challenge the Merger on antitrust grounds, or, if such a challenge is made, as to the result thereof.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Each of Summit's and Garden State's obligation to effect the Merger is subject to the satisfaction of the following conditions:

          (a) The Merger Agreement and the transactions contemplated thereby shall have been approved by the requisite vote of the shareholders of Garden State. The Registration Statement of which this Proxy Statement-Prospectus is a part shall have been declared effective by the Commission and shall not be subject to a stop order or any threatened stop order, and the issuance of the Summit Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The Summit Common Stock to be issued in connection with the Merger, including Summit Common Stock to be issued for the exercise of Garden State Options, shall have been included for quotation on the NASDAQ/NMS or, if the outstanding Summit Common Stock is then listed on a national securities exchange, shall have been approved for listing on such exchange.

          (b) All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the FDIC or the Commissioner and any approval or waiver required by the Federal Reserve Board) required to consummate the transactions contemplated by the Merger Agreement shall have been obtained without any Burdensome Condition, which is defined as a condition which materially impairs the value of Garden State and GS Bank, taken as a whole, to Summit. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

          (c) No order, judgment or decree shall be outstanding against a party to the Merger Agreement or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger or the Subsidiary Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or the Subsidiary Merger or obtain other substantial monetary or other relief against one or more parties to the Merger Agreement in connection with the Merger Agreement and which Summit or Garden State determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger or the Subsidiary Merger.

          (d) Summit and Garden State shall have received an opinion, satisfactory to Summit and Garden State, of Bourne, Noll & Kenyon, counsel to Summit, to the effect that the transactions contemplated by the Merger Agreement will result in a reorganization (as defined in Section 368(a) of the Code), and accordingly no gain or loss will be recognized for federal income tax purposes to Summit, Garden State, Summit Bank or GS Bank or to the shareholders of Garden State who exchange their shares of Garden State for Summit Common Stock (except to the extent that cash is received in lieu of fractional shares of Summit Common Stock).

          (e) The Merger shall qualify to be treated by Summit as a pooling of interests for accounting purposes.

     The obligation of Summit to effect the Merger is also subject to the satisfaction or waiver by Summit prior to the Effective Time of the following conditions:

          (a) The representations and warranties of Garden State contained in the Merger Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing. Garden State shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing.

          (b) Summit shall have received the written consents of any person whose consent to the transactions contemplated by the Merger Agreement is required under the applicable instrument.

          (c) Summit shall have received an opinion of Pitney, Hardin, Kipp & Szuch, counsel to Garden State, dated the date of the Closing, in form and substance reasonably satisfactory to Summit, covering the matters set forth in the Merger Agreement, all of which are matters of the type customarily covered in connection with transactions of the type contemplated by the Merger Agreement, and any other matters reasonably requested by Summit.

          (d) GS Bank shall have taken all necessary corporate action to effectuate the Subsidiary Merger immediately following the Effective Time.

          (e) Garden State shall have furnished Summit with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in the Merger Agreement as Summit may reasonably request.

     The obligation of Garden State to effect the Merger is also subject to the satisfaction or waiver by Garden State prior to the Effective Time of the following conditions:

          (a) The representations and warranties of Summit contained in the Merger Agreement shall be true and correct in all material respects on the Closing as though made on and as of the Closing. Summit shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing.

          (b) Garden State shall have received an opinion of Bourne, Noll & Kenyon, counsel to Summit, dated the date of the Closing, in form and substance reasonably satisfactory to Garden State, covering the matters set forth in the Merger Agreement, all of which are customarily covered in connection with transactions of the type contemplated by the Merger Agreement.

          (c) Garden State shall have received an update of the opinion from Advest rendered at the time of execution of the Merger Agreement to the effect that, in its opinion, the consideration to be paid to shareholders of Garden State in the Merger is fair to such shareholders from a financial point of view, without adverse change to such opinion, (i) as of the date not more than three days prior to the date the Proxy Statement/Prospectus is mailed to Garden State's shareholders, and (ii) as of the Closing. The
     first such updated opinion, dated             , 1995 has been received by
     Garden State and is attached to this Proxy Statement-Prospectus as Appendix C.

          (d) Summit shall have taken all action necessary to assume in writing and to honor the written employment agreements between Garden State and certain of its executive officers.

          (e) Garden State shall have received evidence, reasonably satisfactory to it, that Summit shall have obtained the insurance referred to in the Merger Agreement with respect to the former officers and directors of Garden State.

          (f) Summit shall have furnished Garden State with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in the Merger Agreement as Garden State may reasonably request.

REPRESENTATIONS AND WARRANTIES

     In the Merger Agreement, each of Summit and Garden State have made certain customary representations and warranties relating to, among other things (i) each of Summit's and Garden State's and their respective subsidiaries' organization and similar corporate matters; (ii) each of Summit's and Garden State's capital structure; (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iv) financial statements of each of Summit and Garden State, the accuracy of the information set forth therein, and the absence of any liabilities except as incurred in the ordinary course of business since the date of the most recent such statement,
(v) brokers and finders; (vi) the absence of certain changes in the business, financial condition or results of operations of Summit and Garden State; (vii) the absence of pending or threatened litigation except as disclosed by the parties prior to the date of the Merger Agreement; (viii) filing of tax returns and payment of taxes; (ix) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (x) documents filed by each of Summit and Garden State with the Commission and the accuracy of information contained therein; (xi) the accuracy of information supplied by each of Summit and Garden State in connection with this Proxy Statement-Prospectus and the Registration Statement of which this Proxy Statement-Prospectus forms a part; (xii) compliance with applicable law, including, without limitation, the Community Reinvestment Act of 1977; (xiii) in the case of Garden State, certain contracts relating to certain employment, consulting and benefits matters; (xiv) title representations as to its properties and representations as to insurance coverage; (xv) the accuracy of corporate minute books; (xvi) certain environmental matters; (xvii) certain representations regarding its loan portfolio, including the completeness and accuracy of loan files and the adequacy of reserves for loan and lease losses; (xviii) in the case of Garden State, the absence of any obligation to make any "excess" parachute payment; as defined in Section 280G of the Code and the regulations promulgated thereunder, to any present or former officer, director, employee or agent; (xix) the absence of any material non-disclosure in connection with the Merger Agreement and the accuracy of the representations and warranties set forth therein; (xx) in the case of Garden State, absence of agreements with bank regulators; (xxi) in the case of Garden State, ownership of Summit's Common Stock; (xxii) in the case of Garden State, certain information as to its investment securities owned; (xxiii) in the case of Garden State, the absence of engagement in certain derivative transactions; and (xxiv) in the case of Garden State, the receipt of the fairness opinion of Advest.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, Garden State has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement. In addition, Garden State has agreed that neither it nor any of its subsidiaries may, without the written consent of Summit, among other things: (i) change its Certificate of Incorporation or Bylaws or any similar governing documents in any manner; (ii) except for the issuance of Garden State Common Stock pursuant to the present terms of the outstanding Garden State Options and the Summit Stock Option, change the number of shares of its authorized or issued common or preferred stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Garden State or any Garden State subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of such capital stock; provided, however, from the date of the Merger Agreement to the Effective Time, Garden State may declare, set aside or pay cash dividends per share of Garden State Common Stock equivalent to the cash dividends per share declared, set aside or paid by Summit during such period multiplied by the Exchange Ratio; (iii) grant any severance or termination pay (other than pursuant to policies of Garden State in effect on the date of the Merger Agreement and disclosed to Summit or as agreed to by Summit in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in an existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees except with respect to salary increases in the ordinary course of business and consistent with past practices and policies and except that Garden State may pay bonuses to its officers in the fourth quarter of 1995 or the first quarter of 1996 in an amount not to exceed an amount disclosed to Summit as the maximum amount which will be accrued for bonuses with respect to 1995 following accrual practices consistent with those currently in effect; (iv) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies; (v) make any capital expenditures outside of the ordinary course of business other than pursuant to binding commitments existing on the date of the Merger Agreement and other than expenditures necessary to maintain existing assets in good repair; (vi) file any applications or make any contract with respect to branching or site location or relocation; (vii) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity or a substantial amount of the assets of any business or entity; (viii) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles; (ix) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied, or in violation of any provision of the Merger Agreement, except, in every case, as may be required by applicable law; (x) take or cause to be taken any action which is intended, or may reasonably be expected, to result in disqualification of the Merger as a "pooling of interests" for accounting purposes, provided, however, that this requirement does not limit the ability of Summit to exercise its rights under the Option Agreement; (xi) take any action to grant "dissenters" rights except as required by applicable law; (xii) incur any indebtedness otherwise than in the ordinary course of business; (xiii) except pursuant to commitments in effect on the date of the Merger Agreement, make any loan (other than an extension of, renewal of, or substitution for, an existing loan which extension, substitution or renewal does not increase the aggregate amount of credit extended) (a "new loan") or any commitment to make a new loan, to any of its officers, directors, or shareholders owning more than 5% of the issued and outstanding Garden State Common Stock (or any person or business entity controlled by or affiliated with such officers, directors, or shareholders) other than in the ordinary course of business; (xiv) make any new loan, or increase the aggregate amount of credit extended, to a borrower or group of affiliated borrowers, or purchase any security, or make any other investment, or commitment to do any of the foregoing, in an amount in excess of $500,000, other than (A) pursuant to commitments in effect on the date of the Merger Agreement and disclosed to Summit, (B) in connection with liquidity management transactions entered into in the ordinary course of business, or (C) with respect to the purchase of securities or other obligations issued (or fully guaranteed as to principal and interest) by the United States of America or any agency thereof or which are rated "AAA" (or rating equivalent thereto) by a nationally recognized bond rating agency (as to (C) above, in each case securities purchased shall not have unexpired terms as of the date of purchase in excess of five years, except with respect to fixed-rate mortgage-backed securities covered by (C) above, as to which average maturities shall not exceed six years); (xv) sell or otherwise dispose of or encumber any shares of capital stock of any Garden State subsidiary; (xvi) fail to keep in full force and effect insurance and bonds at least equal in scope and amount of coverage of insurance and bonds now carried;
(xvii) fail to notify Summit promptly of its receipt of any letter, notice or other communication, whether written or oral, from any governmental entity advising Garden State that it is contemplating issuing, requiring, or requesting any agreement, memorandum of understanding, or similar undertaking, order or directive; (xviii) fail to use its best efforts to remain in compliance with any capital or other operating requirement of any regulatory agency to which it is subject; (xix) fail to promptly notify Summit of (A) the commencement or threat of any audit, action, or proceeding involving any material amount of taxes against either Garden State or any Garden State subsidiary, or (B) the receipt of Garden State or any Garden State subsidiary of any deficiency or audit notices or reports in respect of any material deficiencies asserted by any Federal, state, local or other tax authorities; (xxi) fail to use reasonable efforts to maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear; (xxii) fail to perform in all material respects all obligations required to be performed by each of Garden State and any Garden State subsidiary under all material contracts, leases, and business, except where such failure to perform, individually and in the aggregate, would not have a material adverse effect on Garden State and its subsidiaries, taken as a whole; or (xxiii) agree to do any of the foregoing.

NO SOLICITATION

     Garden State and GS Bank have agreed in the Merger Agreement not to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Summit) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Garden State or GS Bank (an "Acquisition Transaction"). Notwithstanding the foregoing, Garden State may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Garden State, after consulting with counsel, determines that such discussions or negotiations should be commenced in the exercise of its fiduciary responsibilities or such information should be furnished in the exercise of its fiduciary responsibilities. Garden State is required to promptly communicate to Summit the terms of any proposal, whether written or oral, which it may receive in respect of any Acquisition Transaction and the fact that it is having discussions or negotiations with, or supplying information to, a third party in connection with a possible Acquisition Transaction.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by mutual action taken by Summit and Garden State at any time before or after approval of the Merger Agreement by the shareholders of Garden State but, after any such approval, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the shareholders of Garden State without the approval of such shareholders. The parties may extend the time for performance of the obligations or other acts of the other party to the Merger Agreement, may waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and may waive compliance with any agreements or conditions for their respective benefit contained in the Merger Agreement. Any amendments, extensions or waivers must be in writing.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Garden State of the matters presented in connection with the Merger: (i) by mutual written consent of Summit and Garden State; (ii) by Summit or Garden State (a) if the Effective Time shall not have occurred on or prior to June 30, 1996 or (b) if such a vote of the shareholders of Garden State is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements set forth therein to be performed or observed by such party (or the directors of Garden State) at or before the Effective Time; (iii) by Summit or Garden State upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by Summit upon written notice to Garden State if any such application is approved with conditions which materially impair the value of Garden State and GS Bank, taken as a whole, to Summit; (iv) by Summit if there shall have occurred a material adverse change in the business, operations, assets, or financial condition of Garden State or GS Bank from that disclosed by Garden State on the date of the Merger Agreement;
(v) by Garden State, if there shall have occurred a material adverse change in the business, operations, assets or financial condition of Summit or Summit Bank from that disclosed by Summit on the date of the Merger Agreement; (vi) by Summit or Garden State if any condition to Closing specified in the Merger Agreement applicable to such party cannot reasonably be met after giving the other party a reasonable opportunity to cure any such condition; (vii) by Garden State if the Average Closing Price is less than $16.00; or (viii) by Garden State if (A) the Average Closing Price is less than $17.00 but greater than or equal to $16.00 and (B) Summit has not delivered a written notice to Garden State unilaterally agreeing to increase the Exchange Ratio such that the value (measured by the Average Closing Price) of the number of shares of Summit Common Stock to be exchanged for one share of Garden State Common Stock in the Merger, based on the new Exchange Ratio, is at least as high as the value would have been if the Exchange Ratio were unchanged and the Average Closing Price were $17.00.

     In the event of termination of the Merger Agreement, the Merger Agreement will become void and have no effect except (i) for certain specified provisions of the Merger Agreement dealing with confidentiality and expenses, (ii) that the Stock Option Agreement will be governed by its terms and (iii) that neither party will be relieved or released from any liabilities or damages arising out of the breach by the other party of any provisions of the Merger Agreement.

EXPENSES

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except for liabilities and damages arising out of the willful breach of the Merger Agreement.

FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the principal federal income tax consequences of the Merger to Garden State shareholders. The federal income tax discussion set forth below may not be applicable to certain classes of taxpayers, including insurance companies, securities dealers, financial institutions, foreign persons and persons who acquired shares of Garden State Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Garden State shareholders are urged to consult their own tax advisers as to their own personal tax situation, including the applicability and effect of state, local and other tax laws.

     General. It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition of consummating the Merger that Summit and Garden State receive an opinion, satisfactory to Summit and Garden State, of Bourne, Noll & Kenyon, counsel to Summit, to the effect that the Merger will be treated as a reorganization (as defined in Section 368(a) of the Code), and accordingly no gain or loss will be recognized for federal income tax purposes to Summit, Garden State, Summit Bank or GS Bank or to the shareholders of Garden State who exchange their shares of Garden State for Summit Common Stock (except to the extent that cash is received in lieu of fractional shares of Summit Common Stock).

     Consequences of Receipt of Cash in Lieu of Fractional Shares. A holder of shares of Garden State Common Stock who receives cash in the Merger in lieu of a fractional share interest in Summit Common Stock will be treated for federal income tax purposes as having received cash in redemption of such fractional share interest of Summit Common Stock. The receipt of such cash generally should result in gain or loss in an amount equal to the difference between the amount of cash received and the portion of such shareholder's adjusted tax basis in the shares of Garden State Common Stock allocable to the fractional share interest. Such gain or loss will be a capital gain or loss if the shares of Garden State Common Stock are held by the holder as a capital asset at the Effective Time, and such capital gain or loss will be long-term capital gain or loss if the holding period for such shares of Garden State Common Stock is more than one year.

ACCOUNTING TREATMENT

     Consummation of the Merger is conditioned upon the qualification of the Merger for pooling of interests accounting treatment if consummated in accordance with the terms of the Merger Agreement. Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of Summit and Garden State will be combined at the Effective Time and carried forward at their previously recorded amounts and the shareholders' equity accounts of Garden State and Summit will be combined on Summit's consolidated balance sheet.

     All unaudited pro forma financial information contained in this Proxy Statement-Prospectus has been prepared using the pooling of interests method to account for the Merger. See "PRO FORMA FINANCIAL INFORMATION."

NO DISSENTERS' RIGHTS

     Under New Jersey law, holders of Garden State Common Stock are not entitled to dissenters' rights with respect to the Merger.

                          CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENT

     General. As a condition to entering into the Merger Agreement, Summit required that Garden State enter into the Stock Option Agreement, which allows Summit to purchase Garden State Common Stock under certain circumstances. Pursuant to the Stock Option Agreement, Garden State granted to Summit the Option to purchase 752,770 shares (subject to adjustment) (the "Option Shares") of Garden State Common Stock (representing approximately 24.7% of the issued and outstanding shares of Garden State Common Stock on June 13, 1995) at an exercise price of $15.75 per share (subject to adjustment). The Option may only be exercised upon the occurrence of certain Triggering Events which are described below (none of which has occurred to the best of Summit's or Garden State's knowledge as of the date of this Proxy Statement-Prospectus).

     Effect of Stock Option Agreement. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in Garden State from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the Garden State Common Stock than the value per share contemplated by the Merger Agreement. The acquisition of Garden State or an interest in Garden State, or an agreement to do either, could cause the Option to become exercisable. The existence of such Option could significantly increase the cost to a potential acquiror of acquiring Garden State compared to its cost had the Stock Option Agreement not been entered into. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Garden State than it might otherwise have proposed to pay.

     Terms of Stock Option Agreement. The following is a brief summary of certain provisions of the Stock Option Agreement, which is attached hereto as Appendix B. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

     Subject to applicable law and Summit not being in breach of its covenants and agreements under the Merger Agreement, the Option is exercisable or transferable only upon the occurrence of one of the following Triggering Events: a person or group (as such terms are defined in the Exchange Act, and the rules and regulations thereunder), other than Summit, or an affiliate of Summit, (i) acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20 percent of the outstanding shares of Garden State Common Stock, or (ii) enters into a written letter of intent or an agreement with Garden State pursuant to which such person or any affiliate of such person would (a) merge or consolidate or enter into any similar transaction with Garden State, (b) acquire all or a significant portion of the assets or liabilities of Garden State or (c) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the then outstanding shares of Garden State Common Stock; or
(iii) makes a filing with any bank or thrift regulatory authority or publicly announces a bona fide proposal (a "Proposal") for (a) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Garden State or any other business combination involving Garden State, or (b) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Garden State Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of shareholders of Garden State called to vote on the Merger and Garden State shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose; or (iv) makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Garden State willfully take any such action in any manner which would materially interfere with its desire or ability to consummate the Merger or would materially reduce the value of the Merger to Summit.

     The term "Triggering Event" also means the taking of any direct or indirect action by Garden State or any of its directors, officers or agents to invite, encourage or solicit any proposal which has as its purpose a tender offer for the shares of Garden State Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Garden State, or a sale of shares of Garden State Common Stock or any significant portion of Garden State's assets or liabilities.

     The term "significant portion" means 25% of the assets or liabilities of Garden State.

     "Publicly Withdrawn" is defined in the Stock Option Agreement as an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Garden State or in soliciting or inducing any other person (other than Summit or any affiliate) to do so.

     Notwithstanding the foregoing, the Option may not be exercised at any time
(i) in the absence of any required governmental or regulatory approval or consent necessary for Garden State to issue the Option Shares or Summit to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

     The Option, to the extent not previously exercised, will terminate upon the earliest of (i) 12 months after the first occurrence of a Triggering Event, (ii) consummation of the Merger, (iii) the termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Triggering Event (other than if terminated by Summit due to a breach by Garden State of its covenants, agreement or obligations contained in the Merger Agreement, or the failure of Garden State's representations and warranties set forth in the Merger Agreement to be true and correct in all material respects, (iv) 12 months after the termination of the Merger Agreement for any reason, provided that the Option will not terminate pursuant to this clause (iv) in the event that a Triggering Event shall have occurred prior to the expiration of such 12-month period and instead will terminate in accordance with clause (i) above.

     The number and type of securities subject to the Option and the purchase price of shares will be adjusted appropriately for any change in the Garden State Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction.

     In the event Garden State (i) merges or consolidates with any person other than Summit or one of its affiliates and Garden State is not the surviving corporation, (ii) permits any person, other than Summit or one of its subsidiaries, to merge into Garden State and Garden State is the surviving corporation, but, in connection with such merger, the outstanding shares of Garden State Common Stock are changed into or exchanged for stock or other securities of Garden State or any other person or cash or any other property or the outstanding shares of the issuer's common stock prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) sells or otherwise transfers all or substantially all of its assets to any person other than Garden State or one of its subsidiaries, then, and in each such case, the agreement governing the transaction must provide that, upon consummation of the transaction, the Option will be converted into or exchanged for an option to purchase securities of either the acquiring person, a person that controls the acquiring person or Garden State (if Garden State is the surviving entity), in all cases at the option of Summit.

     Garden State has granted Summit certain registration rights with respect to shares of Garden State Common Stock acquired by Summit upon exercise of the option. These rights include that Garden State will file a registration statement under the Securities Act if requested by Summit, after occurrence of a Triggering Event provided that Summit shall in no event have the right to have more than one such registration statement become effective and Garden State shall not be required to maintain the effectiveness of such registration statement for more than 180 days. Any such registration statement, and any sale covered thereby, will be at the issuer's expense other than underwriting discounts or commissions, brokers' fees and the fees and disbursements of Summit's counsel related thereto. In connection with any registration described above, Garden State and Summit will provide to each other and any underwriter of the offering customary representations, warranties, covenants, indemnifications and contributions.

RESALES OF SUMMIT COMMON STOCK

     The shares of Summit Common Stock issued pursuant to the Merger Agreement will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed to be an "affiliate" of Garden State for purposes of Rule 145 under the Securities Act as of the date of the Meeting. Affiliates may not sell their shares of Summit Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Garden State generally include individuals or entities that control, are controlled by or are under common control with Garden State and may include certain officers and directors of Garden State as well as principal shareholders of Garden State.

     Summit and Garden State agreed in the Merger Agreement to cause each director, executive officer and other person who is an affiliate of Summit or Garden State to enter into an agreement with Summit providing that such persons agree to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting purposes, and in the case of the Garden State affiliates, agreeing to be bound by the restrictions of Rule 145. See "THE MERGER -- Accounting Treatment." The rules regarding pooling of interests accounting treatment includes restrictions on sales or other dispositions of Summit Common Stock or Garden State Common Stock by affiliates of either Summit or Garden State during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Summit and Garden State.

                        PRO FORMA FINANCIAL INFORMATION
                                  (UNAUDITED)

     The following unaudited pro forma condensed combined financial statements reflect the Merger and the Pooling Acquisitions under the application of the pooling-of-interests method of accounting. For a description of pooling-of-interests accounting, see "THE MERGER -- Accounting Treatment." This pro forma financial information is based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information as necessary to comply with the disclosure requirements of the Commission. The pro forma financial information has been prepared using the historical financial statements and notes thereto appearing in Summit's Form 10-K, Garden State's Form 10-K, UJB's Form 10-K and Flemington's Form 10-KSB each for the fiscal year ended December 31, 1994. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods.

     The Pro Forma Condensed Combined Statements of Income give effect to the proposed Merger by combining the respective statements of income of Summit, Garden State, UJB and Flemington for the nine months ended September 30, 1995 and 1994 and for each of the three years in the period ended December 31, 1994. The Pro Forma Condensed Combined Statements of Income do not give effect to anticipated expenses and nonrecurring charges related to the Merger and the Pooling Acquisitions and the estimated effect of revenue enhancements and expense savings associated with the consolidation of the operations of Summit and Garden State or those associated with the Pooling Acquisitions. Had these expenses and nonrecurring charges been reflected in the Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 1995, Summit and Garden State Pro Forma net income would decrease by $4.4 million or $0.12 per share and All Transactions Pro Forma net income would decrease by $58 million or $0.64 per share.

     Earnings per common share amounts for Summit, Garden State, UJB and Flemington are based on the historical weighted average number of common shares outstanding for each company during the period. With respect to the pro forma earnings per share computation, shares of Summit and Garden State have been adjusted to the equivalent shares of Summit for the Summit and Garden State Pro Forma computation and then subsequently adjusted with the shares of Flemington to the equivalent shares of UJB for the All Transactions Pro Forma computation for each period.

     The pro forma financial information uses the Exchange Ratio of 1.08 shares of Summit Common Stock for each share of Garden State Common Stock (resulting in an effective exchange ratio of 0.972 shares of UJB Common for each share of Garden State Common Stock), the Summit-UJB exchange ratio of 0.90 shares of UJB Common for each share of Summit Common Stock, and the Exchange Ratio of 1.7241 shares of UJB Common for each share of Flemington common stock (the highest and most dilutive of the fixed exchange ratios, see "CERTAIN INFORMATION REGARDING THE SUMMIT-UJB MERGER -- Recent Developments Regarding UJB").

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1995
                           (UNAUDITED, IN THOUSANDS)

                                                       PRO FORMA
                                                      ADJUSTMENT      SUMMIT AND
                                            GARDEN     INCREASE      GARDEN STATE
                                SUMMIT      STATE     (DECREASE)       PRO FORMA
                              ----------   --------   ----------     ------------
ASSETS
Cash and due from banks.....  $  259,414   $  8,630                  $    268,044
Interest bearing deposits
  with banks................          13         77                            90
Short-term investment
 securities.................      68,870     14,500                        83,370
Investment securities.......   1,690,028     68,450                     1,758,478
Loans.......................   3,503,775    210,538                     3,714,313
  Less:
  Allowance for loan
    losses..................      90,819      4,110                        94,929
                              ----------   --------                    ----------
        Net loans...........   3,412,956    206,428                     3,619,384
Premises and equipment......      43,667      8,071                        51,738
Other real estate owned,
  net.......................      13,401      3,347                        16,748
Other assets................     130,951      4,401    $ 2,999(1)         138,351
                              ----------   --------    -------         ----------
Total Assets................  $5,619,300   $313,904    $ 2,999         $5,936,203
                              ===========  ========    =======         ==========
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Deposits....................  $4,641,492   $283,856                    $4,925,348
Other borrowed funds........     157,367         --                       157,367
Other liabilities...........      65,456      1,422    $ 7,391(1)          74,269
Long-term debt..............     270,402         --                       270,402
                              ----------   --------    -------         ----------
Total liabilities...........   5,134,717    285,278      7,391          5,427,386
Shareholders' Equity
  Preferred stock...........      12,612         --                        12,612
  Common Stock..............      50,172     12,302                        62,474
Surplus.....................     314,068      9,900                       323,968
Retained Earnings...........     105,088      6,380     (4,392)(1)        107,076
Net unrealized gain (loss)
  on securities, net of
  tax.......................       2,643         44                         2,687
                              ----------   --------    -------         ----------
Total Shareholders' equity..     484,583     28,626     (4,392)           508,817
                              ----------   --------    -------         ----------
Total Liabilities and
  Shareholders' Equity......  $5,619,300   $313,904    $ 2,999         $5,936,203
                              ==========   ========    =======         ==========

                                                          PRO FORMA
                                                          ADJUSTMENT              ALL
                                                           INCREASE          TRANSACTIONS
                                   UJB       FLEMINGTON   (DECREASE)           PRO FORMA
                               -----------   ----------   ----------         ------------
ASSETS
Cash and due from banks.....  $   807,173    $ 10,591                         $ 1,085,808
Interest bearing deposits
  with banks................       15,938          --                              16,028
Short-term investment
 securities.................        2,000         850                              86,220
Investment securities.......    4,027,611      82,140     $ (4,208)(2)          5,864,021
Loans.......................   10,226,745     190,386                          14,131,444
  Less:
  Allowance for loan
    losses..................      200,337       2,429                             297,695
                              -----------    --------                         -----------
        Net loans...........   10,026,408     187,957                          13,833,749
Premises and equipment......      163,774       3,657                             219,169
Other real estate owned,
  net.......................       27,082         342                              44,172
Other assets................      463,084       4,036       31,748(2)(4)          637,219
                              -----------     --------     --------           -----------
Total Assets................  $15,533,070    $289,573     $ 27,540            $21,786,386
                              ===========     ========     ========           ===========
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Deposits....................  $12,871,632    $257,725                         $18,054,705
Other borrowed funds........      936,043       8,640                           1,102,050
Other liabilities...........      257,060       4,034     $ 85,000(4)             420,363
Long-term debt..............      204,338          --                             474,740
                              -----------    --------     --------            -----------
Total liabilities...........   14,269,073     270,399       85,000             20,051,858
Shareholders' Equity
  Preferred stock...........       30,008          --                              42,620
  Common Stock..............       69,098       2,396      (22,553)(3)            111,415
Surplus.....................      490,781      10,237       20,395(2)(3)          845,381
Retained Earnings...........      677,631       7,301      (54,000)(4)            738,008
Net unrealized gain (loss)
  on securities, net of
  tax.......................       (3,521)       (760)      (1,302)(2)             (2,896)
                              -----------    --------     --------            -----------
Total Shareholders' equity..    1,263,997      19,174      (57,460)             1,734,528
                              -----------    --------     --------            -----------
Total Liabilities and
  Shareholders' Equity......  $15,533,070    $289,573     $ 27,540            $21,786,386
                              ===========    ========     ========            ===========

            See Notes to Pro Forma Financial Information on page 54.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                SUMMIT AND                                ALL
                                                     GARDEN    GARDEN STATE                           TRANSACTIONS
                                           SUMMIT     STATE     PRO FORMA       UJB      FLEMINGTON    PRO FORMA
                                          --------   -------   ------------   --------   ----------   ------------
Interest Income
  Interest and fees on loans............  $216,902   $15,076     $231,978     $623,270    $ 11,387     $  866,635
  Interest on securities................    76,253     2,984       79,237      190,296       3,756        273,289
Interest on federal funds sold and
  securities purchased under agreements
  to resell.............................     3,125       441        3,566        2,603          22          6,191
  Interest on trading account
    securities..........................        37        --           37        1,320          --          1,357
  Interest on bank balances.............       248         8          256          510          --            766
                                          --------   -------     --------     --------     -------     ----------
         Total interest income..........   296,565    18,509      315,074      817,999      15,165      1,148,238
Interest Expense
  Interest on savings and time
    deposits............................    98,379     6,246      104,625      239,057       4,787        348,469
  Interest on commercial certificates of
    deposit $100,000 and over...........    11,900       902       12,802       18,860         703         32,365
  Interest on borrowed funds............    23,880        74       23,954       75,808         447        100,209
                                          --------   -------     --------     --------     -------     ----------
         Total interest expense.........   134,159     7,222      141,381      333,725       5,937        481,043
                                          --------   -------     --------     --------     -------     ----------
         Net interest income............   162,406    11,287      173,693      484,274       9,228        667,195
  Provision for loan losses.............     3,600        87        3,687       48,750          --         52,437
                                          --------   -------     --------     --------     -------     ----------
    Net interest income after provision
      for loan losses...................   158,806    11,200      170,006      435,524       9,228        614,758
Non-Interest Income
  Service charges on deposit accounts...    15,112     1,137       16,249       49,665         731         66,645
  Service and loan fee income...........     6,601       411        7,012       20,707         213         27,932
  Trust income..........................     8,740       462        9,202       16,421         134         25,757
  Investment securities gains...........     1,610        --        1,610        5,205          --          6,815
  Trading account gains.................       175        --          175          777          --            952
  Other.................................     5,611       228        5,839       37,399          89         43,327
                                          --------   -------     --------     --------     -------     ----------
         Total non-interest income......    37,849     2,238       40,087      130,174       1,167        171,428
Non-Interest Expenses
  Salaries..............................    45,670     4,082       49,752      146,639       3,413        199,804
  Pension and other employee benefits...    14,955     1,146       16,101       47,072       1,057         64,230
  Occupancy, net........................    12,995       923       13,918       39,329         862         54,109
  Furniture and equipment...............     7,032       582        7,614       37,965         575         46,154
  Other real estate owned expenses......     1,998       439        2,437        5,779         (84)         8,132
  FDIC assessment.......................     5,176       332        5,508       13,710         255         19,473
  Advertising and public relations......     4,199       362        4,561        8,585         161         13,307
  Other.................................    21,754     1,893       23,647       72,139       1,742         97,528
                                          --------   -------     --------     --------     -------     ----------
         Total non-interest expenses....   113,779     9,759      123,538      371,218       7,981        502,737
                                          --------   -------     --------     --------     -------     ----------
Income before income taxes..............    82,876     3,679       86,555      194,480       2,414        283,449
  Federal and state income taxes........    29,524     1,183       30,707       70,118         831        101,656
                                          --------   -------     --------     --------     -------     ----------
Net Income..............................  $ 53,352   $ 2,496     $ 55,848     $124,362    $  1,583     $  181,793
                                          ========   =======     ========     ========     =======     ==========
Net Income Per Common Share.............  $   1.56   $  0.82     $   1.49     $   2.20    $   1.65     $     1.98
                                          ========   =======     ========     ========     =======     ==========
Average Common Shares Outstanding(2)....    33,658     3,054       36,956       55,946         958         90,720
                                          ========   =======     ========     ========     =======     ==========

            See Notes to Pro Forma Financial Information on page 54.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                SUMMIT AND                                ALL
                                                     GARDEN    GARDEN STATE                           TRANSACTIONS
                                           SUMMIT     STATE     PRO FORMA       UJB      FLEMINGTON    PRO FORMA
                                          --------   -------   ------------   --------   ----------   ------------
Interest Income
  Interest and fees on loans............  $178,040   $11,901     $189,941     $510,472    $  9,130      $709,543
  Interest on securities................    69,461     3,259       72,720      188,484       4,268       265,472
Interest on federal funds sold and
  securities purchased under agreements
  to resell.............................     2,833        88        2,921          255          40         3,216
  Interest on trading account
    securities..........................        59        --           59          557          --           616
  Interest on bank balances.............       250       105          355          434          --           789
                                          --------   -------     --------     --------      ------      --------
         Total interest income..........   250,643    15,353      265,996      700,202      13,438       979,636
Interest Expense
  Interest on savings and time
    deposits............................    72,375     4,818       77,193      173,752       3,833       254,778
  Interest on commercial certificates of
    deposit $100,000 and over...........     3,686       505        4,191        8,256         219        12,666
  Interest on borrowed funds............    17,849        11       17,860       62,890         227        80,977
                                          --------   -------     --------     --------      ------      --------
         Total interest expense.........    93,910     5,334       99,244      244,898       4,279       348,421
                                          --------   -------     --------     --------      ------      --------
         Net interest income............   156,733    10,019      166,752      455,304       9,159       631,215
                                          --------   -------     --------     --------      ------      --------
  Provision for loan losses.............     6,795       467        7,262       55,500          --        62,762
                                          --------   -------     --------     --------      ------      --------
         Net interest income after
           provision for loan losses....   149,938     9,552      159,490      399,804       9,159       568,453
Non-Interest Income
  Service charges on deposit accounts...    13,378       915       14,293       48,474         631        63,398
  Service and loan fee income...........    10,367       658       11,025       20,082         322        31,429
  Trust income..........................     8,501       397        8,898       16,410         118        25,426
  Investment securities gains...........       180       125          305        1,846          50         2,201
  Trading account gains.................       129        --          129          522          --           651
  Other.................................     7,425       181        7,606       33,109          80        40,795
                                          --------   -------     --------     --------      ------      --------
         Total non-interest income......    39,980     2,276       42,256      120,443       1,201       163,900
Non-Interest Expenses
  Salaries..............................    51,404     4,060       55,464      135,521       3,050       194,035
  Pension and other employee benefits...    14,824       969       15,793       41,721       1,135        58,649
  Occupancy, net........................    14,444       908       15,352       38,492         891        54,735
  Furniture and equipment...............     6,880       724        7,604       36,170         574        44,348
  Other real estate owned expenses......     2,760     1,215        3,975       14,467          76        18,518
  FDIC assessment.......................     7,555       609        8,164       20,815         437        29,416
  Advertising and public relations......     2,991       310        3,301        8,039         178        11,518
  Restructuring charges.................    13,565        --       13,565           --          --        13,565
  Loss on sale of assets................    35,390        --       35,390           --          --        35,390
  Other.................................    24,897     1,665       26,562       70,925       1,457        98,944
                                          --------   -------     --------     --------      ------      --------
         Total non-interest expenses....   174,710    10,460      185,170      366,150       7,798       559,118
                                          --------   -------     --------     --------      ------      --------
Income before income taxes..............    15,208     1,368       16,576      154,097       2,562       173,235
  Federal and state income taxes .......     7,351        75        7,426       56,539         952        64,917
                                          --------   -------     --------     --------      ------      --------
Income before cumulative effect of a
  change in accounting principle........     7,857     1,293        9,150       97,558       1,610       108,318
  Cumulative effect of a change in
    accounting principle................        --        --           --       (1,731)         --        (1,731)
                                          --------   -------     --------     --------      ------      --------
Net Income..............................  $  7,857   $ 1,293     $  9,150     $ 95,827    $  1,610      $106,587
                                          ========   =======     ========     ========      ======      ========
Net Income Per Common Share:
  Income before cumulative effect of a
    change in accounting principle......  $   0.21   $  0.59     $   0.23     $   1.76    $   1.68      $   1.21
Cumulative effect of a change in
  accounting principle..................        --        --           --        (0.03)         --         (0.02)
                                          --------   -------     --------     --------      ------      --------
Net Income..............................  $   0.21   $  0.59     $   0.23     $   1.73    $   1.68      $   1.19
                                          ========   =======     ========     ========      ======      ========
Average Common Shares Outstanding(2)....    32,997     2,205       35,378       54,604         958        87,961
                                          ========   =======     ========     ========      ======      ========

            See Notes to Pro Forma Financial Information on page 54.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1994
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                SUMMIT AND                                ALL
                                                     GARDEN    GARDEN STATE                           TRANSACTIONS
                                           SUMMIT     STATE     PRO FORMA       UJB      FLEMINGTON    PRO FORMA
                                          --------   -------   ------------   --------   ----------   ------------
Interest Income
  Interest and fees on loans............  $244,980   $16,534     $261,514     $706,049    $ 12,733     $  980,296
  Interest on securities................    93,525     4,274       97,799      253,027       5,641        356,467
Interest on federal funds sold and
  securities purchased under agreements
  to resell.............................     2,918       140        3,058          600          44          3,702
  Interest on trading account
    securities..........................        79        --           79          668          --            747
  Interest on bank balances.............       325       137          462          629          --          1,091
                                          --------   -------     --------     --------     -------     ----------
         Total interest income..........   341,827    21,085      362,912      960,973      18,418      1,342,303
Interest Expense
  Interest on savings and time
    deposits............................    98,433     6,513      104,946      239,714       5,154        349,814
  Interest on commercial certificates of
    deposit $100,000 and over...........     7,066       766        7,832       13,639         346         21,817
  Interest on borrowed funds............    25,605        54       25,659       91,516         467        117,642
                                          --------   -------     --------     --------     -------     ----------
         Total interest expense.........   131,104     7,333      138,437      344,869       5,967        489,273
                                          --------   -------     --------     --------     -------     ----------
         Net interest income............   210,723    13,752      224,475      616,104      12,451        853,030
  Provision for loan losses.............     7,995       975        8,970       84,000        (622)        92,348
                                          --------   -------     --------     --------     -------     ----------
         Net interest income after
           provision for loan losses....   202,728    12,777      215,505      532,104      13,073        760,682
Non-Interest Income
  Service charges on deposit accounts...    18,523     1,230       19,753       64,474         854         85,081
  Service and loan fee income...........    11,468       773       12,241       27,531         408         40,180
  Trust income..........................    11,875       532       12,407       21,792         155         34,354
  Investment securities gains
    (losses)............................       344       121          465        1,888        (328)         2,025
  Trading account gains.................       177        --          177          670          --            847
  Other.................................     9,611       257        9,868       43,933          85         53,886
                                          --------   -------     --------     --------     -------     ----------
         Total non-interest income......    51,998     2,913       54,911      160,288       1,174        216,373
Non-Interest Expenses
  Salaries..............................    66,868     5,467       72,335      183,339       4,324        259,998
  Pension and other employee benefits...    19,219     1,320       20,539       53,386       1,421         75,346
  Occupancy, net........................    18,868     1,198       20,066       50,749       1,197         72,012
  Furniture and equipment...............     9,496       918       10,414       49,065         759         60,238
  Other real estate owned expenses......     3,053     1,404        4,457       18,287         158         22,902
  FDIC assessment.......................    10,050       805       10,855       27,933         572         39,360
  Advertising and public relations......     4,761       474        5,235       10,843         252         16,330
  Restructuring charges.................    13,565        --       13,565           --          --         13,565
  Loss on sale of assets................    35,390        --       35,390           --          --         35,390
  Other.................................    32,416     2,556       34,972       94,597       2,096        131,665
                                          --------   -------     --------     --------     -------     ----------
         Total non-interest expenses....   213,686    14,142      227,828      488,199      10,779        726,806
                                          --------   -------     --------     --------     -------     ----------
Income before income taxes..............    41,040     1,548       42,588      204,193       3,468        250,249
  Federal and state income taxes
    (benefit)...........................    16,640      (509)      16,131       72,312       1,288         89,731
                                          --------   -------     --------     --------     -------     ----------
Income before cumulative effect of a
  change in accounting principle........    24,400     2,057       26,457      131,881       2,180        160,518
  Cumulative effect of a change in
    accounting principle................        --        --           --       (1,731)         --         (1,731)
                                          --------   -------     --------     --------     -------     ----------
Net Income..............................  $ 24,400   $ 2,057     $ 26,457     $130,150    $  2,180     $  158,787
                                          ========   =======     ========     ========     =======     ==========
Net Income Per Common Share:
  Income before cumulative effect of a
    change in accounting principle......  $   0.70   $  0.89     $   0.71     $   2.38    $   2.28     $     1.79
Cumulative effect of a change in
  accounting principle..................        --        --           --        (0.03)         --          (0.02)
                                          --------   -------     --------     --------     -------     ----------
Net Income..............................  $   0.70   $  0.89     $   0.71     $   2.35    $   2.28     $     1.77
                                          ========   =======     ========     ========     =======     ==========
Average Common Shares Outstanding (2)...    33,090     2,308       35,583       54,697         958         88,238
                                          ========   =======     ========     ========     =======     ==========

            See Notes to Pro Forma Financial Information on page 54.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1993
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                SUMMIT AND                                ALL
                                                     GARDEN    GARDEN STATE                           TRANSACTIONS
                                           SUMMIT     STATE     PRO FORMA       UJB      FLEMINGTON    PRO FORMA
                                          --------   -------   ------------   --------   ----------   ------------
Interest Income
  Interest and fees on loans............  $232,981   $15,751     $248,732     $670,705    $ 10,952     $  930,389
  Interest on securities................    89,793     4,898       94,691      234,020       6,268        334,979
Interest on federal funds sold and
  securities purchased under agreements
  to resell.............................     5,175       102        5,277          955         156          6,388
  Interest on trading account
    securities..........................        68        --           68        1,297          --          1,365
  Interest on bank balances.............     1,013        61        1,074          651          --          1,725
                                          --------   -------     --------     --------     -------     ----------
         Total interest income..........   329,030    20,812      349,842      907,628      17,376      1,274,846
Interest Expense
  Interest on savings and time
    deposits............................   108,452     7,409      115,861      271,345       5,758        392,964
  Interest on commercial certificates of
    deposit $100,000 and over...........     2,065       528        2,593        7,319         231         10,143
  Interest on borrowed funds............    14,560         5       14,565       53,056          89         67,710
                                          --------   -------     --------     --------     -------     ----------
         Total interest expense.........   125,077     7,942      133,019      331,720       6,078        470,817
                                          --------   -------     --------     --------     -------     ----------
         Net interest income............   203,953    12,870      216,823      575,908      11,298        804,029
  Provision for loan losses.............    17,200     1,117       18,317       95,685         440        114,442
                                          --------   -------     --------     --------     -------     ----------
         Net interest income after
           provision for loan losses....   186,753    11,753      198,506      480,223      10,858        689,587
Non-Interest Income
  Service charges on deposit accounts...    16,936     1,211       18,147       60,474         800         79,421
  Service and loan fee income...........    11,751     1,065       12,816       21,063         355         34,234
  Trust income..........................    11,125       473       11,598       21,852         125         33,575
  Investment securities gains
    (losses)............................       702       258          960        8,877       1,512         11,349
  Trading account gains.................       331        --          331        1,884          --          2,215
  Other.................................    10,472       217       10,689       49,151         160         60,000
                                          --------   -------     --------     --------     -------     ----------
         Total non-interest income......    51,317     3,224       54,541      163,301       2,952        220,794
Non-Interest Expenses
  Salaries..............................    67,030     4,892       71,922      185,570       3,982        261,474
  Pension and other employee benefits...    17,594     1,009       18,603       58,601       1,041         78,245
  Occupancy, net........................    18,619     1,138       19,757       48,487         992         69,236
  Furniture and equipment...............     8,927       887        9,814       45,592         692         56,098
  Other real estate owned expenses......     6,849     4,319       11,168       40,925       1,387         53,480
  FDIC assessment.......................    10,487       854       11,341       29,244         581         41,166
  Advertising and public relations......     4,443       293        4,736       10,517         227         15,480
  Restructuring charges.................        --        --           --       21,500          --         21,500
  Other.................................    36,728     2,168       38,896       97,533       3,549        139,978
                                          --------   -------     --------     --------     -------     ----------
         Total non-interest expenses....   170,677    15,560      186,237      537,969      12,451        736,657
                                          --------   -------     --------     --------     -------     ----------
Income before income taxes..............    67,393      (583)      66,810      105,555       1,359        173,724
  Federal and state income taxes
    (benefit)...........................    21,972       (46)      21,926       26,953         450         49,329
                                          --------   -------     --------     --------     -------     ----------
Income before cumulative effect of a
  change in accounting principle........    45,421      (537)      44,884       78,602         909        124,395
  Cumulative effect of a change in
    accounting principle................     5,303        --        5,303        3,816          --          9,119
                                          --------   -------     --------     --------     -------     ----------
Net Income..............................  $ 50,724   $  (537)    $ 50,187     $ 82,418    $    909     $  133,514
                                          ========   =======     ========     ========     =======     ==========
Net Income Per Common Share:
  Income before cumulative effect of a
    change in accounting principle......  $   1.37   $ (0.31)    $   1.29     $   1.43    $   0.95     $     1.41
Cumulative effect of a change in
  accounting principle..................      0.17        --         0.15         0.07          --           0.11
                                          --------   -------     --------     --------     -------     ----------
Net Income..............................  $   1.54   $ (0.31)    $   1.44     $   1.50    $   0.95     $     1.52
                                          ========   =======     ========     ========     =======     ==========
Average Common Shares Outstanding(2)....    32,102     1,724       33,964       53,917         958         86,005
                                          ========   =======     ========     ========     =======     ==========

            See Notes to Pro Forma Financial Information on page 54.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1992
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                SUMMIT AND                                ALL
                                                     GARDEN    GARDEN STATE                           TRANSACTIONS
                                           SUMMIT     STATE     PRO FORMA       UJB      FLEMINGTON    PRO FORMA
                                          --------   -------   ------------   --------   ----------   ------------
Interest Income
  Interest and fees on loans............  $260,765   $18,176     $278,941     $713,987    $ 11,988     $1,004,916
  Interest on securities................    95,165     5,270      100,435      258,371       6,609        365,415
Interest on federal funds sold and
  securities purchased under agreements
  to resell.............................     4,997        96        5,093        4,615         136          9,844
  Interest on trading account
    securities..........................        66        --           66        1,367          --          1,433
  Interest on bank balances.............     1,503        19        1,522          668          --          2,190
                                          --------   -------     --------     --------     -------     ----------
         Total interest income..........   362,496    23,561      386,057      979,008      18,733      1,383,798
Interest Expense
  Interest on savings and time
    deposits............................   140,546    10,167      150,713      366,023       7,874        524,610
  Interest on commercial certificates of
    deposit $100,000 and over...........     3,900       782        4,682       16,320         309         21,311
  Interest on borrowed funds............    20,586         6       20,592       47,382         103         68,077
                                          --------   -------     --------     --------     -------     ----------
         Total interest expense.........   165,032    10,955      175,987      429,725       8,286        613,998
                                          --------   -------     --------     --------     -------     ----------
         Net interest income............   197,464    12,606      210,070      549,283      10,447        769,800
  Provision for loan losses.............    25,998     5,501       31,499      139,555         770        171,824
                                          --------   -------     --------     --------     -------     ----------
         Net interest income after
           provision for loan losses....   171,466     7,105      178,571      409,728       9,677        597,976
Non-Interest Income
  Service charges on deposit accounts...    16,233     1,137       17,370       54,356         757         72,483
  Service and loan fee income...........     4,555     1,371        5,926       21,261         238         27,425
  Trust income..........................    10,899       314       11,213       19,837          87         31,137
  Investment securities gains...........       710       915        1,625       18,485         208         20,318
  Trading account gains.................       525        --          525        1,804          --          2,329
  Other.................................     8,783       215        8,998       47,610         301         56,909
                                          --------   -------     --------     --------     -------     ----------
         Total non-interest income......    41,705     3,952       45,657      163,353       1,591        210,601
Non-Interest Expenses
  Salaries..............................    63,007     4,585       67,592      179,457       3,651        250,700
  Pension and other employee benefits...    15,429       737       16,166       51,209         971         68,346
  Occupancy, net........................    18,890     1,091       19,981       47,872         952         68,805
  Furniture and equipment...............     8,908       858        9,766       42,404         698         52,868
  Other real estate owned expenses......     9,258     2,293       11,551       38,092         496         50,139
  FDIC assessment.......................     9,349       637        9,986       26,047         505         36,538
  Advertising and public relations......     2,940       273        3,213       10,578         106         13,897
  Other.................................    35,563     2,225       37,788      101,204       2,003        140,995
                                          --------   -------     --------     --------     -------     ----------
         Total non-interest expenses....   163,344    12,699      176,043      496,863       9,382        682,288
                                          --------   -------     --------     --------     -------     ----------
Income before income taxes..............    49,827    (1,642)      48,185       76,218       1,886        126,289
  Federal and state income taxes........    16,340      (257)      16,083       19,430         655         36,168
                                          --------   -------     --------     --------     -------     ----------
Net Income..............................  $ 33,487   $(1,385)    $ 32,102     $ 56,788    $  1,231     $   90,121
                                          ========   =======     ========     ========     =======     ==========
Net Income Per Common Share.............  $   1.07   $ (0.80)    $   0.96     $   1.09    $   1.28     $     1.08
                                          ========   =======     ========     ========     =======     ==========
Average Common Shares Outstanding(2)....    30,220     1,724       32,082       50,398         958         80,792
                                          ========   =======     ========     ========     =======     ==========

            See Notes to Pro Forma Financial Information on page 54.

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

(1) Reflects charges of approximately $7.4 million, $4.4 million after the related tax effects, which includes estimated severance and outplacement costs, expenses related to facilities closures, and consolidation costs directly attributable to the Merger.

(2) Reflects the elimination of shares of UJB Common and shares of Flemington common stock owned by Summit.

(3) The Pro Forma Condensed Combined Balance Sheet gives effect to the Merger and the Pooling Acquisitions by combining the respective balance sheets of Summit, Garden State, UJB and Flemington at September 30, 1995 on a pooling-of-interests basis. The capital accounts have been adjusted to reflect the issuance of 35.3 million shares of UJB Common, par value $1.20, in exchange for all the outstanding shares of Summit, Garden State and Flemington.

(4) Reflects charges of approximately $85 million, $54 million after the related tax effects, which includes estimated severance and outplacement costs, expenses related to facilities closures, and consolidation costs directly attributable to the Summit-UJB Merger.

                      DESCRIPTION OF SUMMIT CAPITAL STOCK

GENERAL

     Summit's authorized capital stock consists of 50,000,000 shares of Common Stock and 12,000,000 shares of Preferred Stock, no par value ("Preferred Stock"), issuable in one or more series and with such terms as of Summit's Board of Directors (the "Board") determines. As of September 30, 1995, there were 33,897,869 shares of Summit Common Stock outstanding and 504,481 shares of Cumulative Adjustable Rate Preferred Stock outstanding. As of September 30, 1995, there were 2,017,568 shares of Common Stock reserved for issuance under various stock incentive plans, 2,415,382 shares of Summit Common Stock reserved for issuance under the Dividend Reinvestment and Stock Purchase Plan (described below) and 250,000 shares of Series B Junior Participating Preferred Stock reserved for issuance under the Summit Shareholder Rights Plan (described below).

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the NJBCA, Summit's Restated Certificate of Incorporation, including Certificates of Designation pursuant to which the outstanding series of Preferred Stock were issued, and Summit's Shareholder Rights Plan and Dividend Reinvestment and Stock Purchase Plan.

SUMMIT COMMON STOCK

     Holders of Summit Common Stock are entitled to receive dividends when and as declared by the Board out of funds legally available therefor, provided that, so long as any shares of Preferred Stock are outstanding, no dividends (other than dividends payable in Summit Common Stock) or other distributions (including redemptions and purchases) may be made with respect to the Summit Common Stock unless full dividends on the shares of Preferred Stock, including accumulations, have been paid.

     In the event of liquidation of Summit, holders of Summit Common Stock would be entitled to receive pro rata any assets legally available for distribution to holders of Summit Common Stock with respect to shares held by them, subject to any prior rights of any Preferred Stock then outstanding.

     The Summit Common Stock does not have any preemptive rights, redemption privileges, sinking fund privileges, or conversion rights. All the outstanding shares of such Summit Common Stock are, and all of the Summit Common Stock offered hereby will be, validly issued, fully paid and nonassessable.

     Subject to the rights of the Preferred Stock under certain circumstances, the holders of outstanding Summit Common Stock are entitled to one vote per share with no cumulative voting.

     Summit's Restated Certificate of Incorporation and Bylaws provide for a classified Board by dividing the Board into three classes of approximately equal size. Directors are generally elected for three-year terms which have been established so that the terms of office of approximately one-third of the members of the Board expire each year.

     First Chicago Trust Company of New York is the transfer agent, dividend disbursing agent and registrar for the Summit Common Stock.

     Summit's Restated Certificate of Incorporation also provides that no merger or consolidation or similar transaction involving Summit may be effected without the approval of voting securities representing at least two-thirds of the votes entitled to be cast (excluding share owned by 5% shareholders and their affiliates) unless the Board has previously approved the transaction or unless certain fair price tests, meant to ensure equal price treatment for all shareholders, are met. The effect of this provision, together with the provisions for the classified Board of Directors and Shareholder Rights Plan (described below) may make it difficult for any person to acquire control of Summit and remove management by means of a hostile takeover.

PREFERRED STOCK

     Summit's only issued and outstanding series of Preferred Stock is the Summit Adjustable Preferred. The holders of the Summit Adjustable Preferred shares are entitled to receive, when and as declared by the Board, cumulative preferred dividends payable quarterly in cash at the Applicable Rate (as defined below) in effect at the time of declaration. The Applicable Rate for any dividend period is 2.75% below the highest of the three-month Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Twenty-Year Constant Maturity Rate, which are average yields on certain U.S. Treasury fixed rate securities, as published by the Federal Reserve Board, determined in advance of the dividend period. However, the Applicable Rate for any dividend period will not be less than 6% per annum nor greater that 12% per annum. Shares of the Summit Adjustable Preferred are redeemable, in whole or in part, at $25.00 per share.

     No shares of Summit's Series B Junior Participating Preferred stock are outstanding. See "Shareholder Rights Plan" below.

     First Chicago Trust Company of New York is the transfer agent, dividend disbursing agent and registrar for the Summit Adjustable Preferred.

SHAREHOLDER RIGHTS PLAN

     Summit's Shareholder Rights Plan (the "Rights Plan") is intended to protect shareholders in the event of certain unsolicited offers or attempts to acquire Summit. The Plan provides that attached to each share of Summit Common Stock is one Right which, when exercisable, entitles the holder of the Right to purchase one-hundredth of a share of Series B Junior Participating Preferred Stock at a Purchase Price of $70, subject to adjustment. In certain events (such as a person or group acquiring or announcing an intent to acquire 15% or more of the Summit Common Stock or the Board of Directors determining that 10% or more of the Common Stock has been acquired by an "Adverse Person" as defined in the Shareholder Rights Plan), exercise of the Rights would entitle the holder of Summit Rights to purchase Summit Common Stock or common stock in a surviving corporation with a market value of two times the exercise purchase price, as defined in the Rights Plan. Accordingly, exercise of the Rights may cause substantial dilution to a person that attempts to acquire Summit. The Rights automatically attach to each outstanding share of Summit Common Stock including the shares offered hereby. There is no monetary value presently assigned to the Rights, and they do not trade separately from the shares of Summit Common Stock unless and until they become exercisable. The Rights expire on January 15, 2000. The Rights Plan may have certain antitakeover effects, although it is not intended to preclude any prospective offer for all outstanding shares of Summit Common Stock at a fair price and otherwise in the best interests of Summit and its shareholders as determined by the Summit Board. However, a shareholder could potentially disagree with the Summit Board's determination of what constitutes a fair price or the best interests of Summit and its shareholders. In connection with its approval of the Summit-UJB Merger Agreement, the Summit Board amended the Rights Plan to provide that the Summit-UJB Merger Agreement, the Summit Stock Option, the UJB Stock Option, and the transactions contemplated thereby would not constitute an event which would entitle holders of Rights to exercise such Rights.

     The foregoing description of the Rights Plan does not purport to be complete and is qualified in its entirety by reference to the terms of the Rights Plan, which is more fully described in Summit's Registration Statement on Form 8-A filed on February 5, 1990, including all amendments thereto and reports filed under the Exchange Act for the purpose of updating such description.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     Summit's Dividend Reinvestment and Stock Purchase Plan, as amended, (the "DRP Plan") permits Summit's shareholders to purchase newly issued Common Stock at up to a 3.5% discount from the Current Market Price (as defined in the DRP
Plan). As long as Summit continues to issue Common Stock under the DRP Plan, Summit anticipates that proceeds from sales under DRP Plan will increase its equity capital and the number of shares of Common Stock outstanding on a systematic and continuing basis.

                        DESCRIPTION OF UJB CAPITAL STOCK

GENERAL

     UJB is presently authorized to issue 130,000,000 shares of Common Stock, par value $1.20 per share, and 4,000,000 shares of Preferred Stock. As of September 30, 1995, there were 57,581,872 shares of UJB Common and 600,166 shares of UJB Series B Preferred Stock outstanding and 600,000 shares of UJB Series R Preferred Stock reserved for issuance in UJB's Restated Certificate of Incorporation under the UJB Rights Plan. Pursuant to the NJBCA, the UJB Board has authority to set the terms and conditions of the authorized but unissued UJB Preferred Stock. UJB may issue any authorized UJB Common and UJB Preferred Stock without further shareholder vote, unless required for a particular transaction by applicable law or stock exchange rules, including rules of the NYSE, on which UJB Common and UJB Series B Preferred Stock are presently listed. The issuance of additional UJB Common or UJB Preferred Stock, including UJB Preferred Stock that might be convertible into UJB Common, may, among other things, affect the earnings per share applicable to existing UJB Common and the equity and voting rights of existing holders of UJB Common.

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the NJBCA, UJB's Restated Certificate of Incorporation, including Certificates of Designation pursuant to which the UJB Series B Preferred Stock was issued and UJB's Shareholder Rights Plan.

UJB COMMON STOCK

     The rights of holders of UJB Common are subject to the preferences of holders of the Series B Preferred Stock described below and the preferences as to dividends and liquidation rights and other prior rights, if any, of any other class or series of UJB Preferred Stock that may be issued. The holders of UJB Common are entitled to one vote for each share with respect to all matters voted upon by shareholders, including the election of directors, and are entitled to receive dividends when, as and if declared by the UJB Board out of funds of UJB legally available therefor. Shares of UJB Common do not have cumulative voting rights; accordingly, at any Annual Meeting of UJB shareholders (or at any special meeting of shareholders where an election of directors is conducted) the holders of 50 percent plus 1 of the shares presented at the Annual Meeting (provided a quorum is present) can fill all positions of the UJB Board that are up for election at such Annual Meeting if they so choose and, in such event, the holders of the remaining less than 50 percent of the shares will not be able to fill any of such positions. UJB has a classified Board of Directors, under which approximately one-third of the directors are elected each year. In the event of the liquidation of UJB, holders of UJB Common are entitled to share pro rata in the distribution of UJB's assets available for such purpose. All shares of UJB Common are fully paid and nonassessable. No preemptive rights attach to the ownership of UJB Common and no personal liability is imposed on the holders thereof by reason of the ownership of such shares. First Chicago Trust Company of New York is the transfer agent, dividend disbursing agent and registrar for the UJB Common. UJBank is the co-transfer agent. Preferred stock purchase rights attached to the UJB Common which became exercisable only under certain circumstances are described below. See "-- Shareholder Rights Plan."

PREFERRED STOCK

     The UJB Series B Preferred is entitled to cumulative dividends that are payable quarterly on February 1, May 1, August 1 and November 1 of each year. For each quarterly period, the dividend rate will be determined in advance of such period, and will be 1.5 percent less than the highest of the 3-month U.S. Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, which are average yields on certain U.S. Treasury fixed rate securities, as published by the Federal Reserve Board. However, the dividend rate for any dividend period will not be less than 6 percent per annum nor greater than 11 percent per annum. The UJB Series B Preferred Stock is redeemable at the option of UJB, in whole or in part, at $50 per share, plus accrued and unpaid dividends. Holders of UJB Series B Preferred Stock have the right to vote as a class on certain amendments to the Restated Certificate of Incorporation of UJB that may affect the UJB Series B Preferred Stock and to elect two directors in the event of a failure to pay full cumulative dividends for six quarters. They have no other voting rights. The UJB Series B Preferred Stock is not convertible into shares of UJB Common and has no preemptive rights. The UJB Series B Preferred Stock is not subject to any sinking fund or other repurchase or retirement obligation of UJB. First Chicago Trust Company of New York is the transfer agent, dividend disbursing agent and registrar for shares of the UJB Series B Preferred Stock.

SHAREHOLDER RIGHTS PLAN

     UJB has in effect a shareholder rights plan similar to Summit's Rights Plan pursuant to which holders of shares of UJB Common possess one preferred stock purchase right for each share of UJB Common held by them. Each preferred stock purchase right entitles the holder to buy, as of the close of business on the tenth day following the occurrence of certain takeover-related events, one-hundredth of a share of a new series of Preferred Stock, designated the Series R Preferred Stock, at $90 one-hundredth share, with full shares having rights per share equal to 100 times the rights of UJB Common Stock with respect to voting, dividends and distributions upon liquidation or merger as well as entitling the holder to an additional preferential dividend. Upon the occurrence of certain subsequently occurring events, holders of the preferred stock purchase rights become entitled to purchase either shares of the Series R Preferred Stock of UJB (if not already purchased) or a number of shares of the "acquiring person" (as defined in the rights plan) equal in market value to twice the exercise price of the preferred stock purchase right. The UJB Board has the power to redeem the preferred stock purchase rights at any time but, after the preferred stock purchase rights become exercisable, it may do so only upon the majority vote of non-management directors in connection with a business combination it has approved.

     The combination of prohibitive dilution of the "acquiring person's" share values and the power of the UJB Board to redeem the UJB rights is intended to encourage potential acquiring persons to negotiate with the UJB Board with respect to the terms of any acquisition or business combination and, to the extent possible, discourage or defeat partial or two-tiered acquisition proposals.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

     NOTE: THE INFORMATION BELOW RELATING TO UJB WILL BE APPLICABLE TO GARDEN STATE SHAREHOLDERS ONLY IF THE SUMMIT-UJB MERGER IS CONSUMMATED.

AUTHORIZED SHARES

     Summit. Summit's authorized capital stock consists of 50,000,000 shares of Summit Common Stock and 12,000,000 shares of Preferred Stock, no par value ("Preferred Stock"), issuable in one or more series and with such terms as of Summit's Board of Directors (the "Board") determines. As of September 30, 1995, there were 33,897,869 shares of Summit Common Stock outstanding and 504,481 shares of Cumulative Adjustable Rate Preferred Stock outstanding. Summit's Board is authorized by Summit's Restated Certificate of Incorporation, as amended, to issue shares of Preferred Stock in series and classes and to fix, from time to time, the number of shares to be included in any class and series and the par value, dividend rights, voting rights, redemption rights, designation, relative rights, preferences and limitations, and all other characteristics and rights of the shares of each class and series.

     UJB. The Restated Certificate of Incorporation of UJB authorizes the issuance of 130,000,000, shares of UJB Common and 4,000,000 shares of preferred stock, no par value. As of September 30, 1995, there were 57,581,872 shares of UJB Common and 600,166 shares of the Adjustable Rate Cumulative Preferred Stock of UJB, Series B ($50 stated value) ("UJB Series B Preferred") outstanding and 600,000 shares of UJB Series R Preferred reserved in UJB's Restated Certificate of Incorporation for issuance under the UJB Rights Plan. The Restated Certificate of Incorporation of UJB and the NJBCA authorize the UJB Board to amend the Restated Certificate of Incorporation without shareholder concurrence to divide the authorized shares of preferred stock into series, to determine the designations and the number of any such series, and to determine the relative voting, dividend, conversion, redemption, liquidation and other rights, preferences and limitations of the authorized shares of preferred stock.

     Garden State. The authorized capital stock of Garden State consists of 4,088,091 shares of Garden State Common Stock, no par value per share of which 3,114,953 shares are issued and outstanding as of September 30, 1995 and 1,000,000 shares of preferred stock with no shares issued and outstanding as of September 30, 1995. Garden State's Certificate of Incorporation permits the Garden State Board to issue shares of preferred stock and to fix and state the powers, designations, preferences and relative participations thereof. Each share of each series of preferred stock has the same relative powers, preferences and rights as and is identical in all respects with all the other shares of Garden State of the same series.

VOTING

     Summit. Subject to the rights of the Preferred Stock under certain circumstances, the holders of outstanding Summit Common Stock are entitled to one vote with no cumulative voting. The affirmative vote of a plurality of votes cast by the shares entitled to vote at a meeting at which a quorum is present is required to elect directors. Summit's Restated Certificate of Incorporation also provides that no merger or consolidation or similar transaction involving Summit may be effected without the approval of voting securities representing at least two-thirds of the votes entitled to be cast (excluding shares owned by 5% shareholders and their affiliates) unless the Board has previously approved the transaction or unless certain fair price tests, meant to ensure equal price treatment for all shareholders, are met. The effect of this provision, together with the provisions for the classified Board of Directors and the Rights Plan may make it difficult for any person to acquire control of Summit and remove management by means of a hostile takeover.

     UJB. By virtue of the NJBCA, the affirmative vote of a plurality of the votes cast by shares entitled to vote at a meeting at which a quorum is present is required to elect UJB directors. In addition, the Restated Certificate of Incorporation of UJB requires that resolutions increasing the number of directors be approved by 80% of, as the case may be, directors holding office or shares of capital stock of UJB entitled to vote generally in the election of directors, voting as a single class. The Restated Certificate of Incorporation of UJB further provides that the affirmative vote of the holders of 80% or more of the combined voting shares of UJB, voting as a single class, is required to amend, repeal or take any action inconsistent with the classified board of directors or the requirement for an 80% affirmative vote to approve any increase in the number of directors. Similar to the Summit voting provisions discussed above, the effect of these provisions is to make it difficult for persons other than those negotiating directly with the UJB Board to acquire seats on the UJB Board and obtain control of UJB.

     Garden State. Each share of Garden State Common Stock is entitled to one vote. The affirmative vote of a plurality of votes cast by the shares entitled to vote at a meeting at which a quorum is present is required to elect directors and approve certain actions which require shareholder approval. Garden State's Certificate of Incorporation, as amended, also provides that certain merger, consolidation or similar business combinations with an Interested Shareholder (defined generally as the direct or indirect beneficial owner of more than 10% of Garden State's Common Stock) or an affiliate of an Interested Shareholder, requires the affirmative vote of 80% of the then outstanding shares of Garden State capital stock then entitled to vote as to such business combination, voting as a class. Such higher vote is not required if the business combination either (i) is approved by a majority of the Garden State directors who are not affiliated with the Interested Shareholder, or (ii) meets certain fair pricing and procedure tests meant to insure equal treatment of all shareholders. In addition, Garden State's Certificate of Incorporation, as amended, provides that the Garden Sate Board, when evaluating any offer of another party to (i) purchase or exchange any securities or property for any outstanding equity securities of Garden State, (ii) merge or consolidate Garden State with another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of Garden State (each of the foregoing, an "Acquisition Proposal") shall, in connection with the exercise of its judgment in determining what is in the best interests of Garden State and its shareholders, give due consideration not only to the price or other consideration being offered but also to all other relevant factors, including without limitation the financial and managerial resources and future prospects of the other party, and the possible effects of the Acquisition Proposal on the business of Garden State and its subsidiaries and on the employees, customers, suppliers and creditors of Garden State and its subsidiaries and the effects of the Acquisition Proposal on the communities in which Garden State's facilities are located. In so evaluating any Acquisition Proposal, the

Board shall de deemed to be performing their duly authorized duties and acting in good faith and in the best interests of Garden State within the meaning of the NJBCA.

     The effect of these provisions together with the provisions for a classified Board of Directors, may make it difficult for any person to acquire control of Garden State by means of a hostile takeover.

BOARD OF DIRECTORS

     Summit. Summit's Restated Certificate of Incorporation provides that shareholders are not entitled to cumulate their votes in the election of directors. Summit's Restated Certificate of Incorporation and Bylaws provide for a classified Board by dividing the Board into three class of approximately equal size. Directors are generally elected for three-year terms which have been established so that the terms of office of approximately one-third of the members of the Board expire each year.

     UJB. The Restated Certificate of Incorporation of UJB divides the UJB Board into three classes, with each class of directors serving a staggered term of three years. Each class of directors must consist, as nearly as possible, of one third of the number of directors constituting the entire UJB Board. Presently there are four directors in Class I, five directors in Class II and four directors in Class III.

     Garden State. Garden State's Certificate of Incorporation provides that shareholders are not entitled to cumulate their votes in the election of directors. Garden State's Certificate of Incorporation provides that the Garden State Board is divided into three classes as nearly equal in number as possible. The directors in each class serve for terms of three years and until their successors are elected and qualified. A director of Garden State may be removed only at a special meeting called expressly for that purpose, for cause and only by the vote of 80% of the shares entitled to vote at an election of directors.

INDEMNIFICATION

     Summit. Article X of Summit's Bylaws provides that Summit shall indemnify each director, officer or employee to the full extent permitted by law. Summit may, in a specific case, indemnify any other corporate agent to any extent permitted by law.

     UJB. Section 5 of UJB's By-Laws provides that corporate agents of UJB shall be indemnified and held harmless by UJB to the fullest extent authorized by the laws of the State of New Jersey against expenses and liabilities arising in connection with actions performed by the corporate agent on behalf of UJB.

     Garden State. Garden State's Certificate of Incorporation provides that Garden State shall indemnify all present and former officers, directors, employees or agents (each a "Covered Person") to the full extent permitted by law.

     Garden State's Certificate of Incorporation also permits the Board of Directors to purchase and maintain insurance on behalf of any Covered Person against any liability asserted against him and incurred by him arising out of his status as a Covered Person, whether or not Garden State would have the power to provide indemnification otherwise under its Certificate of Incorporation.

LIMITATION OF LIABILITY

     Summit. Summit's Restated Certificate of Incorporation provides that no director or officer of Summit shall be personally liable to Summit or its shareholders for damages for breach of any duty owed to Summit or its shareholders, except that such provisions shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to Summit or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit.

     UJB. UJB's Restated Certificate of Incorporation contains provisions substantially similar to those in Summit's Restated Certificate of Incorporation respecting the personal liability of directors.

     Garden State. Garden State's Certificate of Incorporation provides that directors and officers of Garden State have not personal liability to Garden State or its shareholders for damages for breach of any duty owed to Garden State or its shareholders except for liability for any breach of any duty based upon an act or omission (i) in breach of such person's duty of loyalty to Garden State or its shareholders; (ii) not in good faith or involving a knowing violation of the law; or (iii) resulting in the receipt by such person of an improper personal benefit.

SPECIAL MEETINGS

     Summit. Article I of Summit's Bylaws provides that a special meeting of shareholders may be called for any purpose, at any time, by the Chairman, the President or the Board, and shall be called by the President upon the written report of shareholders holding 10% or more of Summit's outstanding shares of capital stock eligible to vote at a shareholders meeting.

     UJB. The Restated Certificate of Incorporation of UJB requires that all actions by the shareholders of UJB be taken at a duly called annual or special meeting of UJB's shareholders or by unanimous, but not less than unanimous, written consent of the shareholders. An additional provision in the Restated Certificate of Incorporation of UJB provides that the affirmative vote of the holders of 80% or more of the combined voting shares of UJB, voting as a single class, is required to amend, alter, repeal or take any action inconsistent with this requirement.

     Garden State. Article II of Garden State's Bylaws provides that a special meeting of shareholders may be called at any time by the Chairman, President or by the Board, and such meetings may be called by shareholders only as prescribed at the time by the laws of the State of New Jersey.

PREEMPTIVE RIGHTS

     Summit. Summit's Restated Certificate of Incorporation provides that shareholders are not entitled to preemptive rights with respect to unissued shares.

     UJB. UJB's Restated Certificate of Incorporation provides that shareholders are not entitled to preemptive rights with respect to unissued shares.

     Garden State. Garden State's Certificate of Incorporation provides that shareholders are not entitled to preemptive rights with respect to unissued shares.

SHAREHOLDER RIGHTS PLANS

     Summit. For a description of Summit's Shareholder Rights Plan see "DESCRIPTION OF SUMMIT CAPITAL STOCK -- Shareholder Rights Plan."

     UJB. For a description of UJB's Shareholder Rights Plan see "DESCRIPTION OF UJB CAPITAL STOCK -- Shareholder Rights Plan."

     Garden State. Garden State has no Shareholder Rights Plan or other similar plan.

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

                   PROPOSAL II -- ADJOURNMENT OF THE MEETING

     In the event there are not sufficient votes to constitute a quorum or to approve the Merger Agreement at the time of the Meeting, the Merger Agreement could not be approved unless the Meeting were adjourned in order to permit further solicitation of proxies. In order to allow proxies that have been received by Garden State at the time of the Meeting to be voted for such adjournment, if necessary, Garden State has submitted the question of adjournment under such circumstances to its stockholders as a separate matter for their consideration. A majority of the shares represented and voting at the Meeting is required in order to approve any such adjournment. The Board of Directors of Garden State recommends that shareholders vote their proxies in favor of such adjournment so that their proxies may be used for such purposes in the event it should become necessary. Properly executed proxies will be voted in favor of any such adjournment unless otherwise indicated thereon. If it is necessary to adjourn the Meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the Meeting.

                                 LEGAL MATTERS

     The validity of the Merger Shares will be passed upon for Summit by Bourne,
Noll & Kenyon. As of             , 1995, that firm and attorneys employed there,
beneficially owned, in the aggregate,           shares of Summit Common Stock.

                                    EXPERTS

     The consolidated financial statements of Summit and Subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, included in Summit's Annual Report on Form 10-K, incorporated by reference into this Proxy Statement-Prospectus, have been incorporated by reference herein and in the Registration Statement of which this Proxy Statement-Prospectus is a part, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in Summit's 1994 Annual Report on Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Garden State BancShares, Inc. and Subsidiary as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, included in Garden State's Annual Report on Form 10-K, incorporated by reference into this Proxy Statement-Prospectus, have been incorporated by reference herein and in the Registration Statement of which this Proxy Statement-Prospectus is a part, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in Garden State's 1994 Annual Report on Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph that states that Garden State changed its methods of accounting for income taxes and certain investments in debt and equity securities in 1993.

     The consolidated financial statements of UJB Financial Corp. and subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, included in UJB's Annual Report on Form 10-K, incorporated by reference herein and in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP with respect to UJB Financial Corp. and subsidiaries for the year ended December 31, 1994 refers to a change in the method of accounting for certain investments and post employment benefits in 1994 and to a change in the method of accounting for income taxes in 1993.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors of Garden State is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement-Prospectus. However, if any other matters should properly come before the Meeting, including matters incident to the conduct of the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

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

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of June 13, 1995 ("Agreement"), is among THE SUMMIT BANCORPORATION, a New Jersey corporation and registered bank holding company ("Summit"), SUMMIT BANK, a bank chartered under the laws of the State of New Jersey ("Summit Bank"), GARDEN STATE BANCSHARES, INC., a New Jersey corporation and registered bank holding company ("Garden State") and GARDEN STATE BANK, a bank chartered under the laws of the State of New Jersey (the "Bank").

     Summit desires to acquire Garden State and Garden State's Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of Garden State and its stockholders. The acquisition will be accomplished by merging Garden State into Summit with Summit as the surviving corporation and, at the same time, merging Summit Bank into the Bank with the Bank as the surviving bank, and Garden State shareholders receiving the consideration hereinafter set forth. The Boards of Directors of Garden State, Summit, the Bank and Summit Bank have duly adopted and approved this Agreement and the Board of Directors of Garden State has directed that it be submitted to its shareholders for approval.

     As a condition precedent to entering into this Agreement, Summit has required that Garden State grant it an option on 752,770 shares of Garden State's authorized but unissued shares and, as a consequence, Garden State and Summit have simultaneously entered into a Stock Option Agreement, dated the date hereof (the "Summit Stock Option").

     Accordingly, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Garden State shall be merged with and into Summit (the "Merger") in accordance with the New Jersey Business Corporation Act and Summit shall be the surviving corporation (the "Surviving Corporation"). Immediately following the Effective Time, Summit Bank shall be merged with and into the Bank as provided in Section 1.7 hereof.

     1.2. Effect of the Merger. At the Effective Time (as hereafter defined), the Surviving Corporation shall be considered the same business and corporate entity as each of Garden State and Summit and thereupon and thereafter, all the property, rights, powers and franchises of each of Garden State and Summit shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Garden State and Summit and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.

     1.3. Certificate of Incorporation. The certificate of incorporation of Summit as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

     1.4. Bylaws. The bylaws of Summit as they exist immediately prior to the Effective Date shall continue as the bylaws of the Surviving Corporation until otherwise amended as provided by law.

     1.5. Directors and Officers. The directors and officers of Summit as of the Effective Time shall continue as the directors and officers of the Surviving Corporation until changed as provided by Summit's certificate of incorporation and bylaws.

     1.6. Effective Time and Closing. The Merger shall become effective (and be consummated) upon the filing of a certificate of merger with the Secretary of State of the State of New Jersey. The term "Effective Time" shall mean the date and time when the Certificate of Merger is so filed. A closing (the "Closing") shall take place prior to the Effective Time at 10:00 a.m., on a date to be specified by the parties, which is at least 10 business days, but no more than 30 business days, following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the office of Bourne, Noll & Kenyon, or at such other place, time or date as Summit and Garden State may mutually agree upon. Immediately following the Closing, a Certificate of Merger shall be filed with the New Jersey Secretary of State.

     1.7. The Bank Merger. Immediately following the Effective Time, Summit Bank shall be merged with and into the Bank (the "Bank Merger") in accordance with the provisions of the New Jersey Banking Act of 1948, as amended, and the Bank shall be the surviving bank (the "Surviving Bank"). Upon the consummation of the Bank Merger, the separate existence of Summit Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Bank and Summit Bank and all of the property, rights, powers and franchises of each of the Bank and Summit Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Bank and Summit Bank and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the articles of association and by-laws of Summit Bank shall become the articles of association and by-laws of the Surviving Bank and the officers and directors of Summit Bank shall be the officers and directors of the Surviving Bank with such additions from the officers of the Bank as Summit Bank's Board of Directors shall specify. In connection with the execution of this Agreement, the Bank and Summit Bank shall execute and deliver a separate merger agreement (the "Bank Merger Agreement") in the form of Appendix A, annexed hereto, for delivery to the FDIC (as hereafter defined) and the Commissioner (as hereafter defined) for approval of the Bank Merger.

                                   ARTICLE II

                       CONVERSION OF GARDEN STATE SHARES

     2.1. Conversion of Garden State Shares and Options. Each share of common stock, no par value, of Garden State ("Garden State Common Stock"), issued and outstanding immediately prior to the Effective Time, and each validly outstanding option to purchase Garden State Common Stock, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, paid or cancelled as follows:

          (a) Garden State Common Stock. Each share of Garden State Common Stock shall be converted into and represent the right to receive 1.08 (the "Exchange Ratio") shares of Summit's common stock, no par value ("Summit Common Stock"), subject to adjustments as set forth in this subsection 2.1(a).

             (i) The Exchange Ratio and the Average Closing Price (as hereafter defined) shall be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or similar transaction ("Capital Change") effected by Summit with respect to Summit Common Stock between the date hereof and the Effective Date. The parties shall mutually agree upon such adjustment in writing or, if unable to agree, shall arbitrate the dispute, using a mutually agreed upon arbitrator whose decision shall be final and non-appealable.

             (ii) No fractional shares of Summit Common Stock will be issued, and in lieu thereof, each holder of Garden State Common Stock who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price (as hereafter defined).

             (iii) The "Average Closing Price" shall mean the average price of Summit Common Stock calculated based upon the closing price during the first 20 of the 25 consecutive trading days immediately preceding the Closing. The Average Closing Price shall be determined by (x) first, recording the closing price (the "Daily Price") of Summit Common Stock reported on the NASDAQ National Market System and published in The Wall Street Journal during the first 20 of the 25 consecutive trading days immediately preceding the Closing; and (y) second, computing the average of the Daily Prices in the 20 day period.

             (iv) The Exchange Ratio may be adjusted upward by Summit as specified in Section 7.1(h) of this Agreement.

          (b) Garden State Stock Options. At the Effective Time, each outstanding option to purchase Garden State Common Stock (a "Garden State Option") granted under the Stock Option Plans of Garden State (the "Garden State Option Plans") shall be converted, at the election of the holder of such Garden State Option (an "optionee"), as follows:

             (i) into an option to purchase Summit Common Stock, wherein (x) the right to purchase shares of Garden State Common Stock pursuant to the Garden State Option shall be converted into the right to purchase that same number of shares of Summit Common Stock multiplied by the Exchange Ratio, (y) the option exercise price per share of Summit Common Stock shall be the previous option exercise price per share of the Garden State Common Stock divided by the Exchange Ratio and (z) in all other material respects the option shall be subject to the same terms and conditions as governed the Garden State Option on which it was based, including without limitation the remaining length of time within which the option may be exercised; or

             (ii) if the Garden State Option is fully exercisable at the Closing, into the right to receive immediately after the Effective Time a number of whole shares of Summit Common Stock equal to the positive number (or zero, if the result is negative) determined by (x) subtracting (i) the aggregate exercise price for the Garden State Option from (ii) the product determined by multiplying (A) the number of shares of Garden State Common Stock covered by the Garden State Option, times
        (B) the Exchange Ratio, times (C) the Average Closing Price, and (y) dividing the resulting number by the Average Closing Price. No fractional shares of Summit Common Stock shall be issued pursuant to this Section 2.1(b)(ii), and in lieu thereof, each optionee who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price.

     2.2.  Exchange of Shares.

     (a) Garden State and Summit shall appoint, at Summit's option, either Summit Bank's Trust Department, or Summit's then existing transfer agent as the exchange agent (the "Exchange Agent") for purposes of effecting the conversion of Garden State Common Stock and the Garden State Options. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (a "Record Holder") of a certificate or certificates which, immediately prior to the Effective Time represented outstanding shares of Garden State Common Stock (the "Certificates"), a mutually agreed upon letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for Summit Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificate the consideration as provided in Section 2.1 hereof and the Certificates so surrendered shall be cancelled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificate for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be reasonably required in each case by Summit. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed shareholders of Summit for all purposes from the Effective Time, except that Summit shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Summit Common

Stock. (Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.) Ten days prior to Closing, Summit shall distribute option election forms to each optionee with respect to outstanding Garden State Options and, upon receipt from the optionee of a properly completed option election, shall after the Effective Time distribute to the optionee Summit Common Stock or an amendment to the option grant evidencing the conversion of the grant to an option to purchase Summit Common Stock in accordance with Section 2.1 hereof.

     (b) After the Effective Time, there shall be no transfers on the stock transfer books of Garden State of the shares of Garden State Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger consideration.

     (c) If payment of the consideration pursuant to Section 2.1 hereof is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     2.3. Summit Shares. The shares of Summit Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of Summit Common Stock to be issued as provided in Section 2.1 hereof, shall become the outstanding common stock of the Surviving Corporation.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF GARDEN STATE

     References herein to "Garden State Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by Garden State to Summit. Garden State hereby represents and warrants to Summit as follows:

     3.1.  Corporate Organization.

     (a) Garden State is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Garden State has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Garden State on a consolidated basis. Garden State is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA").

     (b) Each of the Subsidiaries of Garden State are listed in the Garden State Disclosure Schedule. The term "Subsidiary", when used in this Agreement with respect to Garden State, means any corporation, joint venture, association, partnership, trust or other entity in which Garden State has, directly or indirectly, at least a 25% beneficial interest, acts as a general partner or otherwise has a beneficial controlling interest. Each Subsidiary of Garden State is duly organized, validly existing and in good standing under the laws of its state of incorporation. The Bank is a New Jersey bank whose deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law. Each Subsidiary of Garden State has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Garden State and its Subsidiaries. The Garden State Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and Bylaws of Garden State and each Garden State Subsidiary as in effect on the date hereof. Except as set forth in the Disclosure Schedule, Garden State does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except real estate used for its banking premises.

     3.2. Capitalization. The authorized capital stock of Garden State consists of 4,088,091 shares of Garden State Common Stock and 1,000,000 shares of preferred stock ("Garden State Preferred Stock"). As of May 31, 1995, there were 3,043,658 shares of Garden State Common Stock issued and outstanding and no shares issued and held in the treasury. There are no shares of Garden State Preferred Stock issued or outstanding. As of May 31, 1995, there were 72,855 shares of Garden State Common Stock issuable upon exercise of outstanding Garden State Options granted to officers and employees of the Bank pursuant to the Garden State Option Plan. The Garden State Disclosure Schedule sets forth true and complete copies of the Garden State Option Plans and of each outstanding Garden State Option. All issued and outstanding shares of Garden State Common Stock, and all issued and outstanding shares of capital stock of each Garden State Subsidiary, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of the Bank consists of 1,000,000 shares of common stock, $5.00 par value. All of the outstanding shares of capital stock of each Garden State Subsidiary are owned by Garden State and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the Garden State Options and the Summit Stock Option, neither Garden State nor any Garden State Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Garden State or any Garden State Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

     3.3.  Authority; No Violation.

     (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Garden State, and subject to the parties obtaining all necessary regulatory approvals, Garden State and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Garden State and the Bank in accordance with their respective Certificates of Incorporation and applicable laws and regulations. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of the Bank in accordance with the Certificate of Incorporation of the Bank and applicable laws and regulations. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Garden State or the Bank are necessary to consummate the transactions contemplated hereby (except for the approval by Garden State of the Bank Merger Agreement). This Agreement has been duly and validly executed and delivered by Garden State and the Bank, and constitutes valid and binding obligations of Garden State and the Bank, enforceable against Garden State and the Bank in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement by Garden State and the Bank, nor the consummation by Garden State and the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Garden State and the Bank with any of the terms or provisions hereof, will (i) violate any provision of Garden State's or the Bank's Certificate of Incorporation or other governing instrument or Bylaws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Garden State or the Bank or any of their respective properties or assets, or (iii) except as set forth in the Garden State Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Garden State or the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Garden State or the Bank is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Garden State and its Subsidiaries on a consolidated basis, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FDIC, the Commissioner of Banking of the State of New Jersey (the "Commissioner"), the Board of Governors of the Federal Reserve System ("FRB"), the Securities and Exchange Commission ("SEC"), applicable state securities commissions, the Secretary of State of the State of New Jersey, and the stockholders of Garden State, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Garden State or the Bank in connection with (x) the execution and delivery by Garden State and the Bank of this Agreement and (y) the consummation by Garden State and the Bank of transactions contemplated hereby and (z) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the transactions contemplated thereby.

     3.4.  Financial Statements.

     (a) The Garden State Disclosure Schedule sets forth copies of the consolidated statements of condition of Garden State as of December 31, 1990, 1991, 1992, 1993 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the periods ended December 31 in each of the five years 1990 through 1994, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Garden State, and the unaudited consolidated statements of condition and related consolidated statements of income, stockholders' equity and cash flows of Garden State for the periods ended March 31, 1994 and March 31, 1995, as filed with the SEC on Form 10-Q (collectively, the "Garden State Financial Statements"). The Garden State Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, and fairly present the consolidated financial condition of Garden State and its Subsidiaries as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows fairly present the results of the consolidated operations, stockholders' equity and cash flows of Garden State and its Subsidiaries for the respective periods set forth therein.

     (b) The books and records of Garden State and its Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

     (c) Except as and to the extent reflected, disclosed or reserved against in the Garden State Financial Statements (including the notes thereto), as of March 31, 1995 neither Garden State nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Garden State or any of its Subsidiaries. Since March 31, 1995 and to the date hereof, neither Garden State nor any of its Subsidiaries have incurred any liabilities except in the ordinary course of business and consistent with prudent banking practice, except as specifically contemplated by this Agreement.

     3.5. Broker's and Other Fees. Neither Garden State nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement, except for Advest, Inc. ("Advest"). There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Garden State or any of its Subsidiaries other than fees which will be payable by Garden State to Advest for its fairness opinion. Copies of the agreements with Advest are set forth in the Garden State Disclosure Schedule.

     3.6.  Absence of Certain Changes or Events.

     (a) There has not been any material adverse change in the business, operations, assets or financial condition of Garden State and its Subsidiaries on a consolidated basis since March 31, 1995 and to the best of Garden State's knowledge, no facts or conditions exist which Garden State believes will cause or is likely to cause such a material adverse change in the future.

     (b) Except as set forth in the Garden State Disclosure Schedule, neither Garden State nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 hereof between March 31, 1995 and the date hereof and Garden State and the Garden State Subsidiaries have conducted their business only in the ordinary course, consistent with past practice.

     3.7. Legal Proceedings. Except as disclosed in the Garden State Disclosure Schedule, neither Garden State nor any of its Subsidiaries nor any of the directors or officers of Garden State or of its Subsidiaries, in such person's capacity as a director or officer, is a party to any, and there are no pending or, to the best of Garden State's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Garden State, any of its Subsidiaries or any director or officer of any such entity in such person's capacity as a director or officer. Except as disclosed in the Garden State Disclosure Schedule, neither Garden State nor any of its Subsidiaries nor any of the directors or officers of Garden State or of its Subsidiaries, in such person's capacity as a director or officer, is a party to any order, judgment or decree entered against Garden State or any Garden State Subsidiary or any of the directors or officers of Garden State or of its Subsidiaries, in such person's capacity as a director or officer, in any lawsuit or proceeding.

     3.8.  Taxes and Tax Returns.

     (a) Garden State and each Garden State Subsidiary have timely filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and each has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to Summit in writing). Garden State and each Garden State Subsidiary have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of Garden State or any Garden State Subsidiary through such date. The federal income tax returns of Garden State and its Subsidiaries have not been examined by the Internal Revenue Service (the "IRS"). The federal income tax returns of Garden State and its Subsidiaries for those years as to which the applicable statute of limitations has expired are closed to examination due to the expiration of the applicable statute of limitations. Except as set forth in the Garden State Disclosure Schedule, the applicable state income tax returns of Garden State and its Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of Garden State, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, taxes or assessments upon Garden State or any of its Subsidiaries, nor has Garden State or any of its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax Returns.

     (b) Except as set forth in the Garden State Disclosure Schedule, neither Garden State nor any of its Subsidiaries (i) has requested any extension of time within which to file any tax Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes,
(iii) is required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by Garden State or any Garden State Subsidiary (nor does Garden State have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

     3.9.  Employee Benefit Plans.

     (a) Except as disclosed in the Garden State Disclosure Schedule, neither Garden State nor any of its Subsidiaries maintains or contributes to any "employee pension benefit plan", within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Garden State Pension Plans"), "employee welfare benefit plan", within the meaning of Section 3(1) of ERISA (the "Garden State Welfare Plans"), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither Garden State nor any of its Subsidiaries has, since September 2, 1974, contributed to any "Multiemployer Plan", within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

     (b) Garden State has delivered to Summit a complete and accurate copy of each of the following with respect to each of the Garden State Pension Plans and Garden State Welfare Plans: (1) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

     (c) The present value of all accrued benefits under each of the Garden State Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits.

     (d) During the last five years, the Pension Benefit Guaranty Corporation has not asserted any claim for liability against Garden State or any of its Subsidiaries which has not been paid in full.

     (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the Pension Benefit Guaranty Corporation (the "PBGC") with respect to each Garden State Pension Plan have been paid. All contributions required to be made to each Garden State Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of Garden State and its Subsidiaries which have not been paid have been properly recorded on the books of Garden State and its Subsidiaries.

     (f) Each of the Garden State Pension Plans, the Garden State Welfare Plans and each other plan and arrangement identified on the Garden State Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each of the Garden State Pension Plans and, except as disclosed in the Garden State Disclosure Schedule, Garden State is not aware of any fact or circumstance which would disqualify either plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

     (g) To the best knowledge of Garden State, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or 406 of ERISA, has occurred with respect to any of the Garden State Welfare Plans or Garden State Pension Plans.

     (h) No Garden State Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events", within the meaning of
Section 4034(b) of ERISA, with respect to any of the Garden State Pension Plans.

     (i) No "accumulated funding deficiency", within the meaning of Section 412 of the Code, has been incurred with respect to any of the Garden State Pension Plans.

     (j) Except as disclosed in the Garden State Disclosure Schedule, there are no pending, or, to the best knowledge of Garden State, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Garden State Pension Plans or the Garden State Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the Garden State Disclosure Schedule.

     (k) Except as disclosed in the Garden State Disclosure Schedule, no Garden State Pension or Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Garden State Pension Plan.

     (l) Except as disclosed in the Garden State Disclosure Schedule, there are no material unfunded benefits obligations which are not covered by insurance or accounted for by reserves shown on the financial statements and established under generally accepted accounting principles, or otherwise noted on such financial statements.

     (m) With respect to each Garden State Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Garden State or any Garden State Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

     (n) Except as set forth in the employment agreements and the severance plan contained in the Garden State Disclosure Schedule or hereafter agreed to by Summit in writing, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Garden State or any Garden State Subsidiary to severance pay or any similar payment, or (ii) accelerate the time of payment, vesting, or increase the amount, of any compensation due to any current employee or former employee under any Garden State Pension or Welfare Plan.

     3.10.  Reports.

     (a) Garden State has made available to Summit (or, with respect to documents filed subsequent to the date of this Agreement, will make available to Summit) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Garden State with the SEC since January 1, 1990 (such documents, as amended since the time of their filing, being referred to herein as the "Garden State SEC Documents"), which are all the documents (other than preliminary material) that Garden State was required to file with the SEC since such date. As of their respective dates, the Garden State SEC Documents complied or will comply in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Garden State SEC Documents, and none of the Garden State SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date. The financial statements of Garden State included in the Garden State SEC Documents filed and to be filed subsequent to March 31, 1995 comply and will comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present and will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the consolidated financial position of Garden State as at the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended.

     (b) Garden State and the Bank have, since January 1, 1990, duly filed with the FDIC and the FRB in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Garden State promptly will deliver or make available to Summit accurate and complete copies of such reports. The Garden State Disclosure Schedule lists all examinations of Garden State or the Bank conducted by either the New Jersey Department of Banking, FDIC or the FRB since January 1, 1990 and the dates of any responses thereto submitted by Garden State or the Bank.

     3.11. Garden State and Bank Information. The information relating to Garden State and the Bank to be contained in the Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to stockholders of Garden State in connection with the solicitation of their approval of this Agreement and the

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

transactions contemplated hereby, as of the date the Proxy Statement/Prospectus is mailed to stockholders of Garden State, and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.12.  Compliance with Applicable Law.

     (a) General. Except as set forth in the Garden State Disclosure Schedule, each of Garden State and the Garden State Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Garden State or the Bank (other than where such defaults or non-compliances will not, alone or in the aggregate, result in a material adverse effect on the business, operations, assets or financial condition of Garden State and its Subsidiaries on a consolidated basis) and Garden State has not received notice of violation of, and does not know of any violations of, any of the above.

     (b) CRA. Except as disclosed in the Garden State Disclosure Schedule, neither Garden State nor the Bank has (i) received within the preceding 24 months a rating pursuant to the requirements of the Federal Community Reinvestment Act of 1977, as amended (12 U.S.C. sec.sec. 2901-2907) of either "needs to improve" or "substantial noncompliance" pursuant to 12 U.S.C. sec.sec. 2906(b)(2)(C) and (D), nor has either of them been advised that such a rating is forthcoming, respectively, indicating that the Bank does not have an acceptable record of meeting the credit needs of its entire community, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of such institution, nor (ii) has an application submitted by Garden State or the Bank to the appropriate federal regulatory agency, which application involves an assessment of the performance of Garden State or the Bank in meeting the credit needs of its community or communities, not been approved or has been delayed because of an unacceptable record in meeting such credit needs.

     3.13.  Certain Contracts.

     (a) Except as disclosed in the Garden State Disclosure Schedule under this Section or Section 3.5, (i) neither Garden State nor any Garden State Subsidiary is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. The Garden State Disclosure Schedule sets forth true and correct copies of all employment agreements or termination agreements with officers, employees, directors, or consultants to which Garden State or any Garden State Subsidiary is a party.

     (b) Except as disclosed in the Garden State Disclosure Schedule, (i) as of the date of this Agreement, neither Garden State nor any Garden State Subsidiary is a party to or bound by any commitment, agreement or other instrument which is material to the business operations, assets or financial condition of Garden State and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which Garden State or any Garden State Subsidiary is a party or by which any of them is bound limits the freedom of Garden State or any Garden State Subsidiary to compete in any line of business or with any person, and (iii) neither Garden State nor any Garden State Subsidiary is a party to any collective bargaining agreement.

     (c) Except as disclosed in the Garden State Disclosure Schedule, neither Garden State nor any Garden State Subsidiary nor, to the best knowledge of Garden State, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or arrangement.

     3.14.  Properties and Insurance.

     (a) Garden State and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Garden State's consolidated balance sheet as of March 31, 1995, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 1995), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Garden State and its Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports. Garden State and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

     (b) The Garden State Disclosure Schedule lists all policies of insurance covering business operations and all insurable properties and assets of Garden State and its Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither Garden State nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. All pending material claims under such policies or bonds are disclosed in the Garden State Disclosure Schedule.

     3.15. Minute Books. The minute books of Garden State and its Subsidiaries contain accurate records of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     3.16. Environmental Matters. Except as disclosed in the Garden State Disclosure Schedule, neither Garden State nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Garden State or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Garden State or its Subsidiaries. Except as disclosed in the Garden State Disclosure Schedule, Garden State has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Garden State or any of its Subsidiaries in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials.

     3.17. Loan Portfolio; Reserves. With respect to each loan owned by Garden State or its Subsidiaries in whole or in part, the files maintained by Garden State or such Subsidiary with respect to such loan completely and accurately reflect the transactions relating to such loan in all material respects. As of the date hereof, the reserve for loan and lease losses in the Garden State Financial Statements for the period ending March 31, 1995 in the opinion of management of Garden State is adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

     3.18. No Parachute Payments. No officer, director, employee or agent (or former officer, director, employee or agent) of Garden State or any Garden State Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from Garden State, a Garden State Subsidiary, Summit or Summit Bank which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

     3.19 Disclosure. There are no facts concerning the business, operations, assets or financial condition of Garden State or its Subsidiaries which have not been disclosed to Summit which could have a material adverse effect on the business, operations or financial condition of Garden State or its Subsidiaries on a consolidated basis. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

     3.20 Agreements with Bank Regulators. Except as set forth in the Garden State Disclosure Schedule, neither Garden State nor any of its Subsidiaries is a party (or has been a party) to any written agreement or memorandum of understanding with, or party to any commitment letter or similar undertaking to, or is subject to any order or directive by, any Federal or state Governmental Entity charged with the supervision or regulation of savings and loan associations, savings banks, banks, savings and loan holding companies or bank holding companies or engaged in insurance of savings bank or bank deposits ("Bank Regulators"), nor has Garden State or any of its subsidiaries been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, commitment letter or similar undertakings. Garden State knows of no reason why any regulatory approvals required for the consummation of the Merger or the Bank Merger should not be obtained without the imposition of any pre- or post-Merger condition or restriction upon Summit, Garden State or any of their respective Subsidiaries which would materially adversely impact the economic, business or financial benefits of the transactions contemplated by this Agreement so as to render inadvisable, in the reasonable judgment of the Board of Directors of Summit, the consummation of the Merger (a "Burdensome Condition").

     3.21 Ownership of Summit Common Stock. Except as set forth in the Garden State Disclosure Schedule, as of the date hereof, neither Garden State nor any of its Subsidiaries beneficially owns, directly or indirectly, or are parties to any agreement, arrangement or understanding for the purpose of beneficially acquiring, holding, voting or disposing of, any of the outstanding shares of the capital stock of Summit entitled to vote generally in the election of directors.

     3.22 Investment Securities. The Garden State Disclosure Schedule sets forth the book and market value as of May 31, 1995 of the investment securities, mortgage-backed securities and securities held for sale of Garden State and its Subsidiaries as of such date. The Garden State Disclosure Schedule sets forth an investment securities report which includes security descriptions, CUSIP or Agency Pool numbers, current pool face values, book values, coupon rates, market values, book yields and weighted average coupons, in each case as of May 31, 1995.

     3.23 Derivative Transactions. Since December 31, 1991, neither Garden State nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other similar derivative instruments except (i) as agent on the order and for the account of others, or
(ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a loan or other extension of credit by Garden State or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", or words of similar import. As of the date hereof, the financial position of Garden State and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Garden State and its Subsidiaries in accordance with generally accepted accounting principles consistently applied.

     3.24 Fairness Opinion. Garden State has received an opinion from Advest to the effect that, in its opinion, the consideration to be paid to stockholders of Garden State hereunder is fair to such stockholders from a financial point of view.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                   OF SUMMIT

     References herein to the "Summit Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Summit to Garden State. Summit hereby represents and warrants to Garden State as follows:

     4.1.  Corporate Organization.

     (a) Summit is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. Summit has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Summit or its Subsidiaries (defined below). Summit is registered as a bank holding company under the BHCA.

     (b) Each of the Subsidiaries of Summit are listed in the Summit Disclosure Schedule. The term "Subsidiary" when used in this Agreement with reference to Summit, means any corporation, joint venture, association, partnership, trust or other entity in which Summit has, directly or indirectly, at least a 50% interest or acts as a general partner. Each Subsidiary of Summit is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. Summit Bank is a bank chartered under the laws of New Jersey whose deposits are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. Each Subsidiary of Summit has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Summit and its Subsidiaries.

     4.2. Capitalization. (a) The authorized capital stock of Summit consists of 50,000,000 shares of Summit Common Stock and 12,000,000 shares, no par value, of preferred stock (the "Summit Preferred Stock"). As of May 31, 1995, (A) 33,642,538 shares of Summit Common Stock were issued and outstanding, and 504,000 shares of Adjustable Rate Cumulative Preferred Stock, no par value (the "Cumulative Preferred Stock"), were issued and outstanding, (B) no shares of Summit Common Stock were reserved for issuance except that 1,879,648 shares of Summit Common Stock were reserved for issuance pursuant to Summit's Employee Stock Purchase Plan dated March 21, 1989 and its Stock Incentive Plans, as amended, and its obligations under the Crestmont Financial Corp. Stock Compensation Plan and 2,655,265 shares of Summit Common Stock were reserved for issuance pursuant to Summit's Dividend Reinvestment and Stock Purchase Plan (the "Summit Stock Plans"), (C) no shares of Summit Preferred Stock were reserved for issuance except that 250,000 shares of Summit Series B Junior Participating Preferred Stock, no par value (the "Summit Series B Preferred Stock"), were reserved for issuance upon exercise of the rights (the "Summit Rights") distributed to the holders of Summit Common Stock pursuant to the Summit Rights Agreement, dated as of January 16, 1990, (the "Summit Rights Agreement") and (D) no shares of Summit Common Stock were held by Summit in its treasury or by its Subsidiaries except as set forth below. In May, 1995 Summit's Board of Directors authorized the purchase of up to 7% of the outstanding shares of Summit Common Stock, or approximately 2.3 million shares of Summit Common Stock (the "Repurchase Authorization"). As of May 31, 1995, Summit had acquired approximately 84,000 shares of Summit Common Stock pursuant to the Repurchase Authorization, which shares are held in treasury by Summit.

     (b) As of the date hereof, except for the Cumulative Preferred Stock and except as set forth in this Agreement, the Summit Stock Plans, the Summit Rights Agreement, the Summit 1995 Stock Incentive Plan and 1995 Directors Stock Option Plan, and except in accordance with the Agreement and Plan of Merger between Summit and Crestmont Financial Corp dated as of February 22, 1994, neither Summit nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Summit or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Summit or of any of its

Subsidiaries or obligating Summit or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, except for the Repurchase Authorization, there are no outstanding contractual obligations of Summit or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Summit or any of its Subsidiaries.

     (c) Since May 31, 1995, to and including the date of this Agreement, no additional shares of Summit Common Stock have been issued except in connection with exercises of options granted under the Summit Stock Plans, the Summit 1995 Stock Incentive Plan and 1995 Directors Stock Option Plan. All issued and outstanding shares of Summit Common Stock, and all issued and outstanding shares of capital stock of Summit's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of Summit's Subsidiaries are owned by Summit free and clear of any liens, encumbrances, charges, restrictions or rights of third parties.

     4.3.  Authority; No Violation.

     (a) Summit and Summit Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Summit and Summit Bank. No other corporate proceedings on the part of Summit and Summit Bank are necessary to consummate the transactions contemplated hereby (except for the approval by Summit of the Bank Merger Agreement). This Agreement has been duly and validly executed and delivered by Summit and Summit Bank and constitutes a valid and binding obligation of Summit and Summit Bank, enforceable against Summit and Summit Bank in accordance with its terms.

     (b) Neither the execution or delivery of this Agreement nor the consummation by Summit and Summit Bank of the transactions contemplated hereby in accordance with the terms hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Summit or Summit Bank, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Summit or Summit Bank or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Summit or Summit Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Summit or Summit Bank is a party, or by which Summit or Summit Bank or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Summit and Summit's Subsidiaries on a consolidated basis, or the ability of Summit and Summit Bank to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FDIC, the Commissioner, the FRB, the Secretary of State of New Jersey, the SEC, or applicable state securities bureaus or commissions, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Summit or Summit Bank in connection with (a) the execution and delivery by Summit or Summit Bank of this Agreement,
(b) the consummation by Summit of the Merger and the other transactions contemplated hereby and (c) the execution and delivery by Summit Bank of the Bank Merger Agreement and the consummation by Summit Bank of the Bank Merger and other transactions contemplated thereby. To the best of Summit's knowledge, no fact or condition exists which Summit has reason to believe will prevent it or Summit Bank from obtaining the aforementioned consents and approvals.

     4.4.  Financial Statements.

     (a) Summit has previously delivered to Garden State copies of the consolidated statements of financial condition of Summit as of December 31, 1990, 1991, 1992, 1993 and 1994, the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31 in each of the three fiscal years 1990 through 1994, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Summit, and the unaudited consolidated statements of condition of Summit as of March 31, 1995 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the three months then ended as reported in Summit's Quarterly Reports on Form 10-Q, filed with the SEC under the Exchange Act (collectively, the "Summit Financial Statements"). The Summit Financial Statements (including the related notes), have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, and fairly present the consolidated financial position of Summit as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and of cash flows of Summit for the respective fiscal periods set forth therein.

     (b) The books and records of Summit have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

     (c) Except as and to the extent reflected, disclosed or reserved against in the Summit Financial Statements (including the notes thereto), as of March 31, 1995 neither Summit nor any of its Subsidiaries had or has, as the case may be, any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Summit or any of its Subsidiaries. Since March 31, 1995, neither Summit nor any of its Subsidiaries have incurred any liabilities, except in the ordinary course of business and consistent with prudent banking practice.

     4.5. Brokerage Fees. Except for fees to be paid to Keefe, Bruyette & Woods, Inc., neither Summit nor Summit Bank nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

     4.6. Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, assets or financial condition of Summit and Summit's Subsidiaries on a consolidated basis since March 31, 1995 and to the best of Summit's knowledge, no fact or condition exists which Summit believes will cause or is likely to cause such a material adverse change in the future.

     4.7. Summit Information. The information relating to Summit, this Agreement and the transactions contemplated hereby in the Registration Statement and Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement/Prospectus, and up to and including the date of the meeting of stockholders of Garden State to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.8. Summit Common Stock. At the Effective Time, the Summit Common Stock to be issued pursuant to the terms of Section 2.1, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Summit, with no personal liability attaching to the ownership thereof.

     4.9. Legal Proceedings. Except as disclosed in the Summit Disclosure Schedule, neither Summit nor its Subsidiaries is a party to any, and there are no material pending or, to the best of Summit's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Summit or any of its Subsidiaries which, if decided adversely to Summit, or any of its Subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of Summit and its Subsidiaries on a consolidated basis. Except as disclosed in the Summit Disclosure Schedule, neither Summit nor any of Summit's Subsidiaries is a party to any order, judgment or decree entered against Summit or any such Subsidiary in any lawsuit or proceeding which would have a material adverse effect on the business, operations, assets or financial condition of Summit and its Subsidiaries on a consolidated basis.

     4.10. Taxes and Tax Returns. Summit and its Subsidiaries have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes

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

(including withholding taxes, penalties or other payments required) and have duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith. Summit and its Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of Summit and its Subsidiaries through such date. No deficiencies exist or have been asserted based upon the federal income tax returns of Summit and Summit Bank.

     4.11.  Employee Benefit Plans.

     (a) Summit and its Subsidiaries maintain or contribute to certain "employee pension benefit plans" (the "Summit Pension Plans"), as such term is defined in
Section 3 of ERISA, and "employee welfare benefit plans" (the "Summit Welfare Plans"), as such term is defined in Section 3 of ERISA. Since September 2, 1974, neither Summit nor its Subsidiaries have contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

     (b) Each of the Summit Pension Plans and each of the Summit Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

     4.12.  Reports.

     (a) Each communication mailed by Summit to its stockholders since January 1, 1990, and each annual, quarterly or special report, proxy statement or communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

     (b) Summit and Summit Bank have, since January 1, 1990, duly filed with the FDIC and the FRB in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Summit, upon written request from Garden State, promptly will deliver or make available to Garden State accurate and complete copies of such reports.

     4.13. Compliance with Applicable Law. Summit and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Summit and its Subsidiaries (other than where such default or non-compliance will not result in a material adverse effect on the business, operations, assets or financial condition of Summit and its Subsidiaries on a consolidated basis).

     4.14.  Properties and Insurance.

     (a) Summit and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Summit's consolidated balance sheet as of December 31, 1994, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1994). Summit and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

     (b) The business operations and all insurable properties and assets of Summit and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Summit should be insured against, in each case under valid, binding and enforceable policies or bonds, with such deductibles and against such risks and losses as are in the opinion of the management of Summit adequate for the business engaged in by Summit and its Subsidiaries.

     4.15. Minute Books. The minute books of Summit and its Subsidiaries contain accurate records of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     4.16. Environmental Matters. Except as disclosed in the Summit Disclosure Schedule, neither Summit nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Summit or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Summit or its Subsidiaries. Except as disclosed in the Summit Disclosure Schedule, Summit has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Summit or any of its Subsidiaries in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Summit and its Subsidiaries on a consolidated basis.

     4.17. Loan Portfolio; Reserves. With respect to each loan owned by Summit or its Subsidiaries in whole or in part, the files maintained by Summit or such Subsidiary with respect to such loan completely and accurately reflect the transactions relating to such loan in all material respects. As of the date hereof, the reserve for loan and lease losses in the Summit Financial Statements for the period ending March 31, 1995, in the opinion of management of Summit is adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

     4.18. Disclosures. Except for other acquisition transactions which Summit may not yet have publicly disclosed, there are no material facts concerning the business, operations, assets or financial condition of Summit which could have a material adverse effect on the business, operations or financial condition of Summit which have not been disclosed to Garden State directly or indirectly by access to any filing by Summit under the Exchange Act. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     5.1. Conduct of the Business of Garden State. During the period from the date of this Agreement to the Effective Time, Garden State shall, and shall cause each of its Subsidiaries to, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent banking practice and past business practices of Garden State, except with the prior written consent of Summit, which consent will not be unreasonably withheld. Garden State also shall use its best efforts to (i) preserve its business organization and that of each Garden State Subsidiary intact, (ii) keep available to itself the present services of its employees and those of its Subsidiaries, provided that neither Garden State nor any of its Subsidiaries shall be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement, and (iii) preserve for itself and Summit the goodwill of its customers and those of its Subsidiaries and others with whom business relationships exist.

     5.2.  Negative Covenants and Dividend Covenants.

     (a) Garden State agrees that from the date hereof to the Effective Time, except as otherwise approved by Summit in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

          (i) change its Certificate of Incorporation or Bylaws or any similar governing documents in any manner;

          (ii) except for the issuance of Garden State Common Stock pursuant to the present terms of the outstanding Garden State Options and the Summit Stock Option, change the number of shares of its authorized or issued common or preferred stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Garden State or any Garden State Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of such capital stock; provided, however, from the date hereof to the Effective Time, Garden State may declare, set aside or pay cash dividends per share of Garden State Common Stock equivalent to the cash dividends per share declared, set aside or paid by Summit during such period multiplied by the Exchange Ratio.

          (iii) grant any severance or termination pay (other than pursuant to policies of Garden State in effect on the date hereof and disclosed to Summit in the Garden State Disclosure Schedule or as agreed to by Summit in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees except with respect to salary increases in the ordinary course of business and consistent with past practices and policies and except that Garden State may pay bonuses to its officers in the fourth quarter of 1995 or the first quarter of 1996 in an amount not to exceed the amount set forth in the Garden State Disclosure Schedule as the maximum amount which will be accrued for bonuses with respect to 1995 following accrual practices consistent with those currently in effect (the "Annual Bonus Maximum").

          (iv) sell or dispose of any substantial amount of assets; incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

          (v) make any capital expenditures outside of the ordinary course of business other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (vi) file any applications or make any contract with respect to branching or site location or relocation;

          (vii) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity or a substantial amount of the assets of any business or entity;

          (viii) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles;

          (ix) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or in violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (x) take or cause to be taken any action which is intended, or may reasonably be expected, to result in disqualification of the Merger as a "pooling of interests" for accounting purposes, provided, however, that nothing in this paragraph (x) shall limit the ability of Summit to exercise its rights under the Option Agreement;

          (xi) take any action to grant "dissenters" rights except as required by applicable law;

          (xii) incur any indebtedness otherwise than in the ordinary course of business;

          (xiii) except pursuant to commitments in effect on the date hereof, make any loan (other than an extension of, renewal of, or substitution for, an existing loan which extension, substitution or renewal does not increase the aggregate amount of credit extended) (a "new loan") or any commitment to make a new loan, to any of its officers, directors, or stockholders owning more than 5% of the issued and outstanding

     Garden State Common Stock (or any person or business entity controlled by or affiliated with such officers, directors, or stockholders) other than in the ordinary course of business;

          (xiv) make any new loan, or increase the aggregate amount of credit extended, to a borrower or group of affiliated borrowers, or purchase any security, or make any other investment, or commitment to do any of the foregoing, in an amount in excess of $500,000, other than (A) pursuant to commitments in effect on the date hereof and described in the Garden State Disclosure Schedule, (B) in connection with liquidity management transactions entered into in the ordinary course of business, or (C) with respect to the purchase of securities or other obligations issued (or fully guaranteed as to principal and interest) by the United States of America or any agency thereof or which are rated "AAA" (or rating equivalent thereto) by a nationally recognized bond rating agency (as to (C) above, in each case securities purchased shall not have unexpired terms as of the date of purchase in excess of five years, except with respect to fixed rate mortgage-backed securities covered by (C) above, as to which average maturities shall not exceed four years, and adjustable rate securities covered by (C) above, as to which average maturities shall not exceed six years);

          (xv) sell or otherwise dispose of or encumber any shares of capital stock of any Garden State Subsidiary;

          (xvi) fail to keep in full force and effect insurance and bonds at least equal in scope and amount of coverage of insurance and bonds now carried;

          (xvii) fail to notify Summit promptly of its receipt of any letter, notice or other communication, whether written or oral, from any governmental entity advising Garden State that it is contemplating issuing, requiring, or requesting any agreement, memorandum of understanding, or similar undertaking, order or directive of the type referenced in Section
     3.20 hereof;

          (xviii) fail to use its best efforts to remain in compliance with any capital or other operating requirement of any regulatory agency to which it is subject;

          (xix) fail to promptly notify Summit of (A) the commencement or threat of any audit, action, or proceeding involving any material amount of taxes against either Garden State or any Subsidiary, or (B) the receipt of Garden State or any Subsidiary of any deficiency or audit notices or reports in respect of any material deficiencies asserted by any Federal, state, local or other tax authorities.

          (xx) agree to the extension of any statute or limitations for making any assessments with respect to taxes, except for extension granted in good faith in connection with attempts to resolve existing disputes with taxing authorities;

          (xxi) fail to use reasonable efforts to maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

          (xxii) fail to perform in all material respects all obligations required to be performed by each of Garden State and any Subsidiary under all material contracts, leases, and documents relating to or affecting its assets, properties, and business, except where such failure to perform, individually and in the aggregate, would not have a material adverse effect on Garden State and its Subsidiaries, taken as a whole; or

          (xxiii) agree to do any of the foregoing.

     5.3. No Solicitation. Garden State and the Bank shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Summit) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Garden State or the Bank (an "Acquisition Transaction"). Notwithstanding the foregoing, Garden State may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Garden State, after consulting with counsel, determines that such discussions or negotiations should be commenced in the exercise of its fiduciary responsibilities or such information should be furnished in the exercise of its fiduciary responsibilities. Garden State will promptly communicate to Summit the terms of any proposal, whether written or oral, which it may receive in respect of any Acquisition Transaction and the fact that it is having discussions or negotiations with, or supplying information to, a third party in connection with a possible Acquisition Transaction.

     5.4. Current Information. During the period from the date of this Agreement to the Effective Time, Garden State will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Summit regarding Garden State's business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, and also subject to the restrictions set forth in paragraphs (xiii) and (xiv) of Section 5.2, prior to granting any loan or extension of credit by renewal or otherwise, Garden State will send to Summit a description (i.e., a copy of the loan offering) for each new loan or extension of credit, and each renewal of an existing loan or extension of credit, in excess of $500,000. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending after the date of this Agreement, Garden State will deliver to Summit, and Summit will deliver to Garden State, their respective bank call reports filed with the FDIC and Garden State's quarterly reports on Form 10-Q as filed with the SEC under the Exchange Act, and Summit will deliver to Garden State Summit's quarterly reports on Form 10-Q, as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Garden State will deliver to Summit and Summit will deliver to Garden State their respective audited Annual Reports, in each case as filed on Form 10-K with the SEC under the Exchange Act.

     5.5.  Access to Properties and Records; Confidentiality.

     (a) Garden State and the Bank shall permit Summit and its representatives, and Summit and Summit Bank shall permit Garden State and its representatives, reasonable access to their respective properties, and shall disclose and make available to Summit and its representatives or Garden State and its representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, independent auditors' work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which Summit and its representatives or Garden State and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality;

or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

     5.6.  Regulatory Matters.

     (a) For the purposes of holding the meeting of Garden State stockholders referred to in Section 5.7 hereof and registering or otherwise qualifying under applicable federal and state securities laws Summit Common Stock to be issued to Record Holders and optionees in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by Summit of a Registration Statement with the SEC which shall include an appropriate proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the Securities Act, the Exchange Act and applicable state securities laws and the rules and regulations thereunder. (Such proxy statement and prospectus in the form mailed by Garden State to the Garden State shareholders and optionees together with any and all amendments or supplements thereto, is herein referred to as the "Proxy Statement/Prospectus" and the various documents to be filed by Summit under the Securities Act with the SEC to register for sale the Summit Common Stock to be issued to Record Holders and optionees, including the Proxy Statement/Prospectus, are referred to herein as the "Registration Statement").

     (b) Summit shall furnish information concerning Summit as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Summit, to comply with Section 5.6(a) hereof. Summit agrees promptly to advise Garden State if at any time prior to the Garden State shareholder meeting referred to in Section 5.7 hereof, any information provided by Summit in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Garden State with the information needed to correct such inaccuracy or omission. Summit shall furnish Garden State with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Summit, to comply with Section 5.6(a) after the mailing thereof to Garden State shareholders.

     (c) Garden State shall furnish Summit with such information concerning Garden State and the Bank as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with
Section 5.6(a) hereof. Garden State agrees promptly to advise Summit if, at any time prior to the Garden State shareholder's meeting referred to in Section 5.6(a) hereof, information provided by Garden State in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Summit with the information needed to correct such inaccuracy or omission. Garden State shall furnish Summit with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Garden State and the Bank, to comply with Section 5.6(a) after the mailing thereof to Garden State shareholders.

     (d) Summit shall as promptly as practicable make such filings as are necessary in connection with the offering of the Summit Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of the Summit Common Stock under applicable state securities laws at the earliest practicable date. Garden State shall promptly furnish Summit with such information regarding the Garden State shareholders as Summit requires to enable it to determine what filings are required hereunder. Garden State authorizes Summit to utilize in such filings the information concerning Garden State and the Bank provided to Summit in connection with, or contained in, the Proxy Statement/Prospectus. Summit shall furnish Garden State with copies of all such filings and keep Garden State advised of the status thereof. Summit and Garden State shall as promptly as practicable file the Registration Statement containing the Proxy Statement/Prospectus with the SEC, and each of Summit and Garden State shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement/Prospectus.

     (e) Summit shall cause the Summit Common Stock to be issued in connection with the Merger to be included for quotation on the NASDAQ -- National Market System or, if the outstanding Summit Common Stock is then listed on a national securities exchange, to be approved for listing on such exchange.

     (f) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the FDIC and the Commissioner and the FRB. The parties shall each have the right to review in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. Summit and Summit Bank shall cause at least a draft of their respective applications to the FRB and an actual application to the FDIC and the Commissioner to be filed within 60 days of the date hereof, so long as Garden State and the Bank provide all information necessary to complete the application within 30 days of the date hereof.

     (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

     5.7. Approval of Stockholders. Garden State will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of the stockholders of Garden State as soon as reasonably practicable for the purpose of securing the approval by such stockholders of this Agreement, (b) subject to the fiduciary obligations of its directors and officers, recommend to the stockholders of Garden State the approval of this Agreement and the transactions contemplated hereby and use its best efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with Summit with respect to each of the foregoing matters.

     5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

     5.9. Public Announcements. The parties hereto shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation or as to which the party releasing such information has used its best efforts to discuss with the other party in advance.

     5.10. Failure to Fulfill Conditions. In the event that Summit or Garden State determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to June 30, 1996 and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions Summit may enter into with other parties, Garden State and Summit will promptly inform the other of any facts applicable to Garden State or Summit, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

     5.11. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI, no supplement or amendment to such Schedules shall correct or cure any warranty which was untrue when made, but supplements or amendments may be used to disclose subsequent facts or events to maintain the truthfulness of any warranty.

     5.12.  Indemnification.

     (a) Indemnification. From and after the Effective Time, Summit agrees to indemnify and advance costs and expenses (including reasonable attorney's fees, disbursements and expenses) and hold harmless each present and former director and officer of Garden State or its Subsidiaries determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, settlements or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising after the Effective Time and out of or pertaining to matters existing or occurring at or prior to the Effective Time, including without limitation, the authorization of this Agreement and the transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Garden State would have been permitted under New Jersey law and its certificate of incorporation or by-laws in effect on the date hereof to indemnify such person (and also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required by law to be made with respect to whether an officer's or director's conduct complies with the standards set forth under New Jersey law and Garden State's certificate of incorporation and by-laws shall be made by independent counsel selected jointly by Summit and the Indemnified Party.

     (b) Procedure. In the event of any claim, action, suit, proceeding or investigation in which indemnification pursuant to Section 5.12 (a) is sought (whether arising before or after the Effective Time) other than such as is described in the Garden State Disclosure Schedule, (i) Summit shall have the right to assume the defense thereof and Summit shall not be liable to any Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Summit elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Summit and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Summit shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements there for are received; provided, however, that Summit shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter unless counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest making such cooperation inadvisable and
(iii) Summit shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld; and provided further that Summit shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If a court of competent jurisdiction determines that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, then Summit shall provide indemnification to the maximum extent and in such manner as is permissible under applicable law. If such indemnity is completely unavailable with respect to any Indemnified Party, Summit and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

     (c) Insurance. For a period of six years following the Effective Time, Summit will provide to the persons who served as directors or officers of Garden State or any Garden State Subsidiary, including the Bank, on or before the Effective Time, insurance against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time. Such coverage may be provided by means of an extended reporting period endorsement to the policy presently issued to Garden State by the present carrier for Garden State, or by such other means which shall provide substantially equivalent coverage to such persons.

     5.13.  Officer Contracts; Employment Matters.

     (a) Officer's Contracts. As of the Effective Time, Summit and Summit Bank, jointly and severally, shall specifically acknowledge, accept and assume the employment contracts contained in the Garden State Disclosure Schedule and agree to a calculation prepared by Garden State specifying the amount of the benefits payable under such contracts; provided, however, that nothing contained herein shall obligate Summit to continue the employment of any party to any such employment contract.

     (b) Employee Benefits. The employee benefit plans, arrangements and related policies of Garden State and the Bank shall initially be unaffected by the Merger. Following the Merger, Summit will review such plans, arrangements and policies with a view towards consolidating the same to the extent feasible and economical. To the extent former employees of Garden State or the Bank become participants in a plan of Summit or Summit Bank, they will be given past service credit for eligibility, participation, and vesting purposes, but not for benefit accrual purposes. For purposes of benefit accrual, credited service under each Summit plan will commence within twelve months following the Merger. Employees of Garden State or the Bank immediately prior to the Effective Time, who will become employees of Summit or Summit Bank, will receive compensation and benefit packages no less favorable, in the aggregate, than the compensation and benefit packages to which they were entitled immediately prior to the Effective Time. Notwithstanding the foregoing, the benefits under pension benefit plans to which such employees are entitled after the Effective Time shall be limited to those benefits accruing under the applicable Summit plans. Employees of Garden State and the Bank immediately prior to the Effective Time who will become employees of Summit or Summit Bank and are involuntarily terminated within one year thereafter, will receive severance benefits at least as favorable as those provided in the severance plan contained in the Garden State Disclosure Schedule.

     5.14. Pooling and Tax-Free Reorganization Treatment. Neither Summit nor Garden State shall intentionally take, fail to take or cause to be taken or not be taken, any action within its control, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1968, as amended.

     5.15 Garden State Option Plan. From and after the Effective Time, each Garden State Option which is converted to an option to purchase Summit Common Stock under Section 2.1(b)(i) shall be administered, operated and interpreted by a committee comprised of members of the Board of Directors of Summit appointed by the Board of Directors of Summit. Summit shall reserve for issuance the number of shares of Summit Common Stock necessary to satisfy Summit's obligations. As soon as practicable following the Effective Time, but in no event more than 30 days following the Effective Time, Summit shall also register under the Securities Act on Form S-8 all of the shares authorized for issuance under the Garden State Options so converted.

     5.16.  Affiliates.

     (a) Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, (i) Garden State shall deliver to Summit (x) a letter identifying all persons who, to the knowledge of Garden State, may be deemed to be affiliates of Garden State under Rule 145 of the Securities Act, including without limitation all directors and executive officers of Garden State and (y) a letter identifying all persons who, to the knowledge of Garden State, may be deemed to be affiliates of Garden State as that term (affiliate) is used for purposes of qualifying for "pooling of interests" accounting treatment; and (ii) Summit shall identify to Garden State all persons who, to the knowledge of Summit, may be deemed affiliates of Summit as that term (affiliates) is used for purposes of qualifying for "pooling of interests" accounting treatment.

     (b) Each person who may be deemed an affiliate of Garden State (under either Rule 415 of the Securities Act or the accounting treatment rules) shall execute a letter substantially in the form of Exhibit 5.16-1 hereto agreeing to be bound by the restrictions of Rule 145, as set forth in Exhibit 5.16-1 and agreeing to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting purposes. In addition, Summit shall cause its affiliates (as that term is used for purposes of qualifying for pooling of interests) to execute a letter within two weeks of the date hereof, in the form of Exhibit 5.16-2, in which such persons agree to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting treatment.

     (c) Summit agrees to publish financial results covering at least 30 days of combined operations of Summit and Garden State as soon as practicable after consummation of the Merger.

     5.17. Compliance with the Industrial Site Recovery Act. Garden State, at its sole cost and expense, shall obtain prior to the Effective Time, either:
(a) a Letter of Non-Applicability ("LNA") from the New Jersey Department of Environmental Protection ("NJDEP") stating that none of the facilities located in New Jersey owned or operated by Garden State or any Garden State Subsidiary (each, a "Facility") is an "industrial establishment," as such term is defined under the Industrial Site Recovery Act ("ISRA"); (b) a Remediation Agreement issued by the NJDEP pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement; or (c) a Negative Declaration approval, Remedial Action Workplan approval, No Further Action letter or other document or documents issued by the NJDEP advising that the requirements of ISRA have been satisfied with respect to each Facility subject to ISRA. In the event Garden State obtains a Remediation Agreement, Garden State will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement.

                                   ARTICLE VI

                               CLOSING CONDITIONS

     6.1. Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

     (a) Approval of Garden State Stockholders; SEC Registration; NASDAQ or National Securities Exchange. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Garden State. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Summit Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The Summit Common Stock to be issued in connection with the Merger, including Summit Common Stock to be issued for the Garden State Options, shall have been included for quotation on the NASDAQ -- National Market System or, if the outstanding Summit Common Stock is then listed on a national securities exchange, shall have been approved for listing on such exchange.

     (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the FDIC or the Commissioner and any approval or waiver required by the FRB) required to consummate the transactions contemplated hereby shall have been obtained without any Burdensome Condition. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

     (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Summit or Garden State determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger or the Bank Merger.

     (d) Tax Free Exchange. Summit and Garden State shall have received an opinion, satisfactory to Summit and Garden State, of Bourne, Noll & Kenyon, counsel for Summit, to the effect that the transactions contemplated hereby will result in a reorganization (as defined in Section 368(a) of the Code), and accordingly no gain or loss will be recognized for federal income tax purposes to Summit, Garden State, Summit Bank or the Bank or to the shareholders of Garden State who exchange their shares of Garden State for Summit Common Stock (except to the extent that cash is received in lieu of fractional shares of Summit Common Stock).

     (e) Pooling of Interests. The Merger shall be qualified to be treated by Summit as a pooling-of-interests for accounting purposes.

     6.2. Conditions to the Obligations of Summit Under this Agreement. The obligations of Summit under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties; Performance of Obligations of Garden State and Bank. The representations and warranties of Garden State contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Garden State shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Garden State Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Garden State Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

          (b) Consents. Summit shall have received the written consents of any person whose consent to the transactions contemplated hereby is required under the applicable instrument.

          (c) Opinion of Counsel. Summit shall have received an opinion of counsel to Garden State, dated the date of the Closing, in form and substance reasonably satisfactory to Summit, covering the matters set forth on Schedule 6.2 hereto and any other matters reasonably requested by Summit.

          (d) Bank Action. The Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

          (e) Certificates. Garden State shall have furnished Summit with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Summit may reasonably request.

     6.3. Conditions to the Obligations of Garden State Under this Agreement. The obligations of Garden State under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties; Performance of Obligations of Summit. The representations and warranties of Summit contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Summit shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Summit Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Summit Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

          (b) Opinion of Counsel to Summit. Garden State shall have received an opinion of counsel to Summit, dated the date of the Closing, in form and substance reasonably satisfactory to Garden State, covering the matters set forth on Schedule 6.3 hereto.

          (c) Fairness Opinion. Garden State shall have received an update of the opinion from Advest referred to in Section 3.24, to the effect that, in its opinion, the consideration to be paid to stockholders of Garden State hereunder is fair to such stockholders from a financial point of view, without adverse change to such opinion, (i) as of a date not more than three days prior to the date the Proxy Statement/Prospectus is mailed to Garden State's stockholders, and (ii) as of the Closing.

          (d) Employment Agreements. Summit shall have taken all action necessary under Section 5.13 (a) to assume in writing and to honor the employment agreements of Garden State set forth in the Disclosure Schedule.

          (e) Insurance. Garden State shall have received evidence, reasonably satisfactory to it, that Summit shall have obtained the insurance referred to in Section 5.12 (c).

          (f) Certificates. Summit shall have furnished Garden State with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Garden State may reasonably request.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Garden State:

          (a) By mutual written consent of the parties hereto.

          (b) By Summit or Garden State (i) if the Effective Time shall not have occurred on or prior to June 30, 1996 or (ii) if a vote of the stockholders of Garden State is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party (or the directors of Garden State) at or before the Effective Time.

          (c) By Summit or Garden State upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by Summit upon written notice to Garden State if any such application is approved with conditions which materially impair the value of Garden State and the Bank, taken as a whole, to Summit.

          (d) By Summit if there shall have occurred a material adverse change in the business, operations, assets, or financial condition of Garden State or the Bank from that disclosed by Garden State on the date of this Agreement.

          (e) By Garden State, if there shall have occurred a material adverse change in the business, operations, assets or financial condition of Summit or Summit Bank from that disclosed by Summit on the date of this Agreement.

          (f) By Summit or Garden State if any condition to Closing specified under Article VI hereof applicable to such party cannot reasonably be met after giving the other party a reasonable opportunity to cure any such condition.

          (g) By Garden State if the Average Closing Price is less than $16.00.

          (h) By Garden State if (A) the Average Closing Price is less than $17.00 and (B) Summit has not delivered a written notice to Garden State unilaterally agreeing to increase the Exchange Ratio such that the value (measured by the Average Closing Price) of the number of shares of Summit Common Stock to be exchanged for one share of Garden State Common stock in the Merger, based on the new Exchange Ratio, is at least as high as the value would have been if the Exchange Ratio were unchanged and the Average Closing Price were $17.00.

     7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either Summit or Garden State pursuant to
Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

     7.3. Amendment. This Agreement may be amended by mutual action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of Garden State but, after any such adoption, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the shareholders of Garden State without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Summit and Garden State.

     7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses.

     8.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

     (a) If to Summit, to:

         The Summit Bancorporation
         One Main Street, Second Floor
         Chatham, New Jersey 07928
         Attn.: Robert G. Cox
                President and Chief Executive Officer
         Telecopier No. (201) 701-2520

         Copy to:

         Bourne, Noll & Kenyon
         382 Springfield Avenue
         Summit, New Jersey 07901
         Attn: Charles R. Berman, Esq.
         Telecopier No. (908) 277-6808

     (b) If to Garden State, to:

         Garden State BancShares, Inc.
         2290 West County Line Road
         Jackson, New Jersey 08527
         Attn: Theodore D. Bessler,
               President and Chief Executive Officer
         Telecopier No. (908) 905-2339

         Copy to:

         Pitney, Hardin, Kipp & Szuch

         Delivery:

         200 Campus Drive
         Florham Park, New Jersey 07932

         Mail:

         P.O. Box 1945
         Morristown, New Jersey 07962-1945
         Attn.: Ronald H. Janis, Esq.
         Telecopier No. (201) 966-1550

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

     8.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment of this Agreement may be made except upon the written consent of the other parties hereto. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the present and former directors and officers of Garden State or its Subsidiaries referred to in Section 5.12 hereof, who shall be entitled to the benefits of such Section 5.12.

     8.4. Entire Agreement. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto, including the Letter of Intent.

     8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     8.6. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

     8.7. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     IN WITNESS WHEREOF, Summit, Summit Bank, the Bank and Garden State have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                          THE SUMMIT BANCORPORATION

By:           /s/  JOHN F. KUNTZ                 By:           /s/  ROBERT G. COX
    -----------------------------------------        -------------------------------------
           John F. Kuntz, Secretary                          Robert G. Cox, President
                                                            and Chief Executive Officer


ATTEST:                                          GARDEN STATE BANCSHARES, INC.

By:          /s/  LISA M. MACQUAIDE              By:         /s/  THEODORE D. BESSLER
    -----------------------------------------        -----------------------------------------
           Lisa M. MacQuaide, Secretary                    Theodore D. Bessler, President
                                                            and Chief Executive Officer


ATTEST:                                          SUMMIT BANK

By:           /s/  JOHN F. KUNTZ                 By:            /s/  ROBERT G. COX
    -----------------------------------------        -----------------------------------------
            John F. Kuntz, Secretary                          Robert G. Cox, President
                                                            and Chief Executive Officer


ATTEST:                                          GARDEN STATE BANK

By:          /s/  LISA M. MACQUAIDE              By:         /s/  THEODORE D. BESSLER
    -----------------------------------------        -----------------------------------------
           Lisa M. MacQuaide, Secretary                    Theodore D. Bessler, President
                                                             and Chief Executive Officer

                     CERTIFICATE OF GARDEN STATE DIRECTORS

     Reference is made to the Agreement and Plan of Merger, dated June 13, 1995 (the "Agreement"), among The Summit Bancorporation, Summit Bank, Garden State BancShares, Inc. and Garden State Bank. Capitalized terms used herein have the meanings given to them in the Agreement.

     Each of the following persons, being all of the directors of Garden State, agrees to vote or cause to be voted all shares of Garden State Common Stock which are held by such person, or over which such person exercises full voting control, in favor of the Merger.

/s/  THEODORE D. BESSLER
---------------------------------------------------------
     Theodore D. Bessler

/s/  PETER BOYARIN
---------------------------------------------------------
     Peter Boyarin

/s/  H. GEORGE BUCKWALD
---------------------------------------------------------
     H. George Buckwald

/s/  LEE A. HARRIS
---------------------------------------------------------
     Lee A. Harris

/s/  MICHAEL E. LEVIN
---------------------------------------------------------
     Michael E. Levin

/s/  MATTHEW LINDENBAUM
---------------------------------------------------------
     Matthew Lindenbaum

/s/  ARNOLD D. MOHEL
---------------------------------------------------------
     Arnold D. Mohel

/s/  RONALD P. VOGEL
---------------------------------------------------------
     Ronald P. Vogel

/s/  HERBERT WISHNICK
---------------------------------------------------------
     Herbert Wishnick

Dated: June 13, 1995

                                   APPENDIX B

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT ("Agreement") dated June 13, 1995, is by and between THE SUMMIT BANCORPORATION, a New Jersey corporation and registered bank holding company
("Summit"), and Garden State BancShares, Inc. a New Jersey corporation ("Garden State") and registered bank holding company for Garden State Bank ("Bank").

                                   BACKGROUND

     1. Summit, Garden State, the Bank and Summit Bank ("Summit Bank"), a wholly-owned subsidiary of Summit, as of the date hereof, have executed an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Summit will acquire Garden State through a merger of Garden State with and into Summit (the "Merger").

     2. As an inducement required by Summit to enter into the Merger Agreement, Garden State has agreed to grant to Summit an option to purchase authorized but unissued shares of common stock of Garden State in an amount and on the terms and conditions hereinafter set forth.

                                   AGREEMENT

     In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, Summit and Garden State, intending to be legally bound hereby, agree:

          1. Grant of Option. Garden State hereby grants to Summit the option to purchase 752,770 shares (the "Option Shares") of common stock, no par value (the "Common Stock") of Garden State at an exercise price of $15.75 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

          2. Exercise of Option. The Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), Summit may exercise the Option, in whole or in part, at any time or from time to time in accordance with the terms and conditions hereof.

     The term "Triggering Event" means the occurrence of any of the following events:

          A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Summit or an affiliate of Summit:

             a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Common Stock;

             b. enters into a written letter of intent or an agreement with Garden State pursuant to which such person or any affiliate of such person would (i) merge or consolidate or enter into any similar transaction with Garden State, (ii) acquire all or a significant portion of the assets or liabilities of Garden State or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the then outstanding shares of Common Stock;

             c. makes a filing with any bank or thrift regulatory authority or publicly announces a bona fide proposal (a "Proposal") for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Garden State or any other business combination involving Garden State, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of Garden State called to vote on the Merger and Garden State stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

             d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Garden State willfully takes any action in any manner which would materially interfere with its desire or ability to consummate the Merger or would materially reduce the value of the Merger to Summit.

     The term "Triggering Event" also means the taking of any direct or indirect action by Garden State or any of its directors, officers or agents to invite, encourage or solicit any proposal which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Garden State, or a sale of shares of Common Stock or any significant portion of Garden State's assets or liabilities.

     The term "significant portion" means 25% of the assets or liabilities of Garden State.

     "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Garden State or in soliciting or inducing any other person (other than Summit or any affiliate) to do so.

     Notwithstanding the foregoing, the Option may not be exercised at any time
(i) in the absence of any required governmental or regulatory approval or consent necessary for Garden State to issue the Option Shares or Summit to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

     Garden State shall notify Summit promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Garden State shall not be a condition to the right of Summit to exercise the Option. Garden State will not take any action which would have the effect of preventing or disabling Garden State from delivering the Option Shares to Summit upon exercise of the Option or otherwise performing its obligations under this Agreement.

     In the event Summit wishes to exercise the Option, Summit shall send a written notice to Garden State (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

     3. Merger, Consolidation, etc. (a) In case prior to the termination of this Agreement (1) Garden State shall consolidate with or merge into any Person, other than Summit or one of its Affiliates, and Garden State shall not be the continuing or surviving corporation of such consolidation or merger, (2) any Person, other than Summit or one of its Affiliates, shall merge into Garden State and Garden State shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding Common Stock after such merger shall represent less than 50% of the outstanding shares and share equivalents of the merged company, or (3) Garden State shall sell or otherwise transfer all or substantially all of its assets to any Person, other than Summit or one of its Affiliates, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into and exchangeable for an option (the "Substitute Option"), at the election of the Holder, of either (i) the Acquiring Corporation or (ii) any Person which controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean either (i) the continuing or surviving corporation of a consolidation or merger with Garden State (if other than Garden State), (ii) Garden State in a merger in which Garden State is the continuing or surviving person, or (iii) the transferee of all or substantially all of Garden State's assets, as applicable.

          (ii) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

          (iii) "Assigned Value" shall mean the Market/Offer Price, as defined below; provided, however, that in the event of a sale of all or substantially all of Garden State's assets, the Assigned Value shall mean the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Garden State as determined by the Valuation Expert (less the book value of the remaining liabilities), divided by the number of shares of Common Stock of Garden State outstanding at the time of such sale.

          (iv) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if Garden State is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the Person merging into Garden State or by any company which controls such Person, as the Holder may elect.

          (v) "Holder" shall mean a holder of the Option evidenced by this Agreement.

          (vi) "Market/Offer Price" shall mean the highest of (a) the price per share of Common Stock at which a tender offer or exchange offer therefor has been consummated by any person (other than Summit or any of its Affiliates), if, upon consummation of such offer, the offeror had beneficial ownership of 20% or more of the Common Stock then outstanding (exclusive of shares issuable upon the exercise of the Option), (b) the consideration per share of Common Stock to be paid by any third party pursuant to an agreement with Garden State, and (c) the highest closing sales price for Common Stock within the six-month period immediately preceding the consolidation, merger or sale in question. The value of any non-cash consideration under clause (a) or (b) above shall be the amount determined by the Valuation Expert.

          (vii) A "Person" shall mean any individual, firm, corporation or other entity and include as well any syndicate or group deemed to be a "person" pursuant to Section 13(e)(3) of the Exchange Act.

          (viii) "Substitute Common Stock" shall mean the common stock issuable by the issuer of the Substitute Option.

          (ix) "Valuation Expert" shall mean a nationally recognized investment banking firm selected by the Holder (or by a majority in interest of the Holders if there shall be more than one Holder) and reasonably acceptable to Garden State.

     (c) Except as otherwise provided herein, the Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to (i) the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by (ii) the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall be equal to the Option Price multiplied by a fraction of which the numerator is the number of shares of Common Stock for which the Option is then exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the number of shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

     (f) Garden State shall not enter into any transaction described in paragraph (a) of this Section 3 unless the Acquiring Corporation and any Person which controls the Acquiring Corporation assumes in writing all the obligations of Garden State hereunder.

     4. Payment and Delivery of Certificates. At any Closing hereunder (a) Summit will make payment to Garden State of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Garden State, (b) Garden State will deliver to Summit a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through Garden State, registered in the name of Summit or its designee, in such denominations as were specified by Summit in its notice of exercise and bearing a legend as set forth below and (c) Summit shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

     Unless a registration statement is filed and declared effective under
Section 5 hereof, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

          The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Garden State BancShares, Inc., said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

     5. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Summit, Garden State shall promptly prepare and file a registration statement with the Securities and Exchange Commission, covering the Option and such number of Option Shares as Summit shall specify in its request, and Garden State shall use its best efforts to cause such registration statement to be declared effective and remain current in order to permit the sale or other disposition of the Option and the Option Shares, provided that Summit shall in no event have the right to have more than one such registration statement become effective and Garden State shall not be required to maintain the effectiveness of such registration statement for more than 180 days.

     In connection with such filing, Garden State shall use its best efforts to cause to be delivered to Summit such certificates, opinions, accountant's letters and other documents as Summit shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by Garden State in complying with the provisions of this Section 5, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Garden State and blue sky fees and expenses shall be paid by Garden State. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Summit and any other expenses incurred by Summit in connection with such registration shall be borne by Summit. In connection with such filing, Garden State shall indemnify and hold harmless Summit against any losses, claims, damages or liabilities, joint or several, to which Summit may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement with respect to Garden State or alleged untrue statement with respect to Garden State of any material fact with respect to Garden State contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact with respect to Garden State required to be stated therein or necessary to make the statements therein with respect to Garden State not misleading; and Garden State will reimburse Summit for any legal or other expense reasonably incurred by Summit in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Garden State will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement of omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Summit specifically for use in the preparation thereof. Summit will indemnify and hold harmless Garden State to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of Summit for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Summit will reimburse Garden State for any legal or other expense reasonably incurred by Garden State in connection with investigating or defending any such loss, claim, damage, liability or action.

     6. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

     In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of Garden State with another entity, or in the event any sale of all or substantially all of the assets of Garden State shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by the Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by the Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

     7. Filings and Consents. Each of Summit and Garden State will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event Summit is the holder hereof, approval of the Board of Governors of the Federal Reserve System and Garden State agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

     8. Representations and Warranties of Garden State. Garden State hereby represents and warrants to Summit as follows:

          a. Due Authorization. Garden State has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by Garden State.

          b. Authorized Shares. Garden State has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

          c. No Conflicts. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of Garden State or, to its knowledge, any agreement, instrument, judgment, decree, statute, rule or order applicable to Garden State.

     9. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, Summit shall have the right to seek money damages against Garden State for a breach of this Agreement.

     10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     11. Assignment or Transfer. Summit may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of Summit. Summit represents that it is acquiring the Option for Summit's own account and not with a view to or for sale in connection with any distribution of the Option. Summit is aware that presently neither the Option nor the Option Shares are being offered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission, but instead are being offered in reliance upon the exemption from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

     12. Amendment of Agreement. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

     13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     14. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

     (a) If to Summit, to:

         The Summit Bancorporation
         One Main Street, Second Floor
         Chatham, New Jersey 07928
         Attn.: Robert G. Cox
            President and Chief Executive Officer
         Telecopier No. (201) 701-2520

         Copy to:

         Bourne, Noll & Kenyon
         382 Springfield Avenue
         Summit, New Jersey 07901
         Attn: Charles R. Berman, Esq.
         Telecopier No. (908) 277-6808

     (b) If to Garden State, to:

         Garden State BancShares, Inc.
         2290 West County Line Road
         Jackson, New Jersey 08527
         Attn: Theodore D. Bessler,
            President and Chief Executive Officer
         Telecopier No. (908) 905-2339

         Copy to:

         Pitney, Hardin, Kipp & Szuch

         Delivery:
         200 Campus Drive
         Florham Park, New Jersey 07932

         Mail:
         P.O. Box 1945
         Morristown, New Jersey 07962-1945
         Attn.: Ronald H. Janis, Esq.
         Telecopier No. (201) 966-1550

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

     15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

     16. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

     17. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

     18. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 11 permitting Summit to assign its rights and obligations hereunder only to an affiliate of Summit.

     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Termination. The Option granted hereby, to the extent not previously exercised, shall terminate upon the earliest of (i) 12 months after the first occurrence of a Triggering Event, (ii) consummation of the Merger, (iii) the termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Triggering Event (other than if terminated by Summit pursuant to Section 7.1(f) thereof due to a failure by Garden State to fulfill a condition contained in Section 6.2(a) thereof), (iv) 12 months after the termination of the Merger Agreement for any reason, provided that the Option shall not terminate pursuant to this clause (iv) in the event that a Triggering Event shall have occurred prior to the expiration of such 12-month period and instead shall terminate in accordance with clause (i) hereof.

     IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

                                          GARDEN STATE BANCSHARES, INC.

                                          By:   /s/  Theodore D. Bessler
                                            ------------------------------------
                                            Theodore D. Bessler
                                            President and
                                            Chief Executive Officer

                                          THE SUMMIT BANCORPORATION

                                          By:   /s/  Robert G. Cox
                                            ------------------------------------
                                            Robert G. Cox
                                            President and
                                            Chief Executive Officer

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

CERTIFICATE OF INCORPORATION AND BYLAWS; NEW JERSEY LAW

     Limitation of liability of directors and officers. Section 14A:3-5 of the NJBCA, permits a corporation to provide in its certificate of incorporation, that a director of officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulted in receipt by such person of any improper personal benefit. Under Article X of its Bylaws, Summit is empowered, to the full extent permitted by law, to indemnify its directors, officers, employees and agents. Section 14A:3-5 of the NJBCA, as amended by Public Law 1987, Chapter 35, of the State of New Jersey provides that a corporation may indemnify its directors, officers, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorneys' fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification shall be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

     Insurance. Summit's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 21. EXHIBITS

EXHIBIT NO.   DESCRIPTION
-----------   -----------
  2(a)        Agreement and Plan of Merger dated as of June 13, 1995 between Summit and Garden
              State.(1)
  3(a)        Restated Certificate of Incorporation of Summit as amended through February 22,
              1990 is incorporated by reference to Exhibit 3(a) to Summit's Annual Report on
              Form 10-K for the year ended December 31, 1990 filed by Summit on March 20, 1991.
  3(b)        Bylaws of Summit as amended July 21, 1992 are incorporated by reference to Exhibit
              3(b) to the Registration Statement on Form S-4 (Registration No. 33-79716) filed by Summit on June 3, 1994.
  4(a)        Indenture between Summit and The Bank of New York (formerly Irving Trust Company),
              Trustee, relating to 11 7/8% Notes Due 1995, is incorporated by reference to
              Exhibit 4 to the Registration Statement on Form S-2 (Registration No. 2-95283)
              filed by Summit on January 14, 1985.
  4(b)        Indenture between Summit and Citibank, N.A., Trustee, relating to Debt Securities, is incorporated by reference to Exhibit 4(a) to the Registration Statement on Form
              S-3 (Registration No. 33-13743) filed by Summit on April 24, 1987.
  4(c)(i)     Shareholder Rights Plan of Summit is incorporated by reference to Summit's
              Registration Statement on Form 8-A filed by Summit on February 3, 1990.
  4(c)(ii)    First Amendment to Shareholder Rights Plan of Summit is incorporated by reference to Summit's Amendment to Application or Report on Form 8 filed by Summit on
              January 31, 1992.
  5           Opinion of Bourne, Noll & Kenyon.(2)
  8(a)        Tax Opinion of Bourne, Noll & Kenyon.(2)

EXHIBIT NO.   DESCRIPTION
-----------   -----------
 10(a)        Consulting Agreement dated July 1, 1994 between Summit and Thomas D. Sayles, Jr.
              is incorporated by reference to Exhibit 10(a) to Summit's Annual Report on Form
              10-K for the year ended December 31, 1994 filed by Summit on March 10, 1995.
 10(b)        Summit's Supplemental Executive Retirement Plan is incorporated by reference to
              Exhibit 10(d) to Summit's Annual Report on Form 10-K for the year ended December
              31, 1990 filed by Summit on March 20, 1991.
 10(c)        Summit's Stock Incentive Plan as amended on October 18, 1994 is incorporated by reference to Exhibit 10(f) to Summit's Annual Report on Form 10-K for the year ended December 31, 1994 filed by Summit on March 10, 1995.
 10(d)        Twenty-five year real property leases between Summit and Hartz Mountain
              Industries, Inc. for a data processing and operations center (dated June 5, 1990)
              and related warehouse (dated November 29, 1990) in Cranford, New Jersey are incorporated by reference to Exhibit 10(g) to Summit's Annual Report on Form 10-K
              for the year ended December 31, 1990 filed by Summit on March 20, 1991.
 10(e)        Agreements dated September 1, 1995 between Summit and Robert G. Cox, John R.
              Feeney, Dennis S. McChesney, James S. Little, Elwood Bowman II, Stewart E.
              McClure, Jr. and Richard Ranelli are incorporated by reference to Exhibit 10(l) to
              Summit's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 filed by Summit on October 26, 1995.
 10(f)        Summit's 1995 Stock Incentive Plan is incorporated by reference to Exhibit 10(k)
              to Summit's Annual Report on Form 10-K for the year ended December 31, 1994 filed by Summit on March 10, 1995.
 10(g)        Summit's 1995 Directors Stock Option Plan is incorporated by reference to Exhibit
              10(j) to Summit's Annual Report on Form 10-K for the year ended December 31, 1994 filed by Summit on March 10, 1995.
 10(h)        Stock Option Agreement dated June 13, 1995 between Summit and Garden State.(3)
 10(i)        Agreement and Plan of Merger dated September 10, 1995 between UJB and Summit is incorporated by reference to Exhibit 2(a) to Summit's Current Report on Form 8-K
              filed September 27, 1995.
 10(j)        Stock Option Agreement dated September 11, 1995 between Summit, as grantor, and
              UJB, as grantee is incorporated by reference to Exhibit 2(b) to Summit's Current
              Report on Form 8-K filed September 27, 1995.
 10(k)        Stock Option Agreement dated September 11, 1995 between UJB, as grantor, and summit, as grantee is incorporated by reference to Exhibit 2(b) to Summit's
              Current Report on Form 8-K filed September 27, 1995.
 12(a)        Summit's Statement re Computation of Ratio of Earnings to Fixed Charges for the
              three years ended December 31, 1994, 1993 and 1992 is incorporated by reference to
              Exhibit 12 of Summit's Annual Report on Form 10-K for the year ended December 31,
              1994, filed by Summit on March 10, 1995.
 12(b)        Summit's Statement re Computation of Ratio of Earnings to Fixed Charges for the
              nine months ended September 30, 1995 and 1994, is incorporated by reference to
              Exhibit 12 of Summit's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1995, filed by Summit on October 26, 1995.
 21           Subsidiaries of Summit is incorporated by reference to Exhibit 21 to Summit's
              Annual Report on Form 10-K for the year ended December 31, 1994, filed by Summit on March 10, 1995.
 23(a)        Consents of KPMG Peat Marwick LLP.
 23(b)        Consent of Bourne, Noll & Kenyon.(2)(4)
 23(c)        Consent of Advest, Inc.(2)
 24           Powers of Attorney.

EXHIBIT NO.   DESCRIPTION
-----------   -----------
 99(a)        Form of Garden State Proxy.
 99(b)        Fairness Opinion of Advest, Inc.(2)

---------------
(1) Filed as Appendix A to the Proxy Statement-Prospectus.

(2) To be filed by Amendment.

(3) Filed as Appendix B to the Proxy Statement-Prospectus.

(4) Included as part of the Opinions filed as Exhibits 5 and 8(a).

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Security Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 under the Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Chatham, State of New Jersey, on the 8th day of November, 1995.

                                          THE SUMMIT BANCORPORATION

                                          By: /s/  ROBERT G. COX
                                              ----------------------------------
                                              Robert G. Cox, President and
                                              Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                TITLE                      DATE
                ---------                                -----                      ----
*                                            Chairman of the Board and          November 8, 1995
------------------------------------------   Director
Thomas D. Sayles, Jr.

*                                            President and Chief Executive      November 8, 1995
------------------------------------------   Officer and Director
Robert G. Cox                                (Principal Executive Officer)

/s/  JOHN R. FEENEY                          Senior Executive Vice              November 8, 1995
------------------------------------------   President (Principal
John R. Feeney                               Financial Officer)

/s/  ALFRED J. SOLES                         Senior Vice President              November 8, 1995
------------------------------------------   (Principal Accounting
Alfred J. Soles                              Officer)

*                                            Director                           November 8, 1995
------------------------------------------
Allen G. Anderson

*                                            Director                           November 8, 1995
------------------------------------------
S. Rodgers Benjamin

*                                            Director                           November 8, 1995
------------------------------------------
James C. Brady, Jr.

*                                            Director                           November 8, 1995
------------------------------------------
Samuel V. Gilman, Jr.

*                                            Director                           November 8, 1995
------------------------------------------
William Boyce Lum

*                                            Director                           November 8, 1995
------------------------------------------
S. Griffin McClellan, III

                SIGNATURE                                TITLE                      DATE
                ---------                                -----                      ----
*                                            Director                           November 8, 1995
------------------------------------------
Robert W. Parsons, Jr.

*                                            Director                           November 8, 1995
------------------------------------------
Reeve Schley, III

*                                            Director                           November 8, 1995
------------------------------------------
Orin R. Smith

*                                            Director                           November 8, 1995
------------------------------------------
Douglas G. Watson

*                                            Director                           November 8, 1995
------------------------------------------
Kate B. Wood

* By signing his name hereto, Robert G. Cox signs this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

                                          By:       /s/  ROBERT G. COX
                                              ----------------------------------
                                                         Robert G. Cox
                                                        Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT NO.                                   DESCRIPTION                                   PAGE
-----------                                   -----------                                   ----
  2(a)        Agreement and Plan of Merger dated as of June 13, 1995 between Summit and
              Garden State.(1)
  3(a)        Restated Certificate of Incorporation of Summit as amended through February
              22, 1990 is incorporated by reference to Exhibit 3(a) to Summit's Annual
              Report on Form 10-K for the year ended December 31, 1990 filed by Summit on
              March 20, 1991.
  3(b)        Bylaws of Summit as amended July 21, 1992 are incorporated by reference to
              Exhibit 3(b) to the Registration Statement on Form S-4 (Registration No.
              33-79716) filed by Summit on June 3, 1994.
  4(a)        Indenture between Summit and The Bank of New York (formerly Irving Trust
              Company), Trustee, relating to 11 7/8% Notes Due 1995, is incorporated by reference to Exhibit 4 to the Registration Statement on Form S-2
              (Registration No. 2-95283) filed by Summit on January 14, 1985.
  4(b)        Indenture between Summit and Citibank, N.A., Trustee, relating to Debt
              Securities, is incorporated by reference to Exhibit 4(a) to the Registration
              Statement on Form S-3 (Registration No. 33-13743) filed by Summit on April
              24, 1987.
  4(c)(i)     Shareholder Rights Plan of Summit is incorporated by reference to Summit's
              Registration Statement on Form 8-A filed by Summit on February 3, 1990.
  4(c)(ii)    First Amendment to Shareholder Rights Plan of Summit is incorporated by reference to Summit's Amendment to Application or Report on Form 8 filed by
              Summit on January 31, 1992.
  5           Opinion of Bourne, Noll & Kenyon.(2)
  8(a)        Tax Opinion of Bourne, Noll & Kenyon.(2)
 10(a)        Consulting Agreement dated July 1, 1994 between Summit and Thomas D. Sayles,
              Jr. is incorporated by reference to Exhibit 10(a) to Summit's Annual Report on Form 10-K for the year ended December 31, 1994 filed by Summit on March
              10, 1995.
 10(b)        Summit's Supplemental Executive Retirement Plan is incorporated by reference to Exhibit 10(d) to Summit's Annual Report on Form 10-K for the year ended
              December 31, 1990 filed by Summit on March 20, 1991.
 10(c)        Summit's Stock Incentive Plan as amended on October 18, 1994 is incorporated by reference to Exhibit 10(f) to Summit's Annual Report on Form 10-K for the
              year ended December 31, 1994 filed by Summit on March 10, 1995.
 10(d)        Twenty-five year real property leases between Summit and Hartz Mountain
              Industries, Inc. for a data processing and operations center (dated June 5,
              1990) and related warehouse (dated November 29, 1990) in Cranford, New
              Jersey are incorporated by reference to Exhibit 10(g) to Summit's Annual
              Report on Form 10-K for the year ended December 31, 1990 filed by Summit on
              March 20, 1991.
 10(e)        Agreements dated September 1, 1995 between Summit and Robert G. Cox, John R.
              Feeney, Dennis S. McChesney, James S. Little, Elwood Bowman II, Stewart E.
              McClure, Jr. and Richard Ranelli are incorporated by reference to Exhibit
              10(l) to Summit's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1995 filed by Summit on October 26, 1995.
 10(f)        Summit's 1995 Stock Incentive Plan is incorporated by reference to Exhibit
              10(k) to Summit's Annual Report on Form 10-K for the year ended December 31,
              1994 filed by Summit on March 10, 1995.
 10(g)        Summit's 1995 Directors Stock Option Plan is incorporated by reference to
              Exhibit 10(j) to Summit's Annual Report on Form 10-K for the year ended
              December 31, 1994 filed by Summit on March 10, 1995.
 10(h)        Stock Option Agreement dated June 13, 1995 between Summit and Garden
              State.(3)

EXHIBIT NO.                                   DESCRIPTION                                   PAGE
-----------                                   -----------                                   ----
 10(i)        Agreement and Plan of Merger dated September 10, 1995 between UJB and Summit is incorporated by reference to Exhibit 2(a) to Summit's Current Report on
              Form 8-K filed September 27, 1995.
 10(j)        Stock Option Agreement dated September 11, 1995 between Summit, as grantor, and UJB, as grantee is incorporated by reference to Exhibit 2(b) to Summit's
              Current Report on Form 8-K filed September 27, 1995.
 10(k)        Stock Option Agreement dated September 11, 1995 between UJB, as grantor, and summit, as grantee is incorporated by reference to Exhibit 2(b) to Summit's
              Current Report on Form 8-K filed September 27, 1995.
 12(a)        Summit's Statement re Computation of Ratio of Earnings to Fixed Charges for
              the three years ended December 31, 1994, 1993 and 1992 is incorporated by reference to Exhibit 12 of Summit's Annual Report on Form 10-K for the year ended December 31, 1994, filed by Summit on March 10, 1995.
 12(b)        Summit's Statement re Computation of Ratio of Earnings to Fixed Charges for
              the nine months ended September 30, 1995 and 1994, is incorporated by reference to Exhibit 12 of Summit's Quarterly Report on Form 10-Q for the
              quarter ended September 30, 1995, filed by Summit on October 26, 1995.
 21           Subsidiaries of Summit is incorporated by reference to Exhibit 21 to
              Summit's Annual Report on Form 10-K for the year ended December 31, 1994, filed by Summit on March 10, 1995.
 23(a)        Consents of KPMG Peat Marwick LLP.
 23(b)        Consent of Bourne, Noll & Kenyon.(2)(4)
 23(c)        Consent of Advest, Inc.(2)
 24           Powers of Attorney.
 99(a)        Form of Garden State Proxy.
 99(b)        Fairness Opinion of Advest, Inc.(2)

---------------
(1) Filed as Appendix A to the Proxy Statement-Prospectus.

(2) To be filed by Amendment.

(3) Filed as Appendix B to the Proxy Statement-Prospectus.

(4) Included as part of the Opinions filed as Exhibits 5 and 8(a).